Management's Discussion and Analysis of Financial Condition and
Results of Operations.

         The following discussion and analysis provides information concerning the results of operations and financial condition of the Company. Such discussion should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

         Targeted Stock

         The Company, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership, and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. The Company also has investments in cable and telecommunications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies.

         The Company's assets and operations were previously included in three separate groups, each of which was tracked separately by public equity securities. These groups were known as the Liberty Media Group, the TCI Ventures Group and the TCI Group.

         The Liberty Media Group was intended to reflect the separate performance of TCI's assets which produce and distribute programming services. For additional information, see note 1 to the accompanying consolidated financial statements of the Company.

         The TCI Ventures Group was intended to reflect the separate performance of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets. For additional information, see note 1 to the accompanying consolidated financial statements of the Company.

         The TCI Group was intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty Media Group or TCI Ventures Group. Such subsidiaries and assets are comprised primarily of TCI's domestic cable and communications business. For additional information, see note 1 to the accompanying consolidated financial statements of the Company.

         The TCI Group was tracked separately through the TCI Group Series A Stock and the TCI Group Series B Stock. The Liberty Media Group was tracked separately through the Liberty Group Series A Stock and Liberty Group Series B Stock. The TCI Ventures Group was tracked separately through the TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock.

         The TCI Group Series A Stock, TCI Ventures Group Series A Stock and the Liberty Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, TCI Ventures Group Series B Stock and Liberty Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

Merger and Restructuring

         On March 9, 1999, AT&T acquired TCI in the AT&T Merger in which Italy Merger Corp., a wholly-owned subsidiary of AT&T, merged with and into TCI, and TCI thereby became a wholly-owned subsidiary of AT&T. As a result of the AT&T Merger, (i) each share of TCI Group Series A Stock was converted into 0.7757 of a share of AT&T Common Stock, (ii) each share of TCI Group Series B Stock was converted into 0.8533 of a share of AT&T Common Stock, (iii) each share of Liberty Group Series A Stock was converted into one share of a newly created class of AT&T common stock designated as the AT&T Liberty Class A Tracking Stock, (iv) each share of Liberty Group Series B Stock was converted into one share of a newly created class of AT&T common stock designated as the AT&T Liberty Class B Tracking Stock, (v) each share of TCI Ventures Group Series A Stock was converted into 0.52 of a share of AT&T Liberty Class A Tracking Stock,
(vi) each share of TCI Ventures Group Series B Stock was converted into 0.52 of a share of AT&T Liberty Class B Tracking Stock, (vii) each share of TCI's Convertible Preferred Stock, Series C-TCI Group was converted into 103.059502 shares of AT&T Common Stock, (viii) each share of TCI's Convertible Preferred Stock Series C-Liberty Media Group was converted into 56.25 shares of AT&T Liberty Class A Tracking Stock, (ix) each share of TCI's Redeemable Convertible TCI Group Preferred Stock, Series G was converted into 0.923083 shares of AT&T Common Stock and (x) each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H was converted into 0.590625 of a share of AT&T Liberty Class A Tracking Stock. Following the AT&T Merger, each share of TCI's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock") continues to be outstanding as the Class B 6% Preferred Stock with the same rights and preferences such stock had prior to the AT&T Merger. In general, the holders of shares of AT&T Liberty Class A Tracking Stock and the holders of shares of AT&T Liberty Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to one-tenth (1/10th) of a vote for each share of AT&T Liberty Class A Tracking Stock held, 1 vote per share of AT&T Liberty Class B Tracking Stock held and 1 vote per share of AT&T Common Stock held.

         The shares of AT&T Liberty Tracking Stock issued in the AT&T Merger are intended to reflect the separate performance of the businesses and assets attributed to "Liberty/Ventures Group," which following the AT&T Merger, is comprised of the businesses and assets attributed to Liberty Media Group and TCI Ventures Group at the time of the AT&T Merger. Pursuant to, and subject to the terms and conditions set forth in, the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), immediately prior to the AT&T Merger, certain assets previously attributed to TCI Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("TCG"), the stock of At Home Corporation ("@Home") attributed to TCI Ventures Group, the assets and business of the National Digital Television Center, Inc. ("NDTC") and TCI Ventures Group's equity interest in Western Tele-Communications, Inc.("WTCI")) were transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group became entitled to the benefit of approximately $2.0 billion of net operating loss carryforwards attributable to all entities included in TCI's consolidated federal income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service and are subject to limitations on usage which may affect the ultimate amount utilized. See note 19 to the accompanying consolidated financial statements of the Company. Additionally, certain warrants previously attributed to TCI Group were transferred to Liberty/Ventures Group in exchange for approximately $176 million in cash. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and for a renewal of existing affiliation agreements. The transfer of certain other immaterial assets was also effected.

         Pursuant to amended corporate governance documents for the entities included in Liberty/Ventures Group and certain agreements among AT&T and TCI, the business of Liberty/Ventures Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger. AT&T will initially designate one third of the directors of such entities and its rights as the sole shareholder of the common stock of such entities following the AT&T Merger will, in accordance with Delaware law, be limited to actions which will require shareholder approval. Therefore, management has concluded that TCI does not have a controlling financial interest (as that term is used in Statement of Financial Accounting Standards No. 94) in the entities comprising the Liberty/Ventures Group following the AT&T Merger, and will account for its investment in such entities under the equity method.

         Accordingly, effective with the AT&T Merger, the results of operations of the entities attributed to Liberty/Ventures Group (exclusive of @Home, NDTC and WTCI which were transferred to TCI Group immediately prior to the AT&T Merger) will no longer be consolidated in the TCI consolidated financial statements. The following table presents certain combined operating information of Liberty/Ventures Group (inclusive of the operating information of @Home, NDTC and WTCI) for the indicated periods:

                                                                           Year ended December 31,
                                                               -----------------------------------------------
                                                                  1998                1997            1996
                                                               -----------        ------------     -----------
                                                                               amounts in millions
       Revenue:
           Unaffiliated parties                                $     1,301               1,104           1,136
           TCI Group                                                   258                 195             117
           Net sales from electronic retailing services                 --                  --             984
                                                               -----------        ------------     -----------
                                                                     1,559               1,299           2,237
                                                               -----------        ------------     -----------

       Cost of sales, operating costs and expenses:
           Cost of sales                                                --                  --             605
           Operating                                                   882                 682             750
           Selling, general and administrative                         427                 348             563
           Charges from related parties                                 28                  75              63
           Cost of distribution agreements                              50                  --              --
           Stock compensation                                          518                 296              10
           Depreciation and amortization                               243                 196             210
                                                               -----------        ------------     -----------
                                                                     2,148               1,597           2,201
                                                               -----------        ------------     -----------

                Operating income (loss)                               (589)               (298)             36

       Other income (expense):
           Interest expense                                           (116)                (57)            (68)
           Interest expense to related parties                         (10)                (18)             --
           Dividend and interest income                                100                  57              39
           Interest income from related parties                         --                   6              14
           Share of losses of affiliates, net                       (1,034)               (850)           (372)
           Minority interests in losses of attributed
              subsidiaries                                             102                  25              26
           Gains on dispositions, net                                4,738                 420           1,558
           Gains on issuance of equity by affiliates and
              subsidiaries                                             357                 172              13
           Other, net                                                    6                   2               9
                                                               -----------        ------------     -----------
                                                                     4,143                (243)          1,219
                                                               -----------        ------------     -----------

              Earnings (loss) before income
                taxes                                                3,554                (541)          1,255

       Income tax benefit (expense)                                 (1,397)                130            (457)
                                                               -----------        ------------     -----------

              Net earnings (loss)                              $     2,157                (411)            798
                                                               ===========        ============     ===========

If the transfer of @Home, NDTC and WTCI from Liberty/Ventures Group to TCI Group had occurred on January 1, 1998, TCI Group's revenue, operating cash flow (as defined by the Company) and operating loss would have increased (decreased) by $182 million, $7 million and ($159 million), respectively.

         Pursuant to a proposed final judgment (the "Final Judgment") agreed to by TCI, AT&T and the United States Department of Justice (the "DOJ") on December 30, 1998, Liberty/Ventures Group prior to the AT&T Merger transferred all of the equity securities of Sprint Corporation ("Sprint") beneficially owned by the Liberty/Ventures Group (the "Sprint Securities") to a trust with an independent trustee (the "Trustee"), pursuant to a trust agreement approved by the DOJ (the "Trust Agreement"). The Final Judgment, if entered by the United States District Court for the District of Columbia, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities held by the trust and beneficially owned by Liberty/Ventures Group sufficient to cause Liberty/Ventures Group to own beneficially no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis (assuming the issuance of all shares of Series 1 PCS Stock of Sprint ultimately issuable in respect of the applicable securities of Sprint upon the exercise, conversion or other issuance thereof in accordance with the terms of such securities) on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty/Ventures Group.

         The Trust Agreement grants the Trustee the sole right to sell the Sprint Securities and provides that all decisions regarding such divestiture will be made by the Trustee without discussion or consultation with AT&T or the entities in the Liberty/Ventures Group; however, the Final Judgment would provide that the Trustee shall consult with the board of directors of the Liberty/Ventures Group entity that owns Sprint Securities regarding such divestiture (other than certain directors appointed by AT&T following the AT&T Merger and any director, officer or shareholder that owns more than 0.10% of the outstanding AT&T Common Stock). The Trustee has the power and authority to accomplish such divestiture only in a manner reasonably calculated to maximize the value of the Sprint Securities beneficially owned by Liberty/Ventures Group.

         The Final Judgment would provide that the Trustee vote the Sprint Securities beneficially owned by Liberty/Ventures Group in the same proportion as other holders of Sprint's PCS stock so long as such securities are held by the trust. The Final Judgment also would prohibit the acquisition by Liberty/Ventures Group of additional Sprint Securities (other than in connection with the exercise or conversion, as applicable, of certain Sprint Securities) without the prior written consent of the DOJ.

         Immediately prior to the AT&T Merger, TCI restructured its ownership of certain of its subsidiaries. This restructuring included merging TCI's cable subsidiary, TCIC, into TCI. As a result of TCIC's merger with TCI, all assets and liabilities of TCIC have been assumed by TCI, including TCIC's public debt. In connection with TCIC's merger with TCI, each share of TCIC's Cumulative Exchangeable Preferred Stock, Series A was converted into 2.119 shares of TCI Group Series A Stock, and such shares of TCI Group Series A Stock were subsequently converted into AT&T Common Stock in connection with the AT&T Merger. All other public securities issued by subsidiaries of TCIC (other than TCI Pacific Communications, Inc. ("Pacific")) otherwise remained unaffected. Furthermore, as part of the restructuring, (i) certain asset transfers were made between TCI and its subsidiaries, (ii) 123,896 shares of the Company's Convertible Redeemable Participating Preferred Stock, Series F ("Series F Preferred Stock"), which were held by subsidiaries of TCI, were converted into 185,428,946 shares of TCI Group Series A Stock (which in turn were converted into 143,837,233 shares of AT&T Common Stock in the AT&T Merger and continue to be held by subsidiaries of TCI), (iii) the remaining 154,411 shares of Series F Preferred Stock which were formerly held by subsidiaries of TCI were distributed to TCI through a series of liquidations and canceled, and (iv) 125,728,816 shares of TCI Group Series A Stock, 9,154,134 shares of TCI Group Series B Stock, 6,654,367 shares of Liberty Group Series A Stock, 3,417,187 shares of Liberty Group Series B Stock, and 67,536 shares of Class B Preferred Stock, each formerly held by subsidiaries of TCI, were distributed to TCI through a series of liquidations and canceled.

         After the AT&T Merger, under the terms of the 5% Class A Senior Cumulative Exchangeable Preferred Stock of Pacific (the "Exchangeable Preferred Stock"), each share of that preferred stock is exchangeable, from and after August 1, 2001, for approximately 4.225 shares of AT&T Common Stock, subject to certain anti-dilution adjustments. Additionally, after the AT&T Merger, Pacific may elect to make any dividend, redemption or liquidation payment on the Exchangeable Preferred Stock in cash, by delivery of shares of AT&T Common Stock or by a combination of the foregoing forms of consideration.

         Magness Settlement

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI would have the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers would settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares should exceed the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost would be segregated from the other Option Shares in an account at the Investment Bankers. If the market value of the Option Shares should be less than the Investment Bankers' cost, the Company, at its option, would settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company would be required to pay the Investment Bankers a quarterly fee equal to the London Interbank Offered Rate ("LIBOR") plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4 million shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the Exchange Offers and certain open market transactions that were completed to obtain the desired weighting of TCI Group Series A Stock and TCI Ventures Group Series A Stock, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares of TCI Ventures Group Series A Stock during the last half of 1997. As a result of the foregoing transactions and certain transactions related to the January 5, 1998 settlement of litigation involving the Magness Estate, as described below, the Option Shares were comprised of 6,201,042 shares of TCI Group Series A Stock and 11,740,610 shares of TCI Ventures Group Series A Stock at December 31, 1998. At December 31, 1998, the market value of the Option Shares exceeded the Investment Bankers' cost by $421 million.

         Pursuant to a certain letter agreement, dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of TCI Group Series B Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the TCI Group Series B Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of TCI Group Series A Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the TCI Group Series B Stock for the five trading days preceding the acquisition.

         In connection with certain legal proceedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested rescission of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998, TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").

         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that (i) 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, (ii) the Magness Estate returned to the Investment Bankers the portion of the Sale Price attributable to such returned shares and (iii) the Magness Estate paid $11 million to TCI representing a reimbursement of the Exchange fees incurred by TCI from June 16, 1997 through February 9, 1998 with respect to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares of TCI Ventures Group Series B Stock. In addition, as part of the Magness Settlement, TCI issued 1,339,415 shares of TCI Group Series B Stock to the Estate of Betsy Magness in exchange for an equal number of shares of TCI Group Series A Stock and issued 1,531,834 shares of TCI Ventures Group Series B Stock for an equal number of shares of TCI Ventures Group Series A Stock.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which at December 31, 1998 consisted of an aggregate of approximately 69 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of their entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's, which at December 31, 1998 consisted of an aggregate of approximately 55 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of their entering into the Magness Call Agreement.

         Additionally, on February 9, 1998, the Magness Family entered into a Shareholders' Agreement (the "Shareholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agree to consult with each other in connection with matters to be brought to the vote of TCI's stockholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High-Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock was reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Shareholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right. On June 24, 1998, Dr. Malone delivered notice to TCI exercising his right to purchase (subject to the Magness Family proportionate right) up to 14,511,570 shares of TCI Group Series B Stock at a per share price of $35.5875 pursuant to the Malone Right. In addition, a representative of the Magness Family advised Dr. Malone that the Magness Family would participate in such purchase up to the Magness Family's proportionate right. On October 14, 1998, 8,718,770 shares of TCI Group Series B Stock were issued to Dr. Malone upon payment of cash consideration totaling $310 million. On October 16, 1998, 5,792,800 shares of TCI Group Series B Stock were issued to the Magness Family upon payment of cash consideration totaling $206 million. In connection with the acquisition of the TCI Group Series B Stock by Dr. Malone, TCI executed certain waivers to the Malone Call Agreement and TCI and the Magness Family executed a waiver to the Shareholders' Agreement to, among other things, permit (subject to certain limitations) the pledge of TCI Group Series B Stock owned by Dr. Malone as collateral to the lenders who provided the funds for his purchase of shares of TCI Group Series B Stock. In connection with the AT&T Merger, Liberty Media Corporation ("Liberty") became entitled to exercise TCI's rights under each Call Agreement and the Shareholders' Agreement with respect to the AT&T Liberty Class B Tracking Stock acquired by the Malones and the Magness Family as a result of the AT&T Merger and the Malones and the Magness Family agreed that the Shareholders' Agreement would continue to apply to the AT&T Liberty Class B Tracking Stock.

         On February 1, 1999, the Company began to terminate the transactions under the agreements with the Investment Bankers described above, and as of March 5, 1999, such transactions were terminated. In connection with the termination of such transactions the Company received an aggregate cash payment of $509 million.

         Inflation

         Inflation has not had a significant impact on TCI's results of operations during the three-year period ended December 31, 1998.

         Accounting Standards

         Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). The Company has reclassified its prior period consolidated balance sheet and consolidated statements of operations to conform to the requirements of SFAS 130. SFAS 130 requires that all items which are components of comprehensive earnings or losses be reported in a financial statement in the period in which they are recognized. The Company has included cumulative foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities in other comprehensive earnings that are recorded directly in stockholders' equity. Pursuant to SFAS 130, these items are reflected, net of related tax effects, as components of comprehensive earnings in the Company's consolidated statements of operations and comprehensive earnings, and are included in accumulated other comprehensive earnings in the Company's consolidated balance sheets and statements of stockholders' equity.

         During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management currently estimates that the impact of SFAS 133 will not be material.

         Year 2000

         During 1998, the Company continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. The Company's year 2000 remediation efforts include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant systems that support the Company's programming services, business support operations, and other equipment and facilities. The Company also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         The Company has a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on the Company's year 2000 remediation efforts. At December 31, 1998, it was comprised of a 119-member, full-time staff, accountable to executive management of the Company.

         The PMO has defined a four-phase approach to determining the year 2000 readiness of the Company's systems, software and equipment. Such approach is intended to provide a detailed method for tracking the evaluation, repair and testing of the Company's critical systems, software and equipment. Phase 1, Assessment, involves the inventory of all critical systems, software and equipment and the identification of any year 2000 issues. Phase 1 also includes the preparation of the workplans needed for remediation. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant critical equipment and systems. Phase 3, Testing, involves testing the Company's critical systems, software, and equipment for year 2000 readiness, or in certain cases, relying on test results provided to the Company. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service.

         At December 31, 1998, TCI's overall progress by phase was as follows:

                                               Percentage of year 2000                 Expected Completion
                                                      Projects                         Date - All year 2000
         Phase                                   Completed by Phase*                         Projects
         -----                                   -------------------                   --------------------

Phase 1-Assessment                                       69%                                April 1999
Phase 2-Remediation                                      28%                                June 1999
Phase 3-Testing                                          16%                                July 1999
Phase 4-Implementation                                   11%                              September 1999


-------------

*The percentages set forth above were calculated by dividing the number of year 2000 projects that have completed a given phase by the total number of year 2000 projects.

         The completion dates set forth above are based on the Company's current expectations. However, due to the uncertainties inherent in year 2000 remediation, no assurances can be given as to whether such projects will be completed on such dates.

         The Company is completing an inventory of critical systems with embedded technologies that impact its operations and is currently determining the correct remediation approach. The embedded technologies assessments are expected to be complete by April of 1999.

         During 1998, the Company continued its survey of significant third-party vendors and suppliers whose systems, services or products are important to the Company's operations (e.g., suppliers of addressable controllers and set-top devices, and the provider of the Company's billing services). The year 2000 readiness of such providers is critical to continued provision of the Company's cable service. The Company has received information that critical systems, services or products supplied to the Company by third parties are either year 2000 ready or are expected to be year 2000 ready by mid-1999.

         In addition to the survey process described above, management of the Company has identified its most critical supplier/vendor relationships and has instituted a verification process to determine the vendor's year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. The Company is also requiring testing to validate the year 2000 compliance of certain critical products and services.

         Significant market value is associated with the Company's investments in certain public and private corporations, partnerships and other businesses. Accordingly, the Company is monitoring the public disclosure of such publicly-held business entities to determine their year 2000 readiness, including Cablevision Systems Corporation ("CSC"), Time Warner, Inc. ("Time Warner"), and AT&T. In addition, the Company has surveyed and monitored the year 2000 status of certain privately-held business entities in which the Company has significant investments. For updated information related to such companies' year 2000 programs, please refer to the most recent periodic filings with the Securities and Exchange Commission of CSC, Time Warner and AT&T.

         Year 2000 expenses and capital expenditures incurred during the year ended December 31, 1998 were $11 million and $2 million, respectively. Management of the Company currently estimates the remaining costs to be not less than $113 million, bringing the total estimated cost associated with the Company's year 2000 remediation efforts to be not less than $126 million (including $33 million for replacement of noncompliant information technology ("IT") Systems). Also included in this estimate is $14 million in future payments to be made pursuant to unfulfilled executory contracts or commitments with vendors for year 2000 remediation services. Although no assurances can be given, management currently expects that (i) cash flow from operations will fund the costs associated with year 2000 compliance and (ii) the total projected cost associated with the Company's year 2000 program will not be material to the Company's financial position, results of operations or cash flows.

         The Company is a widely distributed enterprise in which allocation of certain resources, including IT support is decentralized. Accordingly, the Company does not consolidate an IT budget. Therefore, total estimated year 2000 costs as a percentage of an IT budget are not available. There are currently no planned IT projects being deferred due to year 2000 costs.

         The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. Management believes that its year 2000 program will significantly reduce the Company's risks associated with the changeover to the year 2000 and has implemented certain contingency plans to minimize the effect of any potential year 2000 related disruptions. The risks and the uncertainties discussed below and the associated contingency plans relate to systems, software, equipment, and services that the Company has deemed critical in regard to customer service, business operations, financial impact or safety.

         The failure of addressable controllers contained in the cable system headends could disrupt the delivery of premium services to customers and could necessitate crediting customers for failure to receive such premium services. In this unlikely event, management expects that it will identify and transmit the lowest cost programming tier. Unless other contingency plans are developed with the programmers, premium and adult content channels would not likely be transmitted until the addressable controller had been repaired.

         Customer service networks and/or automated voice response systems failure could prevent access to customer account information, hamper installation scheduling and disable the processing of pay-per-view requests. The Company plans to have its customer service representatives answer telephone calls from customers in the event of outages and expects to retrieve needed customer information manually from the billing service provider.

         A failure of the services provided by billing systems service providers could result in a loss of customer records which could disrupt the ability to bill customers for a protracted period. The Company plans to prepare electronic backup records of its customer billing information prior to the year 2000 to allow for data recovery. In addition, the Company continues to monitor the year 2000 readiness of its key customer-billing suppliers.

         Advertising revenue could be adversely affected by the failure of certain equipment which could impede or prevent the insertion of advertising spots in the Company's programming. The Company anticipates that it can minimize such effect by manually resetting the dates each day until the equipment is repaired.

         The Company owns investments in numerous cable programming operators and other businesses. The market value of the Company's investment in these entities could be adversely impacted by material failures of such entities to address year 2000 remediation issues (including supplier and vendor issues) related to their programming services and businesses. Further, due to tax and strategic considerations, the Company has a limited ability to dispose of these investments if year 2000 issues develop. Therefore, as a contingency plan, the Company has undertaken an extensive effort to verify and in certain cases assist in the year 2000 remediation efforts of companies in which it has significant investments.

         Security and fire protection systems failure could leave facilities vulnerable to intrusion and fire. The Company expects to return such systems to normal functioning by turning the power off and then on again ("power off/on"). The Company also plans to have additional security staff on site and plans to implement a backup plan for communicating with local fire and police departments. Also, certain personal computers interface with and control elevators, escalators, wireless systems, public access systems and certain telephony systems. In the event such computers cease operating, conducting a power off/on is expected to resume normal functioning. If a power off/on does not resume normal functioning, management expects to resolve the problem by resetting the computer to a pre-designated date which precedes the year 2000.

         In the event that the local public utility cannot supply power, the Company expects to supply power for a limited time to the Company's cable headends, the NDTC and office sites through backup generators.

         The financial impact of any or all of the above worst-case scenarios has not been and cannot be estimated by the Company due to the numerous uncertainties and variables associated with such scenarios.

         If critical systems related to the Company's cable TV and programming services are not successfully remediated, the Company could face claims of breach of contract from customers of the NDTC, from parties to cable system sale or exchange agreements, from certain programming providers and from other cable TV businesses that rely on the Company's programming services. The Company has not determined the possible losses from any such claims of breach of contract.

         SUMMARY OF OPERATIONS

         Summarized operating data with respect to TCI is presented below for the indicated periods:

                                                                              Years ended December 31,
                                                                    ---------------------------------------------
                                                                       1998              1997             1996
                                                                    -----------       ----------       ----------
                                                                               amounts in millions

Revenue                                                             $     7,351           7,570             8,022

Operating expenses                                                       (2,997)         (2,995)           (3,677)
Selling, general and administrative expenses                             (1,642)         (1,600)           (2,069)
Year 2000 costs                                                             (11)             --                --
AT&T merger costs                                                           (14)             --                --
Stock compensation                                                         (866)           (488)               13
Reserve for loss arising from contingent obligation                         (90)             --                --
Cost of distribution agreements                                             (50)             --                --
Impairment of assets                                                         (5)            (15)               --
Restructuring charges                                                        --              --               (41)
Depreciation                                                             (1,121)         (1,077)           (1,093)
Amortization                                                               (614)           (546)             (523)
                                                                    -----------       ----------       ----------

     Operating income (loss)                                                (59)            849               632

Interest expense                                                         (1,061)         (1,160)           (1,096)
Interest and dividend income                                                122              88                64
Share of losses of affiliates, net                                       (1,384)           (930)             (450)
Loss on early extinguishment of debt                                        (60)            (39)              (71)
Minority interests in earnings of consolidated
  subsidiaries, net                                                         (88)           (154)              (56)
Gains on issuance of equity interests by subsidiaries                        89              60                --
Gains on issuance of stock by equity investees                              268             112                12
Gains on disposition of assets, net                                       5,760             401             1,593
Other, net                                                                  (49)            (22)              (65)
                                                                    -----------       ----------       ----------

    Earnings (loss) before income taxes                                   3,538            (795)              563

Income tax benefit (expense)                                             (1,595)            234              (271)
                                                                    -----------       ---------        ----------

     Net earnings (loss)                                            $     1,943            (561)              292
                                                                    ===========       =========        ==========

         The Company's domestic cable and communications businesses and assets were attributed to TCI Group, and the Company's programming businesses and assets were attributed to Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets were included in TCI Ventures Group.

         Acquisitions and Dispositions

         The Company has completed a number of acquisitions and dispositions during the three years ended December 31, 1998 which have affected the comparability of operating results between periods. The acquisitions and dispositions which had a significant impact on the Company's operating results are discussed below.

         On March 4, 1998, the Company contributed to CSC certain of its cable television systems serving approximately 830,000 customers in exchange for approximately 48.9 million newly issued CSC Class A common shares (the "CSC Transaction"). For additional information concerning the CSC Transaction, see note 6 to the accompanying consolidated financial statements. In addition to the CSC Transaction, the Company also completed, during 1998, eight transactions whereby TCI contributed cable television systems serving in the aggregate approximately 1,924,000 customers to eight separate joint ventures (collectively, the "1998 Joint Ventures") in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by the Company to external parties aggregating $323 million and intercompany debt owed to the Company aggregating $2,374 million. The CSC Transaction and the formation of the 1998 Joint Ventures are collectively referred to herein as the "1998 Contribution Transactions." During the year ended December 31, 1998, the Company's revenue and operating cash flow (defined by the Company as operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation) included $622 million and $278 million, respectively, from the cable television systems included in the 1998 Contribution Transactions.

         In addition to the 1998 Contribution Transactions, the Company, as of December 31, 1998, has signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Pending Contribution Cable Systems") serving approximately 1.2 million basic customers to joint ventures in which the Company will retain non-controlling ownership interests (the "Pending Contribution Transactions"). Following the completion of the Pending Contribution Transactions, the Company will no longer consolidate the Pending Contribution Cable Systems. Accordingly it is anticipated that the completion of the Pending Contribution Transactions, as currently contemplated, will result in aggregate estimated reductions (based on 1998 amounts) to the Company's debt, annual revenue and annual operating cash flow of $1.5 billion, $500 million and $200 million, respectively. No assurance can be given that any of the Pending Contribution Transactions will be consummated.

         Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King Communications Inc. ("Silver King") acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. As a result of the HSN Merger, HSN is no longer included in the consolidated financial results of the Company. Subsequent to the HSN Merger, Silver King was renamed HSN, Inc. ("HSNI"). Revenue and expenses related to HSNI are included under the captions "Net sales from electronic retailing services" and "cost of sales from electronic retailing services", respectively, in the accompanying consolidated Statement of Operations and Comprehensive Earnings for the year ended December 31, 1996. For additional information on the HSN Merger, see note 6 to the accompanying consolidated financial statements of the Company.

         On July 31, 1996, the Company acquired an entity from Viacom, Inc. that owned cable television assets valued at $2.326 billion at the acquisition date. Upon consummation of such acquisition (the "Viacom Acquisition"), the acquired entity was renamed TCI Pacific Communications, Inc. For additional information concerning the Viacom Acquisition, see note 10 to the accompanying consolidated financial statements of the Company.

         Through December 4, 1996, the Company had an investment in Primestar Partners L.P. ("Primestar"). Primestar provided programming and marketing support to each of its cable partners, including the Company, who provided satellite television service to their customers. On December 4, 1996, TCI distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar, the Company's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations subsequent to December 4, 1996 are not consolidated with those of the Company. For additional information on the Satellite Spin-Off, see note 11 to the accompanying consolidated financial statements.

         The Company has also completed certain other acquisitions and dispositions during the three years ended December 31, 1998. See note 10 to the accompanying consolidated financial statements of the Company. The timing and magnitude of such acquisitions and dispositions may also affect the comparability of financial results between periods. Consequently, the historical amounts included in the accompanying consolidated financial statements are not comparable year to year. The following table presents adjustments to remove the effects of the aforementioned acquisitions and dispositions from selected operating items.

                                                                               Effect of
                                                                             acquisitions
                                                      Historical           and dispositions           As adjusted
                                                      ----------           ----------------           -----------
Year ended December 31, 1998:                                            amounts in millions

Revenue                                                $    7,351                  (1,499)                  5,852
Operating expenses                                     $   (2,997)                    644                  (2,353)
Selling, general and administrative expenses           $   (1,642)                    336                  (1,306)

Year ended December 31, 1997:

Revenue                                                $    7,570                  (1,962)                  5,608
Operating expenses                                     $   (2,995)                    816                  (2,179)
Selling, general and administrative expenses           $   (1,600)                    402                  (1,198)

Year ended December 31, 1996:

Revenue                                                $    8,022                  (2,422)                  5,600
Operating expenses                                     $   (3,677)                  1,231                  (2,446)
Selling, general and administrative expenses           $   (2,069)                    708                  (1,361)

         Revenue and Expenses

         The Company's revenue decreased $219 million or 3% and $452 million or 6% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. Exclusive of the effects of acquisitions and dispositions, revenue increased $244 million or 4% and $8 million or less than 1% during 1998 and 1997, respectively.

         Exclusive of the effects of acquisitions and dispositions, revenue from domestic cable operations increased 2% during 1998 as compared to 1997. Revenue from domestic cable customers accounted for this 2% increase, primarily due to the net effect of a 5% increase in basic revenue, an increase in revenue from digital products and a 10% decrease in premium revenue. The Company experienced a 5% increase in its average basic rate, an increase of less than 1% in the number of average basic customers, a 5% decrease in its average rate for traditional premium services and a 5% decrease in the number of average traditional premium subscriptions. Additionally, the December 31, 1997 termination of an agreement pursuant to which the Company provided fulfillment services to a third party resulted in a 1% decrease, and advertising sales and other revenue accounted for a 1% increase, in revenue from domestic cable operations. A significant portion of the increase in advertising sales is attributable to arrangements with programming suppliers that may not continue at current levels in future periods.

         Exclusive of the effects of acquisitions and dispositions, revenue from domestic cable operations increased 6% during 1997 as compared to 1996. Revenue from domestic cable customers accounted for 3% of the 1997 increase in revenue from domestic cable operations, primarily as a result of the net effect of a 7% increase in basic revenue and a 4% decrease in premium revenue. The Company experienced a 9% increase in its average basic rate, a 1% decrease in the number of average basic customers, a 7% increase in its average premium rate and an 11% decrease in the number of average premium subscriptions. Advertising sales and other revenue accounted for the remaining 3% increase in revenue from domestic cable operations.

         Exclusive of the effects of acquisitions and dispositions, revenue from programming services increased 15% and 29% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. The increases related primarily to higher revenue from the distribution of "Encore" premium movie services to cable operators, including TCI Group, and higher revenue from TV Guide, Inc. (formerly United Video Satellite Group, Inc. ("UVSG")). Additionally, Netlink International had increased revenue during 1998 compared to the same period in 1997, primarily due to increased rates as a result of increased copyright fees.

         Operating expenses increased $2 million or less than 1% and decreased $682 million or 19% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. Exclusive of the effects of acquisitions and dispositions, operating expenses increased $174 million or 8% and decreased $267 million or 11% during 1998 and 1997, respectively.

         Exclusive of the effects of acquisitions and dispositions, operating expenses from domestic cable operations increased 5% during each of 1998 and 1997, respectively, as compared to the prior year. Such changes relate primarily to higher programming and labor costs, which in 1998 were partially offset by reductions attributable to higher capitalized labor and overhead resulting primarily from increased installation and construction activities. It is anticipated that the Company's programming costs will increase in future periods.

         Exclusive of the effects of acquisitions and dispositions, operating expenses from programming operations increased 73% and 85% during 1998 and 1997, respectively, as compared to the prior year. The increases relate primarily to higher costs to acquire programming content from suppliers due primarily to an increase in first run movie content as a percent of Encore's total movie content in both 1998 and 1997. Such first run movies are generally obtained at higher costs than movies which are not first run. Other miscellaneous increases include higher music rights costs and higher copyright fees.

         Selling, general and administrative expenses increased $42 million or 3% and decreased $469 million or 23% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. Exclusive of the effects of acquisitions and dispositions, the expenses increased $108 million or 9% and decreased $163 million or 12% during 1998 and 1997, respectively.

         Exclusive of the effects of acquisitions and dispositions, selling, general and administrative expenses from domestic cable operations increased 12% and decreased 6% during 1998 and 1997, respectively, as compared to the prior year. The 1998 increase is due primarily to general increases in expenses relating to the launch of digital products and other initiatives, which increases were partially offset by an increase in marketing incentives received from programming suppliers. The majority of such marketing incentives are associated with the Company's launch of digital services and accordingly may not continue at current levels in the future periods. The 1997 decrease is due primarily to lower marketing costs due primarily to launch and other incentives from programming suppliers, a reduction in salaries and related payroll expenses due to work force reductions in the fourth quarter of 1996, and other reductions in general and administrative expenses in 1997.

         Exclusive of the effects of acquisitions and dispositions, selling, general and administrative expenses from programming operations increased 3% and less than 1% during 1998 and 1997, respectively, as compared to the prior year. The increase relates primarily to higher contract labor, marketing and marketing support costs.

         Year 2000 costs include fees and other expenses incurred directly in connection with TCI's comprehensive efforts to review and correct computer systems, equipment and related software to ensure readiness for the year 2000. See detailed discussion above.

         AT&T merger costs include investment advisory, legal and accounting fees, and other incremental pre-closing costs directly related to the AT&T Merger. See note 2 to the accompanying consolidated financial statements of the Company.

         The Company records stock compensation relating to restricted stock awards, options and/or stock appreciation rights granted by the Company to certain employees and directors. The amount of expense associated with stock compensation is based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock as of the date of the accompanying consolidated financial statements. The estimated compensation liability relating to stock appreciation rights has been recorded as of December 31, 1998, and is subject to future adjustment based upon vesting and market values and, ultimately, on the final determination of market values when such rights are exercised.

         During the fourth quarter of 1998, the Company recorded a $90 million charge to provide for the estimated losses that are expected to result from the Company's obligation under a certain contribution agreement. See note 20 to the accompanying consolidated financial statements of the Company.

         During 1998, @Home issued performance-based warrants to certain cable operators to purchase up to 10.3 million shares of @Home Series A common stock at an exercise price of $10.50 per share. Warrants to purchase approximately 920,000 shares of @Home's Series A common stock became exercisable in 1998. @Home recorded non-cash charges to operations of $50 million for the fair value of these warrants. Such charges are included in cost of distribution agreements in the accompanying consolidated statements of operations and comprehensive earnings of the Company. In the event the performance milestones are met with respect to the remaining unexercisable performance based warrants, @Home will record non-cash charges to operations in future periods based on the difference between the then fair market value of @Home's Series A common stock and the exercise price of $10.50 per share.

         During the fourth quarter of 1996, the Company restructured certain of its operating and accounting functions. In connection with such restructuring, the Company recognized a charge of $41 million related primarily to work force reductions. As of December 31, 1998, all of such charges had been paid.

         Depreciation expense increased $44 million or 4% and decreased $16 million or 1% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. The 1998 increase represents the net effect of (i) increases attributable to acquisitions, capital expenditures and differences in the composition of TCI's depreciable property and equipment and (ii) decreases attributable to the 1998 Contribution Transactions and other dispositions. The 1997 decrease represents the net effect of a decrease due to the Satellite Spin-off and another disposition that more than offset increases attributable to acquisitions and capital expenditures.

         Amortization expense increased $68 million or 12% and $23 million or 4% for the years ended December 31, 1998 and 1997, respectively, as compared to the prior year. Such increases are primarily attributable to the net effects of acquisitions and dispositions and the amortization of certain intangible assets arising from certain distribution agreements entered into in 1997 and 1998 by @Home. See note 18 to the accompanying consolidated financial statements of the Company.

         Due to the effects of purchase accounting, the Company anticipates that its depreciation and amortization expenses will increase significantly following the AT&T Merger.

         Other Income and Expenses

         The Company's interest expense decreased $99 million or 9% from 1997 to 1998 and increased $64 million or 6% from 1996 to 1997. The decrease in 1998 is primarily the result of debt reductions attributable to the 1998 Contribution Transactions and a lower effective borrowing rate as compared to the prior year. The increase in 1997 is primarily the result of higher average debt balances, as a result of the Viacom Acquisition on July 31, 1996. The Company's weighted average interest rate on borrowings was 7.32%, 7.71% and 7.75% during 1998, 1997 and 1996, respectively.

         Interest and dividend income increased $34 million or 39% and $24 million or 38% during 1998 and 1997, respectively, as compared to the prior year. The 1998 increase is attributable to (i) higher dividend income due primarily to dividends received on AT&T Common Stock that was acquired in July 1998 and dividends received on preferred stock of Fox Kids Worldwide, Inc. ("FKW Preferred Stock") that was acquired in August 1997, and (ii) increased interest income due primarily to increases in the Company's cash and restricted cash balances and other interest-earning assets. Subsequent to the AT&T Merger, any dividends received on AT&T Common Stock ($31 million during 1998) will not be recognized as income, but instead will be recorded as increases to the Company's additional paid-in capital. The 1997 increase is attributable to (i) higher dividend income due to dividends received on a series of Time Warner, Inc. common stock with limited voting rights that was acquired in October 1996 and dividends received on FKW Preferred Stock that was acquired in August 1997, and
(ii) increased interest income due to higher balances of interest-earning assets in 1997, as compared to 1996. See notes 5, 7, 8 and 10 to the accompanying consolidated financial statements of the Company.

         TCI's investments in affiliates are comprised of limited partnerships and other entities that are primarily engaged in the domestic cable television business or other communications services businesses. TCI's share of earnings (losses) of affiliates were ($1,384 million), ($930 million) and ($450 million) in 1998, 1997 and 1996, respectively. Of these earnings (losses), ($352 million), ($90 million) and ($79 million), respectively, relate to the Company's domestic cable operations, ($67 million), ($12 million) and $8 million, respectively, relate to the Company's programming operations and ($965 million), ($828 million) and ($379 million), respectively, relate to the Company's other businesses.

         The majority of the 1998 increase in the Company's share of losses of its domestic cable affiliates is attributable to the Company's share of losses of CSC, which was partially offset by the Company's share of 1998 gains recognized by two affiliates on the sale of certain assets. The 1997 increase is primarily due to the Company's share of losses of a 49%-owned cable television partnership that was acquired by the Company in July 1996.

         The 1998 increase in the Company's share of losses of its programming affiliates is primarily attributable to an $83 million increase in the Company's share of Fox/Liberty Networks' ("Fox Sports") losses, offset in part by a $33 million increase in the Company's share of the earnings of QVC, Inc. ("QVC"). Prior to the first quarter of 1998, the Company had no obligation, nor intention, to fund Fox Sports. During 1998, the Company made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, the Company's share of losses of Fox Sports for 1998 includes previously unrecognized losses of Fox Sports of approximately $64 million. Losses for Fox Sports were not recognized in prior periods due to the fact that the Company's investment in Fox Sports was less than zero. The 1997 change in the Company's share of earnings (losses) of its programming affiliates is attributable to a $30 million decrease in the Company's share of Discovery's earnings, offset in part by a $7 million increase in the Company's share of QVC's earnings.

         The Company's share of losses of its other affiliates is primarily comprised of the Company's share of the losses of the PCS Ventures and various foreign affiliates. During the years ended December 31, 1998, 1997 and 1996, the Company's share of the PCS Ventures' losses was $629 million, $493 million and $167 million, respectively. During the years ended December 31, 1998, 1997 and 1996, the Company's share of losses from its foreign affiliates was $282 million, $264 million and $184 million, respectively. The increases in the losses of the PCS Ventures are primarily attributable to increases in (i) selling, general and administrative costs associated with Sprint Spectrum Holding Company L.P.'s ("Sprint Spectrum") efforts to increase its customer base, (ii) depreciation expense resulting from capital expenditures made to expand its PCS network and (iii) interest expense associated with higher amounts of outstanding debt. As a result of a November 1998 transaction, the Company no longer accounts for its investment in the PCS Ventures under the equity method. See notes 2, 6 and 9 to the accompanying consolidated financial statements of the Company.

         In connection with certain repurchases of notes payable, TCI recognized losses on early extinguishment of debt of $60 million, $39 million and $62 million during the years ended December 31, 1998, 1997 and 1996, respectively. Such losses related to prepayment penalties amounting to $52 million, $33 million and $60 million for the years ended December 31, 1998, 1997 and 1996, respectively, and the retirement of deferred loan costs. Also, during the year ended December 31, 1996, certain TCI subsidiaries terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, TCI recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs.

         Minority interests in earnings of consolidated subsidiaries aggregated $88 million, $154 million and $56 million for the years ended December 31, 1998, 1997 and 1996, respectively. Such amounts include dividends on preferred securities of the Company's subsidiaries of $191 million, $180 million and $86 million, respectively, offset in part by the minority interests share of the losses of @Home and certain other majority-owned subsidiaries of the Company. During the years ended December 31, 1998 and 1997, the minority interests' share of @Home's net losses was approximately $89 million and $34 million, respectively. See notes 6, 10 and 18 to the accompanying consolidated financial statements of the Company.

         Gains on issuance of equity interests by subsidiaries were $89 million and $60 million during the years ended December 31, 1998 and 1997, respectively. The gains relate to the 1998 and 1997 public offering of securities by the Company's @Home subsidiary and the February 1998 equity issuance by the Company's then subsidiary, Superstar/Netlink Group LLC. See note 18 to the accompanying consolidated financial statements of the Company.

         Gains on issuance of stock by equity investees were $268 million, $112 million and $12 million during the years ended December 31, 1998, 1997 and 1996, respectively. The gains relate to the dilution of the Company's interest in various equity method investments. See notes 6, 8 and 18 to the accompanying consolidated financial statements of the Company.

         Gains on disposition of assets of $5,760 million during 1998 include
(i) a $2.3 billion gain (excluding related deferred income tax expense of $883 million) attributable to the June 23, 1998 consummation of a merger in which TCG was acquired by AT&T, (ii) a $1.9 billion gain (excluding related deferred income tax expense of $647 million) attributable to the November 23, 1998 exchange of the Company's interest in the PCS Ventures, and (iii) an aggregate gain of $898 million gain attributable to the March 4, 1998 contribution of cable television systems to CSC and certain other of the 1998 Contribution Transactions. See notes 6, 7, 8, 9 and 10 to the accompanying consolidated financial statements of the Company.

         Net Earnings (Loss)

         As a result of the above-described fluctuations in the Company's results of operations, (i) TCI's net earnings (before preferred stock dividend requirements) of $1,943 million for the year ended December 31, 1998 changed by $2,504 million, as compared to TCI's net loss (before preferred stock dividend requirements) of $561 million for the year ended December 31, 1997, and (ii) TCI's net loss (before preferred stock dividend requirements) of $561 million for the year ended December 31, 1997 changed by $853 million, as compared to TCI's net earnings (before preferred stock dividend requirements) of $292 million for the year ended December 31, 1996.

         LIQUIDITY AND CAPITAL RESOURCES

         As described in greater detail in note 2 to the accompanying consolidated financial statements of the Company, on March 9, 1999, TCI was acquired by AT&T in a merger and TCI thereby became a wholly-owned subsidiary of AT&T. The AT&T Merger also resulted in the deconsolidation of the businesses and assets attributed to the Liberty/Ventures Group (exclusive of @Home, NDTC and WTCI which were transferred to TCI Group immediately prior to the AT&T Merger) at the time of the AT&T Merger.

         Pursuant to the Merger Agreement, immediately prior to the AT&T Merger, certain assets previously attributed to TCI Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and TCG, the stock of @Home attributed to TCI Ventures Group, the assets and business of NDTC and TCI Ventures Group's equity interest in WTCI) were transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group became entitled to the benefit of approximately $2.0 billion of net operating loss carryforwards attributable to all entities included in TCI's consolidated federal income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service and are subject to limitations on usage which may affect the ultimate amount utilized. See note 19 to the accompanying consolidated financial statements of the Company. Additionally, certain warrants previously attributed to TCI Group were transferred to Liberty/Ventures Group in exchange for approximately $176 million in cash. TCI funded the $5.5 billion payment to Liberty/Ventures Group through borrowings from AT&T. Such borrowings are evidenced by a note payable to AT&T in the amount of $5.5 billion (the "AT&T Note"). The AT&T Note accrues interest at LIBOR, plus 15 basis points, and is due and payable on demand on or before March 9, 2004.

         Immediately prior to the AT&T Merger, TCI restructured its ownership of certain of its subsidiaries. This restructuring included merging TCI's cable subsidiary, TCIC, into TCI. As a result of TCIC's merger with TCI, all assets and liabilities of TCIC have been assumed by TCI, including TCIC's public debt. In connection with TCIC's merger with TCI, each share of TCIC's Cumulative Exchangeable Preferred Stock, Series A, was converted into 2.119 shares of TCI Group Series A Stock, and such shares of TCI Group Series A Stock were subsequently converted into AT&T Common Stock in connection with the AT&T Merger. All other public securities issued by subsidiaries of TCIC (other than Pacific) otherwise remained unaffected. Furthermore, as part of the restructuring, (i) certain asset transfers were made between TCI and its subsidiaries, (ii) 123,896 shares of Series F Preferred Stock, which were held by subsidiaries of TCI, were converted into 185,428,946 shares of TCI Group Series A Stock (which in turn were converted into 143,837,233 shares of AT&T Common Stock in the AT&T Merger and continue to be held by subsidiaries of TCI),
(iii) the remaining 154,411 shares of Series F Preferred Stock which were formerly held by subsidiaries of TCI were distributed to TCI through a series of liquidations and canceled, and (iv) 125,728,816 shares of TCI Group Series A Stock, 9,154,134 shares of TCI Group Series B Stock, 6,654,367 shares of Liberty Group Series A Stock, 3,417,187 shares of Liberty Group Series B Stock, and 67,536 shares of Class B Preferred Stock, each formerly held by subsidiaries of TCI, were distributed to TCI through a series of liquidations and canceled.

         After the AT&T Merger, under the terms of the Exchangeable Preferred Stock of Pacific, each share of that preferred stock is exchangeable, from and after August 1, 2001, for approximately 4.225 shares of AT&T Common Stock, subject to certain anti-dilution adjustments. Additionally, after the AT&T Merger, Pacific may elect to make any dividend, redemption or liquidation payment on the Exchangeable Preferred Stock in cash, by delivery of shares of AT&T Common Stock or by a combination of the foregoing forms of consideration.

         As a result of the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's liquidity sources (including the $5.5 billion payment from TCI) will be used towards the liquidity requirements of Liberty/Ventures Group and will not represent a source of liquidity to TCI. Conversely, TCI anticipates that Liberty/Ventures Group will not require funds from TCI to satisfy the Liberty/Ventures Group's liquidity requirements.

         At December 31, 1998, the Company had approximately $3.7 billion of availability in unused lines of credit (excluding amounts related to lines of credit which provide availability to support commercial paper). At December 31, 1998, $999 million of such unused lines of credit related to Liberty/Ventures Group (inclusive of @Home, NDTC and WTCI). Following the AT&T Merger, it is anticipated that such unused lines of credit of Liberty/Ventures Group will not represent a source of liquidity to the Company. It is anticipated that TCI's remaining lines of credit will be terminated in the first half of 1999 and, accordingly, will no longer provide a source of liquidity for the Company (exclusive of @Home, NDTC and WTCI). To the extent that funds generated by the Company's operating activities are not sufficient to meet its liquidity needs, the Company anticipates that it would obtain additional financing from AT&T or external sources. No assurance can be given that any such additional financing could be obtained on terms acceptable to the Company.

         At December 31, 1998, the Company held cash and cash equivalents of $419 million which were held entirely by @Home. The cash balances of @Home are intended to be applied towards the liquidity needs of @Home, accordingly @Home's cash balances will not be made available to TCI. TCI's restricted cash is primarily comprised of proceeds received in connection with certain asset dispositions. Such proceeds, which aggregated $162 million and $34 million December 31, 1998 and 1997, respectively, are designated to be reinvested in certain identified assets for income tax purposes.

         During the years ended December 31, 1998, 1997 and 1996 the Company had "operating cash flow" (as defined by the Company as operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation) of $2,712 million, $2,975 million and $2,276 million, respectively. Operating cash flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating cash flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

         The Company's operating activities provided cash of $1,223 million, $1,710 million and $1,278 million during the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by operating activities generally reflects net cash from operations of TCI available for TCI's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in operating cash flow. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's cash flows will no longer be included in the Company's consolidated statements of cash flows. Liberty/Ventures Group's operating activities provided cash of $66 million, $172 million and $245 million during the years ended December 31, 1998, 1997 and 1996, respectively (inclusive of the operating activities of @Home, NDTC and WTCI).

         Cash used by the Company's investing activities aggregated $637 million, $1,156 million and $2,508 million during the years ended December 31, 1998, 1997 and 1996, respectively. Cash used by Liberty/Ventures Group's investing activities aggregated $1,234 million, $497 million and $770 million during the years ended December 31, 1998, 1997 and 1996, respectively (inclusive of the investing activities of @Home, NDTC and WTCI). Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's cash flows (exclusive of the cash flows of @Home, NDTC and WTCI) will no longer be included in the Company's consolidated statements of cash flows.

         The amount of capital expended by TCI for property and equipment was $1,917 million, $709 million and $2,055 million during 1998, 1997 and 1996, respectively. Such expenditures primarily relate to TCI's cable distribution systems. TCI estimates that it will expend approximately $5 billion over the next two years to expand the capacity of its cable distribution systems to allow for the provision of two-way service offerings. No assurance can be given that actual capital costs will not exceed such estimated capital costs. Additionally, the foregoing estimate does not include customer specific capital costs required to deliver local telephony services. TCI cannot reasonably estimate such costs since such costs are dependent upon the extent of customer increases and the average per-unit-cost to install customer premise equipment. As described below, TCI is obligated to purchase a significant number of digital set-top devices over the next three years.

         On March 4, 1998, the Company contributed to CSC certain of its cable television systems serving approximately 830,000 customers in exchange for approximately 48.9 million newly issued CSC Class A common shares. CSC also assumed and repaid approximately $574 million of debt owed by TCI to external parties and $95 million of debt owed to the Company. The Company has also entered into letters of intent with CSC which provide for the Company to acquire a cable system in Michigan and an additional 4% of CSC's Class A common shares and for CSC to (i) acquire cable systems serving approximately 250,000 customers in Connecticut and (ii) assume $110 million of the Company's debt. The ability of the Company to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC. At December 31, 1998, the Company owned 49,982,572 shares of CSC Class A common stock, which had a closing market price of $50.13 per share on such date. Such shares represented an approximate 33.0% equity interest in CSC's total outstanding shares and an approximate 9% voting interest in CSC in all matters except for (i) the election of directors, in which case the Company effectively has the right to designate two of CSC's directors, and (ii) any increase in authorized shares, in which case the Company has agreed to vote its interest in proportion with the public holders of CSC Class A common shares. For additional information concerning the CSC Transaction, see note 6 to the accompanying consolidated financial statements of the Company.

         In addition to the CSC Transaction, the Company also completed, during 1998, eight transactions whereby TCI contributed cable television systems serving in the aggregate approximately 1,924,000 customers to the 1998 Joint Ventures in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by the Company to external parties aggregating $323 million and intercompany debt owed to the Company aggregating $2,374 million. The Company has agreed to take certain steps to support compliance by certain of the 1998 Joint Ventures with their payment obligations under certain debt instruments, up to an aggregate contingent commitment of $980 million. In light of such contingent commitments, the Company has deferred any gains on the formation of such 1998 Joint Ventures. During the year ended December 31, 1998, the Company's revenue and operating cash flow (defined by the Company as operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation) included $622 million and $278 million, respectively, from the cable television systems included in the 1998 Contribution Transactions.

         In addition to the 1998 Contribution Transactions, the Company, as of December 31, 1998, has signed agreements or letters of intent to contribute within the next twelve months, the Pending Contribution Cable Systems serving approximately 1.2 million basic customers to joint ventures in which the Company will retain non-controlling ownership interests. Following the completion of the Pending Contribution Transactions, the Company will no longer consolidate the Pending Contribution Cable Systems. Accordingly it is anticipated that the completion of the Pending Contribution Transactions, as currently contemplated, will result in aggregate estimated reductions (based on 1998 amounts) to the Company's debt, annual revenue and annual operating income of $1.5 billion, $500 million and $200 million, respectively. No assurance can be given that any of the Pending Contribution Transactions will be consummated

         During the year ended December 31, 1998, the Company contributed cash to various equity affiliates of the Liberty/Ventures Group and participated in other transactions with respect to such Liberty/Ventures Group equity affiliates. Following the AT&T Merger, transactions between Liberty/Ventures Group and its equity affiliates will no longer be reflected in the Company's consolidated financial statements. For additional information concerning the historical effects on liquidity and capital resources of transactions involving the Liberty/Ventures Group's equity affiliates, see notes 6, 9 and 10 to the accompanying consolidated financial statements of the Company.

         On November 19, 1998, the Company exchanged, in a merger transaction,
0.58 of a share of Liberty Group Series A Stock for each share of the issued and outstanding Series A Common Stock of its then majority-owned subsidiary, Tele-Communications International, Inc. ("TINTA"), not beneficially owned by the Company. Such transaction was accounted for as an acquisition of a minority interest. The aggregate value assigned to the 10,086,594 shares of Liberty Group Series A stock issued by TCI was based upon the market value of Liberty Group Series A Stock at the time the merger was announced. TINTA is attributed to the Liberty/Ventures Group.

         On January 19, 1999, @Home entered into a merger agreement with Excite, Inc. ("Excite"), a global internet media company that offers consumers and advertisers comprehensive internet navigation services with extensive personalization capabilities. Under the terms of the merger agreement, @Home will issue approximately 55 million shares of its common stock for all of the outstanding common stock of Excite based on an exchange ratio of 1.041902 shares of @Home's common stock for each share of Excite's common stock. @Home may issue up to approximately 15 million additional shares of common stock in connection with the assumption of obligations under Excite's stock option and employer stock purchase plans and outstanding warrants. @Home will account for the transaction as a purchase. @Home's preliminary estimate of the total purchase consideration is approximately $7 billion, based on the fair value at the time of announcement of the merger, of common stock to be issued and stock option, stock purchase plan and warrant obligations assumed, plus estimated transaction costs. As a result of the proposed merger, the Company's economic interest in @Home would decrease from 39% to 27%. The merger is subject to several conditions, including approval by both companies' stockholders and the expiration of applicable waiting periods under certain antitrust laws. TCI Ventures Group's investment in @Home was transferred to TCI Group in connection with the AT&T Merger.

         During the year ended December 31, 1998, pursuant to a stock repurchase program, 66,041 shares of TCI Group Series A Stock, 145,450 shares of TCI Ventures Group Series A Stock, 94,000 shares of TCI Ventures Group Series B Stock and 766,783 shares of Liberty Group Series A Stock were repurchased at an aggregate cost of $31 million.

         As security for borrowings under one of Liberty/Ventures Group's credit facilities, Liberty/Ventures Group has pledged a portion of its shares of Time Warner common stock with limited voting rights. At December 31, 1998 such pledged portion had an aggregate fair value of approximately $2.7 billion. As collateral for borrowings under another one of Liberty/Ventures Group's credit facilities the banks lend against certain assets designated by Liberty/Ventures Group (the "Designated Assets"). The carrying amount of the Designated Assets at December 31, 1998 was $617 million. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's assets and liabilities (exclusive of @Home, NDTC, and WTCI) will not be included in the Company's consolidated financial statements.

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T, was consummated. As a result of such merger, the Company received in exchange for all of its interest in TCG, approximately 47 million shares of AT&T Common Stock. Such AT&T Common Stock was transferred from TCI Ventures Group to TCI Group in connection with the AT&T Merger. Following the AT&T Merger, TCI will treat its investment in AT&T Common Stock as an investment in its parent. Accordingly, the fair value of TCI's investment in AT&T Common Stock will be reflected as a reduction of TCI's equity, and any dividends received on such AT&T Common Stock will be recorded as an increase to TCI's additional paid-in capital. During 1998, TCI recognized dividends of $31 million on its investment in AT&T Common Stock.

         In connection with the Magness Settlement TCI paid $274 million during 1998 pursuant to certain call agreements. Additionally, on February 1, 1999, the Company began to terminate the transactions under the agreements with the Investment Bankers described above, and as of March 5, 1999, such transactions were terminated. In connection with the termination of such transactions the Company received an aggregate cash payment of $509 million. For additional information see note 17 to the accompanying consolidated financial statements of the Company.

         During the fourth quarter of 1997, TCI entered into a total return equity swap facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, TCI would have the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase Equity Swap Shares of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI would have the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI would settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares should exceed the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost would be segregated from the other Equity Swap Shares. If the market value of the Equity Swap Shares should be less than the Counterparty's cost, TCI, at its option, would settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI would be required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, TCI records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of December 31, 1998, the Equity Swap Facility had acquired 4,935,780 shares of TCI Group Series A Stock and 1,171,800 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $135 million less than the fair value of such Equity Swap Shares at December 31, 1998. From February 10, 1999 to March 5, 1999, the Company terminated all transactions under the Equity Swap Facility and the related swap agreement. In connection with the termination of such transactions the Company received an aggregate cash payment of $170 million.

         The Company's programming and other business segments have investments in certain entities which will require significant additional capital in order to develop their respective businesses and assets, to fund future operating losses and to fund future growth. In certain cases, the Company has contractual commitments pursuant to which (subject to certain conditions) it may be required to make significant additional capital contributions to the entities in which it has investments. The majority of such investments are included in Liberty/Ventures Group. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, any capital contributions or fundings to such entities will be made using Liberty/Ventures Group's liquidity sources.

         Many of the Company's subsidiaries operate in industries, primarily the telecommunications industry and the internet services industry, which have experienced and are expected to continue to experience (i) rapid and significant changes in technology, (ii) ongoing improvements in the capacity and quality of such services, (iii) frequent and new product and service introductions, and
(iv) enhancements and changes in end-user requirements and preferences. The degree to which these changes will affect such entities and the ability of such entities to compete in their respective businesses cannot be predicted. If markets fail to develop, develop more slowly than expected, or become highly competitive, the Company's operating results and financial condition may be materially adversely affected.

         TCI is committed to purchase billing services from an unaffiliated third party pursuant to three successive five year agreements. Pursuant to such arrangement, TCI is obligated at December 31, 1998 to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         Prior to the AT&T Merger, transactions between TCI Group and Liberty/Ventures Group were eliminated in TCI's consolidated financial statements. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's results of operations (exclusive of the results of operations of @Home, NDTC and WTCI) will no longer be included in the consolidated operating income of TCI. In this regard, TCI has agreed to make fixed monthly payments to an entity attributed to Liberty/Ventures Group pursuant to an affiliation agreement. The fixed annual commitments increase annually from $220 million in 1998 to $315 million in 2003, and will increase with inflation through 2022. In addition, pursuant to certain agreements between TCI and an entity attributed to Liberty/Ventures Group, TCI is obligated at December 31, 1998 to make minimum revenue payments through 2017 and minimum license fee payments through 2007 aggregating approximately $405 million to such attributed entity. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $415 million at December 31, 1998, of which $391 million relates to amounts guaranteed by entities attributed to Liberty/Ventures Group. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, notes payable and other obligations guaranteed by entities attributed to Liberty/Ventures Group (exclusive of @Home, NDTC and WTCI) will no longer be included with those of TCI. As described in note 10 to the accompanying consolidated financial statements, the Company also has provided certain credit enhancements with respect to the 1998 Joint Ventures. The Company also has guaranteed the performance of certain affiliates and other parties with respect to such parties' contractual and other obligations. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

         Subsequent to December 31, 1998, a subsidiary of the Company agreed to enter into a contribution agreement (the "Contribution Agreement") with certain shareholders of Primestar pursuant to which the Company would, to the extent it is relieved of $166 million of contingent liabilities currently owed to certain creditors of Primestar and its subsidiaries, contribute up to $166 million to Primestar to the extent necessary to satisfy liabilities of Primestar. During the fourth quarter of 1998, the Company recorded a $90 million charge to provide for the estimated losses that are expected to result from the Contribution Agreement. The Company's obligation under the Contribution Agreement will expire in 2001.

         Liberty/Ventures Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 and has made certain financial commitments related to the acquisition of programming. Based on customer levels at December 31, 1998, these agreements require minimum payments aggregating approximately $808 million. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger such rights fee obligations will no longer be included with TCI's financial commitments. However, TCI Group's guarantee of $320 million of such rights fee obligations of Liberty/Ventures Group will continue to be included with TCI's contingent obligations. The amount of the total obligation under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, it is anticipated that the required payments under these obligations will be significant. In addition, an entity attributed to Liberty/Ventures Group has guaranteed the obligation of an affiliate to pay fees for the license to exhibit certain films through 2000. If such entity were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from such entity of approximately $26 million.

         TCI is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, TCI is committed to carry such suppliers' programming on its cable systems. Additionally, certain of such agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specific number of customers.

         Effective as of December 16, 1997, NDTC, on behalf of TCIC and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation ("GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices are designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. Through December 31, 1998, approximately 1.6 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. On December 31, 1998, the Company vested in 4,928,000 warrants pursuant to such arrangements, which were recorded at their fair value of $64 million on such date. Vested warrants are accounted for as available-for-sale securities in the Company's consolidated financial statements. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices. In connection with the AT&T Merger, the above described warrants were transferred to Liberty/Ventures Group in exchange for approximately $176 million in cash. To the extent that such warrants do not vest because TCI fails to meet its purchase commitments, TCI is required to repay a proportional amount of such cash to Liberty/Ventures Group.

         The Company leases business offices, has entered into converter lease agreements, pole rental agreements, transponder lease agreements and uses certain equipment under lease arrangements. For additional information on the Company's future minimum lease payments under noncancellable operating losses, see note 20 to the accompanying consolidated financial statements of the Company.

         The Company's various partnerships and other affiliates accounted for by the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company), through net cash provided by their own operating activities and in certain circumstances through required capital contributions from their partners.

         In order to achieve the desired balance between variable and fixed rate indebtedness, the Company may enter into interest rate exchange agreements ("Interest Rate Swaps") pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") and receives variable interest rates and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates. During 1998, 1997 and 1996, the Company's net payments pursuant to the Fixed Rate Agreements were less than $1 million, $7 million and $14 million, respectively; and the Company's net receipts (payments) pursuant to the Variable Rate Agreements were $10 million, (less than $1 million) and $15 million, respectively. At December 31, 1998, all of the Company's Fixed Rate Agreements had expired. At December 31, 1998, the Company would be entitled to receive $63 million upon termination of the Variable Rate Agreements.

         In addition to the Variable Rate Agreements, the Company entered into fixed Interest Rate Swaps pursuant to which it pays a variable rate based on LIBOR (5.5% at December 31, 1998) and receives a variable rate based on Constant Maturity Treasury Index ("CMT") (4.9% at December 31, 1998) on a notional amount of $400 million through September 2000; and pays a variable rate based on LIBOR (5.4% at December 31, 1998) and receives a variable rate based on CMT (5.0% at December 31, 1998) on notional amounts of $95 million through February 2000. During the years ended December 31, 1998 and 1997, the Company's net payments (receipts) pursuant to such agreements were $2 million and (less than $1 million), respectively. At December 31, 1998, the Company would be required to pay an estimated $4 million to terminate such Interest Rate Swaps.

         The Company is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, as of December 31, 1998, the Company does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments. See note 12 to the accompanying consolidated financial statements of the Company for additional information regarding Interest Rate Swaps.

         At December 31, 1998, after considering the net effect of the aforementioned Interest Rate Swaps, the Company had $8.0 billion (or 57%) of fixed rate debt and $6.1 billion (or 43%) of variable-rate debt. At December 31, 1998, Liberty/Ventures Group (inclusive of @Home, NDTC and WTCI) had $2.0 billion of variable rate debt and $700 million of fixed rate debt. Following the deconsolidation of Liberty/Ventures Group in connection with the AT&T Merger, Liberty/Ventures Group's debt (exclusive of @Home, NDTC and WTCI) will no longer be included in TCI's debt. TCI's interest rate exposure was primarily to changes in LIBOR rates. The aggregate hypothetical decrease in the fair value of TCI's fixed rate debt and interest rate swaps as of December 31, 1998 that would have resulted from a hypothetical adverse change of 10% in the related LIBOR rates is estimated to be $504 million. The aggregate hypothetical loss in earnings and cash flows on an annual basis on TCI's variable rate debt and interest rate swaps as of December 31, 1998 that would have resulted from a hypothetical adverse change of 10% in the related LIBOR rates, sustained for one year, is estimated to be $26 million.

         Approximately twenty-five percent of the cable television franchises held by TCI, involving approximately 4.6 million basic customers, expire within five years. In connection with a renewal of a franchise, the franchising authority may require the cable operator to comply with different and more stringent conditions than those originally imposed, subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 and other applicable federal, state and local law. Such provisions establish an orderly process for franchise renewal which protects cable operators against unfair denials of renewals when the operator's past performance and proposal for future performance meet established standards. TCI believes that its cable television systems generally have been operated in a manner which satisfies such standards and allows for the renewal of such franchises; however, there can be no assurance that the franchises for such systems will be successfully renewed as they expire.

         During 1998, TCI has continued to experience a competitive impact from medium power and high power direct broadcast satellite ("DBS") operators that use high frequencies to transmit signals that can be received by home satellite dishes ("HSDs") much smaller in size than traditional HSDs. DBS operators have the right to distribute substantially all of the significant cable television programming services currently carried by cable television systems. The DBS industry has grown rapidly over the last several years and now serves approximately 9 million subscribers nationwide. Recently announced mergers could strengthen the surviving DBS companies. TCI is unable to predict what effect such competition will have on TCI's financial position.

                  Financial Statements and Supplementary Data.

         The consolidated financial statements of Tele-Communications, Inc. are filed under this Item, beginning on Page II-38. The financial statement schedules required by Regulation S-X are filed under Item 14 of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         In view of the AT&T Merger, described in detail under Item 1, Business
- General Development of Business, it has been determined that it will be more efficient and effective for the Company to have its independent auditing function performed by AT&T's external auditors, PricewaterhouseCoopers LLP. For that reason, the Company has notified KPMG LLP that the Company will no longer retain that firm as its independent auditor, effective upon the completion of the audits of the Company's financial statements for the fiscal year ended December 31, 1998 and for the two-month period ended February 28, 1999. The Company retained PricewaterhouseCoopers, LLP effective as of March 9, 1999 for the audit of the Company's financial statements for the period ending December 31, 1999. The Company maintains high regard for KPMG LLP and is grateful for the work it has performed over the years.

         During the Company's two most recent fiscal years ended December 31, 1998 and December 31, 1997, the reports of KPMG LLP on the Company's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years ended December 31, 1998 and December 31, 1997, and interim periods thereafter:

         (1) No disagreements with KPMG LLP have occurred on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements.

         (2) No reportable events involving KPMG LLP have occurred that must be disclosed under Item 304(a)(1)(v) of Regulation S-K.

         (3) The Company has not consulted with PricewaterhouseCoopers LLP on items that concerned the application of accounting principles to a specific transaction, either completed or proposed, or on the type of audit opinion that might be rendered on the Company's financial statements.

         The Company requested, and KPMG LLP has furnished, a letter addressed to the Securities and Exchange Commission (the "Commission") stating that KPMG LLP agrees with the statements set forth in the second paragraph above and in numbered paragraphs (1) and (2) above. A copy of the letter from KPMG LLP to the Commission is filed as Exhibit 16.1 to this Form 10-K.

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
Tele-Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                          KPMG LLP



Denver, Colorado
March 9, 1999

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997


                                                                                 1998                     1997
                                                                               ---------                --------
                                                                                      amounts in millions
Assets

Cash and cash equivalents                                                      $     419                   244

Restricted cash (note 5)                                                             185                    40

Trade and other receivables, net                                                     593                   529

Prepaid program rights                                                               146                   104

Committed program rights                                                             117                   115

Investments in affiliates, accounted for under the
  equity method, and related receivables (notes 6
  and 17)                                                                          4,765                 3,063

Investment in Time Warner, Inc. ("Time Warner") (note 7)                           7,118                 3,555

Investment in AT&T Corp. ("AT&T") (note 8)                                         3,556                    --

Investment in Sprint Corporation ("Sprint") (notes 2 and 9)                        2,446                    --

Property and equipment, at cost:
  Land                                                                                63                    96
  Distribution systems                                                            10,107                10,784
  Support equipment and buildings                                                  1,769                 1,558
                                                                               ---------             ---------
                                                                                  11,939                12,438
  Less accumulated depreciation                                                    4,786                 4,759
                                                                               ---------             ---------
                                                                                   7,153                 7,679
                                                                               ---------             ---------
Franchise costs                                                                   14,658                17,910
  Less accumulated amortization                                                    2,590                 2,763
                                                                               ---------             ---------
                                                                                  12,068                15,147
                                                                               ---------             ---------

Other assets, net of accumulated amortization (note 18)                            3,285                 2,001
                                                                               ---------             ---------

                                                                               $  41,851                32,477
                                                                               =========             =========


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1997


                                                                          1998            1997
                                                                        --------        --------
                                                                          amounts in millions
Liabilities and Stockholders' Equity

Accounts payable                                                        $    229             169

Accrued interest                                                             253             258

Accrued programming expense                                                  471             399

Other accrued expenses                                                     1,128             997

Deferred option premium (note 7)                                            --               306

Debt (note 12)                                                            14,052          15,250

Deferred income taxes (note 19)                                            9,749           6,104

Other liabilities                                                          1,819             664
                                                                        --------        --------
      Total liabilities                                                   27,701          24,147
                                                                        --------        --------
Minority interests in equity of consolidated subsidiaries                  1,460           1,664

Redeemable securities:
  Preferred stock (note 13)                                                  300             655
  Common stock (note 3)                                                       22               5

Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts ("Trust Preferred
  Securities") holding solely subordinated debt securities
  of TCI Communications, Inc. ("TCIC") (note 14)                           1,500           1,500

Stockholders' equity (note 15):
    Series Preferred Stock, $.01 par value                                  --              --
    Class B 6% Cumulative Redeemable Exchangeable Junior
      Preferred Stock, $.01 par value                                       --              --
    Common stock, $1 par value:
      Series A TCI Group. Authorized 1,750,000,000 shares;
        issued 610,748,188 shares in 1998 and 605,616,143
        shares in 1997                                                       611             606
      Series B TCI Group. Authorized 150,000,000 shares;
        issued 73,929,229 shares in 1998 and 78,203,044
        shares in 1997                                                        74              78
      Series A Liberty Media Group. Authorized 750,000,000
        shares; issued 367,890,546 shares in 1998 and
        344,962,521 shares in 1997                                           368             345
      Series B Liberty Media Group. Authorized 75,000,000
        shares; issued 35,198,156 shares in 1998 and
        35,180,385 shares in 1997                                             35              35
      Series A TCI Ventures Group. Authorized 750,000,000
        shares; issued 377,253,230 shares in 1998 and
        377,386,032 shares in 1997                                           377             377
      Series B TCI Ventures Group. Authorized 75,000,000
        shares; issued 45,750,534 shares in 1998 and
        32,532,800 shares in 1997                                             46              33
    Additional paid-in capital                                             5,987           5,063
    Accumulated other comprehensive earnings, net of taxes (notes
      1 and 16)                                                            3,749             772
    Retained earnings (accumulated deficit)                                1,124            (812)
                                                                        --------        --------
                                                                          12,371           6,497
    Treasury stock and common stock held by subsidiaries, at cost
      (note 15)                                                           (1,503)         (1,991)
                                                                        --------        --------
          Total stockholders' equity                                      10,868           4,506
                                                                        --------        --------
Commitments and contingencies (notes 2, 6, 10, 20 and 21)               $ 41,851          32,477
                                                                        ========        ========


See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

        Consolidated Statements of Operations and Comprehensive Earnings

                  Years ended December 31, 1998, 1997 and 1996

                                                           1998          1997          1996
                                                         --------      --------      --------
                                                                 amounts in millions,
                                                               except per share amounts
Revenue:
   Communications and programming services               $  7,351         7,570         7,038
   Net sales from electronic retailing services              --            --             984
                                                         --------      --------      --------
                                                            7,351         7,570         8,022
                                                         --------      --------      --------
Operating costs and expenses:
   Operating                                                2,997         2,995         3,072
   Cost of sales from electronic retailing
     services                                                --            --             605
   Selling, general and administrative                      1,642         1,600         2,069
   Year 2000 costs (note 21)                                   11          --            --
   AT&T merger costs (note 2)                                  14          --            --
   Stock compensation                                         866           488           (13)
   Reserve for loss arising from contingent
     obligation (note 20)                                      90          --            --
   Cost of distribution agreements (note 18)                   50          --            --
   Impairment of assets                                         5            15          --
   Restructuring charges                                     --            --              41
   Depreciation                                             1,121         1,077         1,093
   Amortization                                               614           546           523
                                                         --------      --------      --------
                                                            7,410         6,721         7,390
                                                         --------      --------      --------
       Operating income (loss)                                (59)          849           632

Other income (expense):
   Interest expense                                        (1,061)       (1,160)       (1,096)
   Interest and dividend income                               122            88            64
   Share of losses of affiliates, net (note 6)             (1,384)         (930)         (450)
   Loss on early extinguishment of debt (note 12)             (60)          (39)          (71)
   Minority interests in earnings of consolidated
     subsidiaries, net (note 14)                              (88)         (154)          (56)
   Gains on issuance of equity interests by
     subsidiaries (notes 10 and 18)                            89            60          --
   Gains on issuance of stock by equity investees
     (notes 6, 8 and 18)                                      268           112            12
   Gains on disposition of assets, net (notes 6, 7
     8, 9 and 10)                                           5,760           401         1,593
   Other, net                                                 (49)          (22)          (65)
                                                         --------      --------      --------
                                                            3,597        (1,644)          (69)
                                                         --------      --------      --------
     Earnings (loss) before income taxes                    3,538          (795)          563

Income tax benefit (expense) (note 19)                     (1,595)          234          (271)
                                                         --------      --------      --------
     Net earnings (loss)                                    1,943          (561)          292

Dividend requirements on preferred stocks                     (24)          (42)          (35)
                                                         --------      --------      --------
     Net earnings (loss) attributable to common
       stockholders                                      $  1,919          (603)          257
                                                         ========      ========      ========


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1998, 1997 and 1996

                                                                              1998           1997           1996
                                                                            --------       --------       --------
                                                                                      amounts in millions,
                                                                                    except per share amounts
Net earnings (loss) attributable to common stockholders:
     TCI Group Series A and Series B common stock                           $   (240)          (537)          (799)
     Liberty Media Group Series A and Series B common stock                      156            125          1,056
     TCI Ventures Group Series A and Series B common stock
                                                                               2,003           (191)          --
                                                                            --------       --------       --------
                                                                            $  1,919           (603)           257
                                                                            ========       ========       ========
Basic earnings (loss) attributable to common stockholders
   per common share (note 4):
     TCI Group Series A and Series B common stock                           $   (.46)          (.85)         (1.20)
                                                                            ========       ========       ========
     Liberty Media Group Series A and Series B common stock                 $    .43            .34           2.82
                                                                            ========       ========       ========
     TCI Ventures Group Series A and Series B common stock                  $   4.75           (.47)          --
                                                                            ========       ========       ========
Diluted earnings (loss) attributable to common
   stockholders per common and potential common share
   (note 4): TCI Group Series A and Series B common stock                   $   (.49)          (.85)         (1.20)
                                                                            ========       ========       ========
     Liberty Media Group Series A and Series B common stock                 $    .39            .31           2.58
                                                                            ========       ========       ========
     TCI Ventures Group Series A and Series B common stock                  $   4.44           (.47)          --
                                                                            ========       ========       ========
Net earnings (loss)                                                         $  1,943           (561)           292
                                                                            --------       --------       --------
Other comprehensive earnings, net of taxes (note 16):
     Foreign currency translation adjustments                                      2            (22)            35
     Unrealized gains on securities:
        Unrealized holding gains arising during period                         2,977            753             41
        Less: reclassification adjustment for gains
           included in net earnings                                               (2)          --             (364)
                                                                            --------       --------       --------
Other comprehensive earnings                                                   2,977            731           (288)
                                                                            --------       --------       --------
Comprehensive earnings                                                      $  4,920            170              4
                                                                            ========       ========       ========


See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

                  Years ended December 31, 1998, 1997 and 1996

                                                                  Common Stock
                                                     ----------------------------------------
                                           Class B        TCI Group       Liberty Media Group
                                          Preferred  -------------------  -------------------
                                            Stock    Series A   Series B  Series A   Series B
                                          ---------  --------   --------  --------   --------
                                                           amounts in millions

Balance at January 1, 1996                $    --         672         85       337         32
   Net earnings                                --        --         --        --         --
   Issuance of common stock for
     acquisition                               --          11       --           6       --
   Issuance of common stock upon
     conversion of notes                       --           2       --           2       --
   Issuance of common stock upon
     conversion of preferred stock             --           1       --        --         --
   Exchange of cost investment for
     TCI Group and Liberty Media
     Group common stock                        --          (6)      --          (3)      --
   Contribution of common stock to
     subsidiary                                --          16       --        --         --
   Spin-off of TCI Satellite
     Entertainment, Inc.                       --        --         --        --         --
   Accreted dividends on all classes
     of preferred stock                        --        --         --        --         --
   Accreted dividends on all classes
     of preferred stock not subject to
     mandatory redemption requirements         --        --         --        --         --
   Payment of preferred stock dividends        --        --         --        --         --
   Foreign currency translation
     adjustments, net of taxes (note 16)       --        --         --        --         --
   Unrealized gains on securities, net
     of taxes and reclassification
     adjustment (note 16)                      --        --         --        --         --
                                          ---------  --------   --------  --------   --------
Balance at December 31, 1996              $    --         696         85       342         32
                                          =========  ========   ========  ========   ========

                                                                                        Treasury
                                                                                        stock and
                                                        Accumulated                      common
                                                           other         Retained         stock
                                          Additional   comprehensive     earnings        held by          Total
                                           paid-in       earnings,     (accumulated    subsidiaries,   stockholders'
                                           capital     net of taxes      deficit)        at cost          equity
                                          ----------   -------------   ------------   -------------   -------------
                                                                    amounts in millions

                                               3,863           329             (543)          (314)           4,461
   Net earnings                                 --              --              292            --               292
   Issuance of common stock for
     acquisition                                 248            --              --              --              265
   Issuance of common stock upon
     conversion of notes                          (2)           --              --              --                2
   Issuance of common stock upon
     conversion of preferred stock                15            --              --              --               16
   Exchange of cost investment for
     TCI Group and Liberty Media
     Group common stock                         (121)           --              --              --             (130)
   Contribution of common stock to
     subsidiary                                  (16)           --              --              --              --
   Spin-off of TCI Satellite
     Entertainment, Inc.                        (405)           --              --              --             (405)
   Accreted dividends on all classes
     of preferred stock                          (35)           --              --              --              (35)
   Accreted dividends on all classes
     of preferred stock not subject to
     mandatory redemption requirements            10            --              --              --               10
   Payment of preferred stock dividends          (10)           --              --              --              (10)
   Foreign currency translation
     adjustments, net of taxes (note 16)        --                35            --              --               35
   Unrealized gains on securities, net
     of taxes and reclassification
     adjustment (note 16)                       --              (323)           --              --             (323)
                                          ----------   -------------   ------------   -------------   -------------
Balance at December 31, 1996                   3,547              41           (251)           (314)          4,178
                                          ==========   =============   ============   =============   =============


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1998, 1997 and 1996



                                                                                        Common Stock
                                                           ----------------------------------------------------------------------
                                                 Class B         TCI Group          Liberty Media Group      TCI Ventures Group
                                                Preferred  ----------------------  --------------------   -----------------------
                                                  Stock     Series A     Series B   Series A   Series B    Series A     Series B
                                                ---------  ----------   ---------   ---------  --------    --------     --------
                                                                                    amounts in millions

Balance at December 31, 1996                       $ --          696           85       342          32         --           --
    Net loss                                         --          --           --        --          --          --           --
    Issuance of TCI Ventures Group
      common stock in exchange for
      TCI Group common stock (note 1)                --         (189)         (16)      --          --          377           33
    Costs associated with TCI Ventures
      Exchange                                       --          --           --        --          --          --           --
    Exchange of common stock with an
      officer/director (note 17)                     --          --             7       --            3         --           --
    Issuance of common stock for
      acquisitions and investment                    --           63            2         2         --          --           --
    Issuance of Series A TCI Group
      common stock in exchange for Series
      B TCI Group common stock (the
      "Exchange") (note 17)                          --           31          --        --          --          --           --
    Recognition of fees related to the
      Exchange (note 17)                             --          --           --        --          --          --           --
    Repurchase of common stock                       --          --           --        --          --          --           --
    Cancellation of common stock                     --          --           --        --          --          --           --
    Reclassification to redeemable
      securities of redemption amount of
      common stock subject to put obligation         --          --           --        --          --          --           --
    Gain from issuance of equity by
      subsidiary and equity investee, net
      of taxes                                       --          --           --        --          --          --           --
    Issuance of common stock upon exercise
      of stock options                               --          --           --        --          --          --           --
    Issuance of restricted stock granted
      pursuant to stock incentive plan               --            1          --        --          --          --           --
    Issuance of common stock upon conversion
      of notes and preferred stock                   --            3          --          1         --          --           --
    Issuance of common stock to
      Tele-Communications, Inc. Employee
      Stock Purchase Plan                            --            1          --        --          --          --           --
    Accreted dividends on all classes of
      preferred stock                                --          --           --        --          --          --           --
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                        --          --           --        --          --          --           --
    Payment of preferred stock dividends             --          --           --        --          --          --           --
    Foreign currency translation adjustments,
      net of taxes (note 16)                         --          --           --        --          --          --           --
    Unrealized gains on securities, net of
      taxes and reclassification adjustment
      (note 16)                                      --          --           --        --          --          --           --
                                                   -----   ---------    ---------  --------   ---------   ----------   ---------
Balance at December 31, 1997                       $ --          606           78       345          35          377          33
                                                   =====   =========    =========  ========   =========   ==========   =========

                                                                                                   Treasury
                                                                                                   stock and
                                                                 Accumulated                        common
                                                                    other         Retained        stock held
                                                  Additional    comprehensive     earnings            by             Total
                                                   paid-in        earnings,     (accumulated     subsidiaries,   stockholders'
                                                   capital      net of taxes      deficit)          at cost          equity
                                                  ----------    -------------   ------------     -------------   --------------
                                                                            amounts in millions
Balance at December 31, 1996                          3,547             41             (251)         (314)            4,178
    Net loss
    Issuance of TCI Ventures Group                      --             --              (561)          --               (561)
      common stock in exchange for
      TCI Group common stock (note 1)
    Costs associated with TCI Ventures                 (205)           --                --           --                --
      Exchange
    Exchange of common stock with an                     (7)           --                --           --                 (7)
      officer/director (note 17)
    Issuance of common stock for                        160            --                --          (170)              --
      acquisitions and investment
    Issuance of Series A TCI Group                    1,058            --                --          (484)              641
      common stock in exchange for Series
      B TCI Group common stock (the
      "Exchange") (note 17)                             481            --                --          (512)              --
    Recognition of fees related to the
      Exchange (note 17)                                (11)           --                --           --                (11)
    Repurchase of common stock                          --             --                --           --               (529)
    Cancellation of common stock                        (18)           --                --          (529)              --
    Reclassification to redeemable
      securities of redemption amount of
      common stock subject to put obligation             (4)           --                --           18                 (4)
    Gain from issuance of equity by
      subsidiary and equity investee, net
      of taxes                                           86            --                --           --                 86
    Issuance of common stock upon exercise
      of stock options                                    4            --                --           --                  4
    Issuance of restricted stock granted
      pursuant to stock incentive plan                    3            --                --           --                  4
    Issuance of common stock upon conversion
      of notes and preferred stock                        3            --                --           --                  7
    Issuance of common stock to
      Tele-Communications, Inc. Employee
      Stock Purchase Plan                                 8            --                --           --                  9
    Accreted dividends on all classes of
      preferred stock                                   (42)           --                --           --                (42)
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                            10            --                --           --                 10
    Payment of preferred stock dividends                (10)           --                --           --                (10)
    Foreign currency translation adjustments,
      net of taxes (note 16)                            --            (22)               --           --                (22)
    Unrealized gains on securities, net of
      taxes and reclassification adjustment
      (note 16)                                         --             753               --           --                753
                                                 ----------    -----------      ------------     ---------       ----------
Balance at December 31, 1997                          5,063            772              (812)       (1,991)           4,506
                                                 ==========    ===========      ============     =========       ==========

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1998, 1997 and 1996

                                                                                           Common Stock
                                                               -------------------------------------------------------------------
                                                    Class B         TCI Group          Liberty Media Group     TCI Ventures Group
                                                   Preferred   ---------------------  --------------------   ---------------------
                                                     Stock     Series A     Series B   Series A   Series B   Series A     Series B
                                                   ---------   --------     --------   --------   --------   --------     --------
                                                                                    amounts in millions

Balance at December 31, 1997                        $   --          606           78       345         35        377           33
    Net earnings                                        --          --           --        --         --         --          --
    Exchange of common stock in connection with
      the Magness Settlement (note 17)                  --          --            11       --         --         --           13
    Issuance of common stock in connection with
      settlement of litigation                          --            1            1       --         --         --          --
    Reclassification to redeemable securities
      of redemption amount of common stock
      subject to put obligation                         --          --           --        --         --         --          --
    Premium received in connection with put
      obligation                                        --          --           --        --         --         --          --
    Issuance of common stock for acquisitions
      (note 10)                                         --            1          --          7        --          13         --
    Repurchase of common stock to be held in
      treasury (note 15)                                --          --           --        --         --         --          --
    Repurchase and retirement of common stock
      (note 15)                                         --          --           --        --         --         --          --
    Retirement of common stock held in treasury         --          (12)         (16)      --         --         (13)        --
    Gain from issuance of equity by subsidiary
      and equity investee, net of taxes (note 6)        --          --           --        --         --         --          --
    Issuance of common stock upon conversion of
      notes and preferred stock (notes 12 and
      13)                                               --           15          --          6        --         --          --
    Payments for call agreements (note 17)              --          --           --        --         --         --          --
    Issuance of common stock upon exercise of
      Malone Right (note 17)                            --          --           --        --         --         --          --
    Issuance of common stock to acquire
      minority interest of subsidiary                   --          --           --         10        --         --          --
    Issuance of common stock upon exercise of
      stock options                                     --          --           --        --         --         --          --
    Recognition of fees related to the Equity
      Swap Facility and the Exchange (notes 15
      and 17)                                           --          --           --        --         --         --          --
    Reimbursement of fees related to Exchange
      (note 17)                                         --          --           --        --         --         --          --
    Recognition of stock compensation related
      to restricted stock awards                        --          --           --        --         --         --          --
    Accreted dividends on all classes of
      preferred stock                                   --          --           --        --         --         --          --
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                           --          --           --        --         --         --          --
    Payment of preferred stock dividends                --          --           --        --         --         --          --
    Foreign currency translation adjustments,
      net of taxes (note 16)                            --          --           --        --         --         --          --
    Unrealized gains on securities, net of
      taxes and reclassification adjustment
      (note 16)                                         --          --           --        --         --         --          --
                                                    -------     -------      -------    ------     ------   --------   ---------
Balance at December 31, 1998                        $   --          611           74       368         35        377          46
                                                    =======     =======      =======    ======     ======   ========   =========

                                                                                                       Treasury
                                                                                                       stock and
                                                                      Accumulated                       common
                                                                         other         Retained       stock held
                                                       Additional    comprehensive     earnings           by            Total
                                                        paid-in        earnings,     (accumulated    subsidiaries,  stockholders'
                                                        capital      net of taxes      deficit)         at cost        equity
                                                       ----------    ------------    ------------    -------------  -------------
                                                                                  amounts in millions
Balance at December 31, 1997                              5,063            772              (812)       (1,991)           4,506

    Net earnings                                            --             --              1,943           --             1,943
    Exchange of common stock in connection with
      the Magness Settlement (note 17)                      509            --                --           (533)             --
    Issuance of common stock in connection with
      settlement of litigation                               48            --                --             (3)              47
    Reclassification to redeemable securities
      of redemption amount of common stock
      subject to put obligation                             (17)           --                --            --               (17)
    Premium received in connection with put
      obligation                                              3            --                --            --                 3
    Issuance of common stock for acquisitions
      (note 10)                                             353            --                --            --               374
    Repurchase of common stock to be held in
      treasury (note 15)                                    --             --                --            (20)             (20)
    Repurchase and retirement of common stock
      (note 15)                                             (11)           --                --            --               (11)
    Retirement of common stock held in treasury            (760)           --                --            801              --
    Gain from issuance of equity by subsidiary
      and equity investee, net of taxes (note 6)             70            --                --            --                70
    Issuance of common stock upon conversion of
      notes and preferred stock (notes 12 and
      13)                                                   331            --                --            --               352
    Payments for call agreements (note 17)                 (274)           --                --            --              (274)
    Issuance of common stock upon exercise of
      Malone Right (note 17)                                273            --                --            243              516
    Issuance of common stock to acquire
      minority interest of subsidiary                       416            --                --            --               426
    Issuance of common stock upon exercise of
      stock options                                          10            --                --            --                10
    Recognition of fees related to the Equity
      Swap Facility and the Exchange (notes 15
      and 17)                                               (31)           --                --            --               (31)
    Reimbursement of fees related to Exchange
      (note 17)                                              11            --                --            --                11
    Recognition of stock compensation related
      to restricted stock awards                             11            --                --            --                11
    Accreted dividends on all classes of
      preferred stock                                       (13)           --               (12)           --               (25)
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                                 5            --                 5            --                10
    Payment of preferred stock dividends                    (10)           --                --            --               (10)
    Foreign currency translation adjustments,
      net of taxes (note 16)                                --              2                --            --                 2
    Unrealized gains on securities, net of
      taxes and reclassification adjustment
      (note 16)                                             --          2,975                --            --             2,975
                                                     ----------    ----------       ------------     ---------      -----------
Balance at December 31, 1998                              5,987         3,749              1,124        (1,503)          10,868
                                                     ==========    ==========       ============     =========      ===========



See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1998, 1997 and 1996

                                                                    1998           1997           1996
                                                                  --------       --------       --------
                                                                           amounts in millions
                                                                               (see note 5)
Cash flows from operating activities:
   Net earnings (loss)                                            $  1,943           (561)           292
   Adjustments to reconcile net earnings (loss) to net
      cash provided by operating activities:
        Depreciation and amortization                                1,735          1,623          1,616
        Stock compensation                                             866            488            (13)
        Payments of obligation relating to stock
          compensation                                                (187)          (132)            (3)
        Share of losses of affiliates, net                           1,384            930            450
        Loss on early extinguishment of debt                            60             39             71
        Minority interests in earnings of consolidated
          subsidiaries, net                                             88            154             56
        Restructuring charges                                         --             --               41
        Payments of restructuring charges                               (9)           (24)            (8)
        Reserve for loss arising from contingent obligation             90           --             --
        Gains on issuance of equity interests by subsidiaries          (89)           (60)          --
        Gains on issuance of stock by equity investees                (268)          (112)           (12)
        Gains on disposition of assets, net                         (5,760)          (401)        (1,593)
        Deferred income tax expense (benefit)                        1,461           (275)           233
        Cost of distribution agreements                                 50           --             --
        Other noncash charges                                           10             25             11
        Changes in operating assets and liabilities,
          net of the effect of acquisitions:
             Change in receivables                                    (183)           (53)          (115)
             Change in inventories                                    --             --               (8)
             Change in prepaids                                        (44)           (77)           (23)
             Change in other accruals and payables                      76            146            283
                                                                  --------       --------       --------
              Net cash provided by operating activities              1,223          1,710          1,278
                                                                  --------       --------       --------
Cash flows from investing activities:
   Cash paid for acquisitions                                         (459)          (323)          (664)
   Capital expended for property and equipment                      (1,917)          (709)        (2,055)
   Investments in and loans to affiliates                           (1,503)          (636)          (778)
   Collections of loans to affiliates                                2,497            133            647
   Proceeds from disposition of assets                                 889            541            341
   Change in restricted cash                                          (145)            (1)           (39)
   Cash received in exchanges                                           45             18             66
   Other investing activities                                          (44)          (179)           (26)
                                                                  --------       --------       --------
              Net cash used in investing activities                   (637)        (1,156)        (2,508)
                                                                  --------       --------       --------
Cash flows from financing activities:
   Borrowings of debt                                                5,553          2,513          8,163
   Repayments of debt                                               (5,978)        (3,036)        (7,969)
   Prepayment penalties                                                (52)           (33)           (60)
   Repurchase of common stock to be held in treasury                   (20)          (529)          --
   Repurchase and retirement of common stock                           (11)          --             --
   Repurchase of subsidiary common stock                               (24)           (42)          --
   Payment of preferred stock dividends                                (27)           (42)           (35)
   Payment of dividends on subsidiary preferred stock
      and Trust Preferred Securities                                  (189)          (179)           (95)
   Payments for call agreements                                       (274)          --             --
   Proceeds from issuance of common stock                              516              5           --
   Proceeds from issuance of subsidiary common stock
     and preferred stock                                                94            148            223
   Proceeds from issuance of Trust Preferred Securities               --              490            971
   Contributions by minority stockholders of subsidiaries             --                6            319
   Other financing activities                                            1            (16)          --
                                                                  --------       --------       --------
         Net cash provided (used) by financing activities             (411)          (715)         1,517
                                                                  --------       --------       --------
         Net increase (decrease) in cash and cash equivalents          175           (161)           287
         Cash and cash equivalents at beginning of year                244            405            118
                                                                  --------       --------       --------
         Cash and cash equivalents  at end of year                $    419            244            405
                                                                  ========       ========       ========


See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996

(1)      Basis of Presentation

         Nature of Business

         Tele-Communications, Inc. ("TCI" or the "Company"), through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership, and operation of domestic cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. The Company also has investments in cable and telecommunications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies.

         Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of TCI and those of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Preferred stock of TCI which is owned by subsidiaries of TCI eliminates in consolidation. Common stock of the Company held by subsidiaries is treated similar to treasury stock in consolidation.

         Targeted Stock

         The Company's assets and operations were previously included in three separate groups, each of which was tracked separately by public equity securities. These groups were known as the "Liberty Media Group", the "TCI Ventures Group" and the "TCI Group".

         The Liberty Media Group was intended to reflect the separate performance of TCI's assets which produce and distribute programming services.

         The TCI Ventures Group was intended to reflect the separate performance of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

         The TCI Group was intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty Media Group or TCI Ventures Group. Such subsidiaries and assets are comprised primarily of TCI's domestic cable and communications business.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The TCI Group was tracked separately through the Tele-Communications, Inc. Series A TCI Group Common Stock (the "TCI Group Series A Stock") and Series B TCI Group Common Stock (the "TCI Group Series B Stock," and together with the TCI Group Series A Stock, the "TCI Group Stock"). The Liberty Media Group was tracked through the Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("Liberty Group Series A Stock") and Series B Liberty Media Group Common Stock ("Liberty Group Series B Stock" and together with the Liberty Group Series A Stock, the "Liberty Group Stock"). The TCI Ventures Group was tracked separately through the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock ("TCI Ventures Group Series A Stock") and Series B TCI Ventures Group Common Stock ("TCI Ventures Group Series B Stock" and together with the TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock").

         On August 5, 1995, the shareholders of TCI authorized the Board of Directors of TCI (the "Board") to issue the Liberty Group Stock. Additionally, the shareholders of TCI approved the redesignation of the previously authorized Class A and Class B common stock into TCI Group Series A Stock and TCI Group Series B Stock, respectively. On August 10, 1995, TCI distributed, in the form of a dividend, 2.25 shares of Liberty Group Stock for each four shares of TCI Group Stock owned (the "Liberty Distribution").

         In August 1997, TCI commenced offers (the "Exchange Offers") to exchange shares of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock for up to 188,661,300 shares of TCI Group Series A Stock and up to 16,266,400 shares of TCI Group Series B Stock, respectively. The exchange ratio for the Exchange Offers was two shares of the applicable series of TCI Ventures Group Stock for each share of the corresponding series of TCI Group Stock properly tendered up to the indicated maximum numbers. Upon the September 10, 1997 consummation of the Exchange Offers, 188,661,300 shares of TCI Group Series A Stock and 16,266,400 shares of TCI Group Series B Stock were exchanged for 377,322,600 shares of TCI Ventures Group Series A Stock and 32,532,800 shares of TCI Ventures Group Series B Stock (the "TCI Ventures Exchange").

         Each of the separate series of Tele-Communications, Inc. common stock was converted to a series of common stock of AT&T Corporation ("AT&T") upon the March 9, 1999 merger of the Company into AT&T. See note 2.

         Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually, may be referred to herein as a "Group." The TCI Group Series A Stock, TCI Ventures Group Series A Stock and the Liberty Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, TCI Ventures Group Series B Stock and Liberty Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group, Liberty Media Group and TCI Ventures Group, each such Group in the capital structure of TCI, which encompassed the TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock, did not affect the ownership or the respective legal title to such assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each were responsible for their respective liabilities. Holders of TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock were common stockholders of TCI and were subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.

         Accounting Standards

         Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). The Company has reclassified its prior period consolidated balance sheet and consolidated statements of operations and comprehensive earnings to conform to the requirements of SFAS 130. SFAS 130 requires that all items which are components of comprehensive earnings or losses be reported in a financial statement in the period in which they are recognized. The Company has included cumulative foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities in other comprehensive earnings that are recorded directly in stockholders' equity. Pursuant to SFAS 130, these items are reflected, net of related tax effects, as components of comprehensive earnings in the Company's consolidated statements of operations and comprehensive earnings, and are included in accumulated other comprehensive earnings in the Company's consolidated balance sheets and statements of stockholders' equity.

         During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management currently estimates that the impact of SFAS 133 will not be material.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(2)      Merger with AT&T

         On March 9, 1999, AT&T acquired TCI in a merger (the "AT&T Merger") in which Italy Merger Corp., a wholly-owned subsidiary of AT&T, merged with and into TCI, and TCI thereby became a wholly-owned subsidiary of AT&T. As a result of the AT&T Merger, (i) each share of TCI Group Series A Stock was converted into 0.7757 of a share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock"), (ii) each share of TCI Group Series B Stock was converted into 0.8533 of a share of AT&T Common Stock, (iii) each share of Liberty Group Series A Stock was converted into one share of a newly created class of AT&T common stock designated as the Class A Liberty Media Group Common Stock, par value $1.00 per share (the "AT&T Liberty Class A Tracking Stock"), (iv) each share of Liberty Group Series B Stock was converted into one share of a newly created class of AT&T common stock designated as the Class B Liberty Media Group Common Stock, par value $1.00 per share (the "AT&T Liberty Class B Tracking Stock" and together with the AT&T Liberty Class A Tracking Stock, the "AT&T Liberty Tracking Stock"), (v) each share of TCI Ventures Group Series A Stock was converted into 0.52 of a share of AT&T Liberty Class A Tracking Stock, (vi) each share of TCI Ventures Group Series B Stock was converted into 0.52 of a share of AT&T Liberty Class B Tracking Stock, (vii) each share of TCI's Convertible Preferred Stock, Series C-TCI Group (the "Series C-TCI Group Preferred Stock") was converted into 103.059502 shares of AT&T Common Stock, (viii) each share of TCI's Convertible Preferred Stock Series C-Liberty Media Group (the "Series C-Liberty Media Group Preferred Stock") was converted into 56.25 shares of AT&T Liberty Class A Tracking Stock, (ix) each share of TCI's Redeemable Convertible TCI Group Preferred Stock, Series G ("Series G Preferred Stock") was converted into 0.923083 shares of AT&T Common Stock and (x) each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H ("Series H Preferred Stock") was converted into 0.590625 of a share of AT&T Liberty Class A Tracking Stock. Following the AT&T Merger, each share of TCI's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock") continues to be outstanding as the Class B Preferred Stock of TCI with the same rights and preferences such stock had prior to the AT&T Merger. In general, the holders of shares of AT&T Liberty Class A Tracking Stock and the holders of shares of AT&T Liberty Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to one-tenth (1/10th) of a vote for each share of AT&T Liberty Class A Tracking Stock held, 1 vote per share of AT&T Liberty Class B Tracking Stock held and 1 vote per share of AT&T Common Stock held.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The shares of AT&T Liberty Tracking Stock issued in the AT&T Merger are intended to reflect the separate performance of the businesses and assets attributed to "Liberty/Ventures Group," which following the AT&T Merger, is comprised of the businesses and assets attributed to Liberty Media Group and TCI Ventures Group at the time of the AT&T Merger. Pursuant to, and subject to the terms and conditions set forth in, the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), immediately prior to the AT&T Merger, certain assets previously attributed to TCI Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("TCG"), the stock of At Home Corporation ("@Home") attributed to TCI Ventures Group, the assets and business of the National Digital Television Center, Inc. ("NDTC") and TCI Ventures Group's equity interest in Western Tele-Communications, Inc.) were transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group became entitled to the benefit of approximately $2.0 billion of net operating loss carryforwards attributable to all entities included in TCI's consolidated federal income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service and are subject to limitations on usage which may affect the ultimate amount utilized. See note 19 to the accompanying consolidated financial statements of the Company. Additionally, certain warrants previously attributed to TCI Group were transferred to Liberty/Ventures Group in exchange for approximately $176 million in cash. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and for a renewal of existing affiliation agreements. The transfer of other immaterial assets was also effected.

         Pursuant to amended corporate governance documents for the entities included in Liberty/Ventures Group and certain agreements among AT&T and TCI, the business of Liberty/Ventures Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger. AT&T will initially designate one third of the directors of such entities and its rights as the sole shareholder of the common stock of such entities following the AT&T Merger will, in accordance with Delaware law, be limited to actions which will require shareholder approval. Therefore, management has concluded that TCI does not have a controlling financial interest (as that term is used in Statement of Financial Accounting Standards No. 94) in the entities comprising the Liberty/Ventures Group following the AT&T Merger, and will account for its investment in such entities under the equity method.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Pursuant to a proposed final judgment (the "Final Judgment") agreed to by TCI, AT&T and the United States Department of Justice (the "DOJ") on December 30, 1998, Liberty/Ventures Group prior to the AT&T Merger transferred all of the equity securities of Sprint Corporation ("Sprint") beneficially owned by the Liberty/Ventures Group (the "Sprint Securities") to a trust with an independent trustee (the "Trustee"), pursuant to a trust agreement approved by the DOJ (the "Trust Agreement"). The Final Judgment, if entered by the United States District Court for the District of Columbia, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities held by the trust and beneficially owned by Liberty/Ventures Group sufficient to cause Liberty/Ventures Group to own beneficially no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis (assuming the issuance of all shares of Series 1 PCS Stock of Sprint ultimately issuable in respect of the applicable securities of Sprint upon the exercise, conversion or other issuance thereof in accordance with the terms of such securities) on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty/Ventures Group.

         The Trust Agreement grants the Trustee the sole right to sell the Sprint Securities and provides that all decisions regarding such divestiture will be made by the Trustee without discussion or consultation with AT&T or the entities in the Liberty/Ventures Group; however, the Final Judgment would provide that the Trustee shall consult with the board of directors of the Liberty/Ventures Group entity that owns the Sprint Securities regarding such divestiture (other than certain directors appointed by AT&T following the AT&T Merger and any director, officer or shareholder that owns more than 0.10% of the outstanding AT&T Common Stock). The Trustee has the power and authority to accomplish such divestiture only in a manner reasonably calculated to maximize the value of the Sprint Securities beneficially owned by Liberty/Ventures Group.

         The Final Judgment would provide that the Trustee vote the Sprint Securities beneficially owned by Liberty/Ventures Group in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment also would prohibit the acquisition by Liberty/Ventures Group of additional Sprint Securities (other than in connection with the exercise or conversion, as applicable, of certain Sprint Securities) without the prior written consent of the DOJ.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Immediately prior to the AT&T Merger, TCI restructured its ownership of certain of its subsidiaries. This restructuring included merging TCI's cable subsidiary, TCIC, into TCI. As a result of TCIC's merger with TCI, all assets and liabilities of TCIC have been assumed by TCI, including TCIC's public debt. In connection with TCIC's merger with TCI, each share of TCIC's Cumulative Exchangeable Preferred Stock, Series A was converted into 2.119 shares of TCI Group Series A Stock, and such shares of TCI Group Series A Stock were subsequently converted into AT&T Common Stock in connection with the AT&T Merger. All other public securities issued by subsidiaries of TCIC (other than TCI Pacific Communications, Inc. ("Pacific")) otherwise remained unaffected. Furthermore, as part of the restructuring, (i) certain asset transfers were made between TCI and its subsidiaries, (ii) 123,896 shares of the Company's Convertible Redeemable Participating Preferred Stock, Series F ("Series F Preferred Stock") which were held by subsidiaries of TCI, were converted into 185,428,946 shares of TCI Group Series A Stock (which in turn were converted into 143,837,233 shares of AT&T Common Stock in the AT&T Merger and continue to be held by subsidiaries of TCI), (iii) the remaining 154,411 shares of Series F Preferred Stock which were formerly held by subsidiaries of TCI were distributed to TCI through a series of liquidations and canceled, and
         (iv) 125,728,816 shares of TCI Group Series A Stock, 9,154,134 shares of TCI Group Series B Stock, 6,654,367 shares of Liberty Group Series A Stock, 3,417,187 shares of Liberty Group Series B Stock, and 67,536 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock"), each formerly held by subsidiaries of TCI, were distributed to TCI through a series of liquidations and canceled.

         After the AT&T Merger, under the terms of the 5% Class A Senior Cumulative Exchangeable Preferred Stock of Pacific (the "Exchangeable Preferred Stock"), each share of that preferred stock is exchangeable, from and after August 1, 2001, for approximately 4.225 shares of AT&T Common Stock, subject to certain anti-dilution adjustments. Additionally, after the AT&T Merger, Pacific may elect to make any dividend, redemption or liquidation payment on the Exchangeable Preferred Stock in cash, by delivery of shares of AT&T Common Stock or by a combination of the foregoing forms of consideration.

(3)      Summary of Significant Accounting Policies

         Cash Equivalents

         Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

         Receivables

         Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1998 and 1997 was not significant.

         Program Rights

         Prepaid program rights are amortized on a film-by-film basis over the specific number of exhibitions. Committed program rights and program rights payable are recorded at the estimated costs of the programs when the film is available for airing less prepayments. Such amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Investments

         Marketable equity securities held by the Company are classified as available-for-sale and are reported at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in stockholders' equity. Realized gains and losses are determined on a specific-identification basis.

         Other investments in which the ownership interest is less than 20% and are not considered marketable securities are generally carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received. The Company's share of losses are generally limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

         Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Company's consolidated statements of operations and comprehensive earnings.

         Property and Equipment

         Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations and interest during construction are capitalized. During 1998, 1997 and 1996, interest capitalized was not significant.

         Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

         Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Franchise Costs

         Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the Company in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

         Impairment of Long-Lived Assets

         The Company periodically reviews the carrying amounts of property, plant and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

         Derivative Financial Instruments

         The Company has entered into variable and fixed interest rate exchange agreements ("Interest Rate Swaps") which it uses to manage interest rate risk arising from the Company's financial liabilities. Such Interest Rate Swaps are accounted for as hedges; and accordingly, amounts receivable or payable under Interest Rate Swaps are recognized as adjustments to interest expense. Gains and losses on early terminations of Interest Rate Swaps are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining term of the derivative financial instruments or the remaining term of the related debt, whichever is shorter. The Company does not use such instruments for trading purposes.

         Derivative financial instruments that can be settled, at the Company's option, in shares of the Company's common stock are accounted for as equity instruments. Periodic settlements of amounts payable/receivable pursuant to such financial instruments are included in additional paid-in capital.

         In conjunction with a stock repurchase program or similar transaction, the Company may elect to sell put options on its own common stock. Proceeds from any such sales are reflected as an increase to additional paid-in capital and an amount equal to the maximum redemption amount under unexpired put options is reflected as redeemable common stock.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         From time to time, the Company uses certain derivative financial instruments to manage its foreign currency risks. Because the Company generally views its foreign operating subsidiaries and affiliates as long-term investments, the Company generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. However, the Company may enter into forward contracts to reduce its exposure to short-term (generally no more than one year) movements in the exchange rates applicable to firm funding commitments that are denominated in currencies other than the U.S. dollar. When high correlation of changes in the market value of the forward contract and changes in the fair value of the firm commitment is probable, the forward contract is accounted for as a hedge. Changes in the market value of a forward contract that qualifies as a hedge and any gains or losses on early termination of such a forward contract are deferred and included in the measurement of the item (generally an investment in, or an advance to, a foreign affiliate) that results from the funding of such commitment. Market value changes in derivative financial instruments that do not qualify as hedges are recognized currently in the consolidated statements of operations and comprehensive earnings. To date, the Company's use of forward contracts, as described above, has not had a material impact on the Company's financial position or results of operations.

         Minority Interests

         Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause the Company to repurchase such holders' common equity.

         Included in minority interests in equity of consolidated subsidiaries is $925 million and $927 million in 1998 and 1997, respectively, of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. Dividend requirements on such subsidiary preferred stocks are reflected as minority interests in the accompanying consolidated statements of operations and comprehensive earnings.

         Foreign Currency Translation

         All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of accumulated other comprehensive earnings in stockholders' equity.

         Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the combined statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions. Such realized and unrealized gains and losses were not material to the accompanying consolidated financial statements.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Revenue Recognition

         Cable revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by SFAS 123, the Company continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). The Company has included the disclosures required by SFAS 123 in note 15.

         Operating Segments

         The Company has significant operations principally in two operating segments: domestic cable and communications services and programming services. Substantially all of the Company's domestic cable and communications businesses and assets ("cable") were attributed to TCI Group, and substantially all of the Company's programming businesses and assets ("programming") have been attributed to Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets have been attributed to TCI Ventures Group. No individual business or asset within TCI Ventures Group constituted a reportable segment of the Company. See note 22 for additional segment information.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Reclassifications

         Certain prior year amounts have been reclassified for comparability with the 1998 presentation.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(4)      Earnings (Loss) Per Common and Potential Common Share

         Basic earnings per share ("EPS") is measured as the income or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS.

         (a)      TCI Group Stock

                  The basic loss attributable to TCI Group common stockholders per common share for the years ended December 31, 1998, 1997 and 1996 and the diluted loss attributable to TCI Group common stockholders per common share for the years ended December 31, 1997 and 1996 was computed by dividing net loss attributable to TCI Group common stockholders ($240 million, $537 million and $799 million, respectively) by the weighted average number of common shares outstanding of TCI Group Stock during the period (525 million, 632 million and 665 million, respectively). Potential common shares were not included in the diluted calculation of weighted average shares outstanding because their inclusion would be anti-dilutive. At December 31, 1998, 1997 and 1996, there were 100 million, 113 million, and 126 million potential common shares, respectively, consisting of stock options and other performance awards and convertible securities that could potentially dilute future EPS calculations in periods of net earnings. Such potential common share amounts do not take into account the assumed number of shares that would be repurchased by the Company upon the exercise of stock options and other performance awards.

                  The diluted loss attributable to TCI Group common stockholders per common share for the year ended December 31, 1998 was computed by dividing net loss attributable to TCI Group common stockholders, which is increased by aggregate payments of $15 million made during 1998 under certain contracts which may be settled in shares or cash, but for the purpose of computing diluted EPS, are assumed to be settled in shares (see notes 15 and 17), by the weighted average number of common shares outstanding of TCI Group Stock during the period. Potential common shares were not included in the diluted calculation of weighted average shares outstanding because their inclusion would be anti-dilutive.

                  In conjunction with the March 9, 1999 AT&T Merger, TCI Group Stock was converted into AT&T Common Stock. See note 2.

         (b)      Liberty Group Stock

                  The basic earnings attributable to Liberty Media Group common stockholders per common share for the years ended December 31, 1998, 1997 and 1996 was computed by dividing net earnings attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The diluted earnings attributable to Liberty Media Group common stockholders per common and potential common share for the years ended December 31, 1998, 1997 and 1996 was computed by dividing earnings attributable to Liberty Media Group common stockholders, adjusted for Liberty Media Group's share of interest expense of an affiliate accrued during the year-ended 1998, assuming the conversion of the affiliate's convertible securities into Liberty Group Stock as of the beginning of the period, by the weighted average number of common and dilutive potential common shares outstanding of Liberty Group Stock during the period. Shares issuable upon conversion of the Series C-Liberty Media Group Preferred Stock, the Convertible Preferred Stock, Series D, the Series H Preferred Stock, convertible notes payable, convertible debentures of affiliate and stock options and other performance awards have been included in the diluted calculation of weighted average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. All of the outstanding shares of Convertible Preferred Stock, Series D, were redeemed effective April 1, 1998 (see note 13). Numerator adjustments for dividends and interest associated with the convertible preferred shares and convertible notes payable, respectively, were not made to the computation of diluted earnings per share as such dividends and interest was paid by TCI Group. See notes 12 and 13 for descriptions of the convertible notes payable and convertible preferred shares, respectively. See note 15 for descriptions of stock options.

         In conjunction with the March 9, 1999 AT&T Merger, Liberty Group Stock was converted into AT&T Liberty Tracking Stock. See note 2.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Information concerning the reconciliation of basic EPS to diluted EPS with respect to Liberty Group Stock is presented below:

                                                                         Years ended December 31,
                                                                  ------------------------------------
                                                                    1998          1997          1996
                                                                  --------      --------      --------
                                                                          amounts in millions,
                                                                        except per share amounts
Basic EPS:
   Earnings attributable to common
        stockholders                                              $    156           125         1,056
                                                                  ========      ========      ========
   Weighted average common shares                                      359           366           374
                                                                  ========      ========      ========
   Basic earnings per share attributable to
        common stockholders                                       $    .43           .34          2.82
                                                                  ========      ========      ========
Diluted EPS:
   Earnings attributable to common
        stockholders                                              $    156           125         1,056
   Add interest expense                                                  1          --            --
                                                                  --------      --------      --------
   Adjusted earnings attributable to common
        stockholders assuming conversion of
        convertible notes payable of
        affiliate                                                 $    157           125         1,056
                                                                  ========      ========      ========
   Weighted average common shares                                      359           366           374
   Add dilutive potential common shares:
        Employee and director options and
           other performance awards                                      8             4             3
        Convertible notes payable                                       19            19            21
        Convertible debentures of affiliate                              7          --            --
        Series C- Liberty Media Group
           Preferred Stock                                               4             4             4
        Convertible Preferred Stock, Series D                         --               6             5
        Series H Preferred Stock                                         4             4             2
                                                                  --------      --------      --------
        Dilutive potential common shares                                42            37            35
                                                                  --------      --------      --------
   Diluted weighted average common shares                              401           403           409
                                                                  ========      ========      ========
   Diluted earnings per share attributable
        to common stockholders                                    $    .39           .31          2.58
                                                                  ========      ========      ========


         (c)      TCI Ventures Group Stock

                  The basic earnings (loss) attributable to TCI Ventures Group stockholders per common share for the year ended December 31, 1998 and the period from September 10, 1997 (the date of the TCI Ventures Exchange) through December 31, 1997 was computed by dividing earnings (loss) attributable to TCI Ventures Group stockholders by the weighted average number of common shares outstanding of TCI Ventures Group Stock during the period.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The diluted earnings (loss) attributable to TCI Ventures Group stockholders per common and potential common share for the year ended December 31, 1998 and the period from September 10, 1997 through December 31, 1997 was computed by dividing earnings (loss) attributable to TCI Ventures Group stockholders by the weighted average number of common and dilutive potential common shares outstanding of TCI Ventures Group stock during the period. Shares issuable upon conversion of convertible notes payable and stock options and other performance awards have been included in the diluted calculation of weighted average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. Numerator adjustments for interest associated with convertible notes payable were not made to the computation of diluted earnings per share as such interest was paid by TCI Group. In conjunction with the March 9, 1999 AT&T Merger, TCI Ventures Group Stock was converted into AT&T Liberty Tracking Stock. See note 2.

         Information concerning the reconciliation of basic EPS to dilutive EPS with respect to TCI Ventures Group Stock is presented below:

                                                                                           September 10,
                                                                         Year ended        1997 through
                                                                        December 31,       December 31,
                                                                            1998               1997
                                                                        ------------       ------------
                                                                               amounts in millions,
                                                                             except per share amounts
Basic EPS:
  Earnings (loss) attributable to common
   stockholders                                                         $      2,003               (191)
                                                                        ============       ============
  Weighted average common shares                                                 422                410
                                                                        ============       ============
  Basic (loss) earnings per share
   attributable to common stockholders                                  $       4.75               (.47)
                                                                        ============       ============
Diluted EPS:
  Earnings (loss) attributable to common
   stockholders                                                         $      2,003               (191)
                                                                        ============       ============
  Weighted average common shares                                                 422                410
                                                                        ------------       ------------
  Add dilutive potential common shares:
  Employee and director options and
   other performance awards                                                        8               --
  Convertible notes payable                                                       21               --
                                                                        ------------       ------------
Dilutive potential common shares                                                  29               --
                                                                        ------------       ------------
Diluted weighted average common shares                                           451                410
                                                                        ============       ============
Diluted earnings (loss) per share
  attributable to common stockholders                                   $       4.44               (.47)
                                                                        ============       ============

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(5)      Supplemental Disclosures to Consolidated Statements of Cash Flows

         Cash paid for interest was $1,066 million, $1,183 million and $1,056 million for the years ended December 31, 1998, 1997 and 1996, respectively. Cash paid for income taxes was $57 million, $141 million, and $41 million in 1998, 1997 and 1996, respectively. In addition, the Company received income tax refunds amounting to $76 million and $36 million during the years ended December 31, 1998 and 1997, respectively.

         Significant noncash investing and financing activities are reflected in the following table:

                                                                              Years ended
                                                                              December 31,
                                                                  ------------------------------------
                                                                    1998          1997          1996
                                                                  --------      --------      --------
                                                                           amounts in millions
Cash paid for acquisitions:
    Recorded value of assets acquired                             $ (1,098)       (1,857)       (5,064)
    Net liabilities assumed                                             11           720         1,811
    Deferred tax liability recorded in acquisitions                     71           145         1,379
    Change in minority interests in equity of consolidated
      subsidiaries                                                    (169)           93           113
    Elimination of notes receivable from affiliates                    350          --            --
    Common stock and preferred stock issued in acquisitions            376         1,060           457
    TCI common stock and preferred stock held by acquired
      company                                                         --            (484)         --
    Preferred stock of subsidiaries issued in acquisitions            --            --             640
                                                                  --------      --------      --------
         Cash paid for acquisitions                               $   (459)         (323)         (664)
                                                                  ========      ========      ========
Cash received in exchanges:
    Recorded value of assets acquired                             $   (136)         (392)         (709)
    Historical cost of assets exchanged                                151           399           754
    Gain recorded on exchange of assets                                 30            11            21
                                                                  --------      --------      --------
         Cash received in exchanges                               $     45            18            66
                                                                  ========      ========      ========
Capitalized costs of distribution agreements (note 18)            $     74           173          --
                                                                  ========      ========      ========
Exchange of consolidated subsidiaries for note receivable
    and equity investments                                        $   --            --             894
                                                                  ========      ========      ========

         For a description of certain non-cash transactions, see notes 6 and 10.

         @Home's cash and cash equivalent balances of $419 million and $120 million are included in the Company's cash and cash equivalent balances at December 31, 1998 and 1997, respectively. Such @Home balances are available to be applied towards the liquidity requirements of @Home. Accordingly, it is not anticipated that any portion of such @Home balances will be distributed or otherwise made available to the Company.

         The Company's restricted cash is primarily comprised of proceeds received in connection with certain asset dispositions. Such proceeds, which aggregated $162 million and $34 million at December 31, 1998 and 1997, respectively, are designated to be reinvested in certain identified assets for income tax purposes. The Company's restricted cash also includes amounts held as collateral for interest payment obligations pursuant to certain bank credit facilities. Such amounts aggregated $17 million and $5 million at December 31, 1998 and 1997, respectively.
                                                                 (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company ceased to consolidate Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting for the Company's ownership interest in Flextech and Cablevision from the consolidation method to the equity method are summarized below (amounts in millions):

         Assets (other than cash and cash equivalents) reclassified to
              equity investments                                               $   596
         Liabilities reclassified to equity investments                           (484)
         Minority interests in equity of subsidiaries reclassified to
              equity investments                                                  (151)
                                                                               -------
         Decrease in cash and cash equivalents                                 $   (39)
                                                                               =======

(6)      Investments in Affiliates

         The Company has various investments accounted for under the equity method. The following table includes the Company's carrying value and percentage ownership of the Company's more significant investments as of the indicated dates:

                                                                    Percentage        Carrying value at
                                                                    Percentage           December 31,
                                                                   ownership at     ----------------------
                                                                December 31, 1998     1998          1997
                                                                -----------------   --------      --------
                                                                            amounts in millions
USA Networks, Inc. ("USAI") and related
    investments (a)                                                     (a)         $  1,042           348
Cablevision Systems Corporation ("CSC") (b)                             33%              945            15
Telewest Communications plc ("Telewest") (c)                            22%              515           324
Flextech (d)                                                            37%              320           261
Cablevision (e)                                                         28%              315           239
Various foreign equity investments (other
    than Telewest, Flextech and
    Cablevision) (f)                                                  various            346           209
InterMedia Capital Partners IV, L.P.
    ("InterMedia IV") and InterMedia
    Capital Management IV, L.P. ("ICM IV")
    (collectively, "IP IV") (g)                                         50%              207           262
Falcon Communications, L.P.                                             46%              189          --
QVC, Inc. ("QVC")                                                       43%              197           134
Parnassos, L.P.                                                         33%              120          --
Sprint Spectrum Holding Company L.P.,
    MinorCo, L.P. and PhillieCo Partnership
    I L.P. (the "PCS Ventures") (h)                                   --                --             607
TCG (i)                                                               --                --             295
Other (j)                                                                                569           369
                                                                                    --------      --------
                                                                                    $  4,765         3,063
                                                                                    ========      ========

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

-----------
(a)      USAI

         Pursuant to an agreement among the Company, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), the Company contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Silver King Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $4 million in cash, representing the exercise price of the Silver King Option. BDTV-I is a corporation formed by the Company and Mr. Diller pursuant to the BDTV Agreement, in which the Company owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the Silver King Option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the Federal Communications Commission ("FCC") in June 1996, subject, however, to the condition that the equity interest of the Company in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").

         Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. The Company accounted for the HSN Merger as a sale of a portion of its investment in HSN and accordingly, recorded a pre-tax gain of approximately $47 million. In order to effect the HSN Merger in compliance with the FCC Order, the Company agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that the Company received (i) 15.6 million shares of Class B common stock of Silver King, all of which shares the Company contributed to BDTV II INC. ("BDTV-II"), (ii) the contractual right to be issued up to an additional 5.2 million shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow the Company to own additional shares in compliance with the FCC Order (including events resulting in the dilution of the Company's percentage equity interest), and (iii) approximately 739,000 shares of Class B common stock and 17.6 million shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by the Company and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of the Company and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I.

         As a result of the HSN Merger, HSN is no longer included in the consolidated financial results of the Company. Subsequent to the HSN Merger, Silver King was renamed HSN, Inc. ("HSNI").

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSNI, HSN and the Company, dated as of October 1997 and amended and restated as of December 1997, HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USAI, a New York general partnership, to HSNI and Universal contributed the remaining 50% interest in USAI and its domestic television production and distribution operations to HSNI. Subsequent to these transactions, HSNI was renamed USAI. In connection with the Universal Transaction, Universal, USAI, HSN and the Company became parties to a number of other agreements relating to, among other things, (i) the management of USAI, (ii) the purchase and sale or other transfer of voting securities of USAI, including securities convertible or exchangeable for voting securities of USAI, and (iii) the voting of such securities.

         At the closing of the Universal Transaction, Universal (i) was issued 6 million shares of USAI's Class B common stock, 7 million shares of USAI's common stock and 109 million common equity shares ("LLC Shares") of USANi LLC, a limited liability company formed to hold all of the businesses of USAI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster Group, Inc. and (ii) received a cash payment of $1.3 billion. Pursuant to an Exchange Agreement relating to the LLC Shares (the "LLC Exchange Agreement"), approximately 74 million of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Class B common stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of USAI's common stock.

         At the closing of the Universal Transaction, the Company was issued
         1.2 million shares of USAI's Class B common stock. Of such shares, 800,000 shares of Class B common stock were contributed to BDTV IV INC. (collectively with BDTV-I, BDTV-II and BDTV III INC., "BDTV"), a newly-formed entity having substantially the same terms as BDTV-I, BDTV-II and BDTV III INC. (with the exception of certain transfer restrictions) in which the Company owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Barry Diller owns less than 1% of the equity and all of the voting power. The Company accounts for its investment in BDTV under the equity method. In addition, the Company purchased 10 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200.

         On June 24, 1998, USAI consummated the previously announced agreement to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own through a tax-free merger (the "Ticketmaster Transaction"). In connection with the increases in USAI's equity, net of the dilution of the Company's ownership interest, that resulted from the issuance of common stock by USAI in the Universal Transaction and the Ticketmaster Transaction, the Company recorded a $64 million increase to equity (after deducting a deferred income tax liability of $42 million) and an increase to the carrying value of the Company's investment in USAI of $106 million. No gain was recognized in the consolidated statements of operations and comprehensive earnings due primarily to the Company's commitment to purchase additional equity interests in USAI.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the Universal Transaction, each of Universal and the Company was granted a preemptive right with respect to future issuances of USAI's common stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had prior to such issuances. In connection with such right, during 1998, the Company purchased approximately 4.7 million shares of USAI's common stock and approximately 22.9 million LLC Shares for an aggregate cost of approximately $560 million. Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to the Company is exchangeable for one share of USAI's common stock.

         At December 31, 1998, the Company held 24.4 million shares of USAI's common stock through BDTV and 5.2 million shares of USAI's common stock directly. Additionally, the Company held 22.9 million LLC Shares at December 31, 1998 as well as shares of HSN's common stock which are exchangeable for 16.6 million shares of USAI's common stock. The Company's direct ownership of USAI is restricted under the FCC. Assuming the exchange of the Company's shares in HSN and its LLC Shares for USAI common stock, and the exchange of certain securities owned by Universal and certain of its affiliates for USAI common stock, the Company would own 69.1 million shares or approximately 21% of USAI, including shares held through BDTV at December 31, 1998. USAI's common stock had a closing market value of $33-1/8 per share on December 31, 1998.

         During the years ended December 31, 1998, 1997 and 1996, the Company's share of affiliates' earnings (losses) from its interests in USAI and related investments accounted for $30 million, $3 million and ($1 million), respectively.

(b)      CSC

         On March 4, 1998, the Company contributed to CSC certain of its cable television systems serving approximately 830,000 customers in exchange for approximately 48.9 million newly issued CSC Class A common shares (the "CSC Transaction"). CSC also assumed and repaid approximately $574 million of debt owed by the Company to external parties and $95 million of debt owed to the Company. As a result of the CSC Transaction, the Company recognized a $506 million gain in the accompanying consolidated statement of operations and comprehensive earnings for the year ended December 31, 1998. Such gain represents the excess of the $1,161 million fair value of the CSC Class A common shares received over the historical cost of the net assets transferred by the Company to CSC. The $1.9 billion difference between the carrying value of the Company's investment in CSC and CSC's net deficiency is being amortized over an estimated useful life of 20 years. Including the amortization of such difference, CSC accounted for $240 million of the Company's share of its affiliates' losses during the year ended December 31, 1998.

         The Company has also entered into letters of intent with CSC which provide for the Company to acquire a cable system in Michigan and an additional 4% of CSC's Class A common shares and for CSC to (i) acquire cable systems serving approximately 250,000 customers in Connecticut and (ii) assume $110 million of the Company's debt.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         At December 31, 1998, the Company owned 49,982,572 shares of CSC Class A common stock, which had a closing market price of $50.13 per share on such date. Such shares represented an approximate 33.0% equity interest in CSC's total outstanding shares and an approximate 9% voting interest in CSC in all matters except for (i) the election of directors, in which case the Company effectively has the right to designate two of CSC's directors, and (ii) any increase in authorized shares, in which case the Company has agreed to vote its interest in proportion with the public holders of CSC Class A common shares. The ability of the Company to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC.

(c)      Telewest

         Telewest currently operates and constructs cable television and telephone systems in the United Kingdom ("UK"). Telewest accounted for $134 million, $145 million and $109 million of the Company's share of its affiliates' losses during the years ended December 31, 1998, 1997 and 1996, respectively.

         At December 31, 1998, the Company indirectly owned 463 million or 21.6% of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was (pound)1.74 ($2.88) per share at December 31, 1998.

         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received 1.243 new Telewest shares and (pound)0.65 ($1.11) in cash for each share of General Cable. In addition, holders of American Depository shares of General Cable ("General Cable ADS") (each representing five General Cable shares) received 6.215 new Telewest shares and (pound)3.25 ($5.53) in cash for each share of General Cable ADS. Based upon Telewest's closing share price of (pound)0.89 ($1.51) on April 14, 1998, the General Cable Merger was valued at approximately (pound)649 million ($1.1 billion).

         The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of (pound)0.925 ($1.57) per share (the "Telewest Offer"). The Company subscribed to 85 million Telewest ordinary shares at an aggregate cost of (pound)78 million ($133 million) in connection with the Telewest Offer. Immediately following the Telewest Offer, the Company held 28% of the issued and outstanding Telewest ordinary shares.

         In connection with the General Cable Merger, the Company converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, the Company's ownership interest in Telewest decreased to 21.6%. In connection with the increase in Telewest's equity, net of the dilution of the Company's interest in Telewest, that resulted from the General Cable Merger, the Company recorded a non-cash gain of $60 million (before deducting deferred income tax expense of $21 million) during 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(d)      Flextech

         In January 1997, the Company's voting interest in Flextech was reduced to 50% and the Company ceased to include Flextech in its consolidated financial results and began to account for Flextech using the equity method of accounting. In April 1997, Flextech and BBC Worldwide Limited formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of the Company's economic ownership interest in Flextech from 46.2% to 36.8%. The Company continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, the Company recorded a $152 million increase to the carrying amount of the Company's investment in Flextech, a $53 million increase to deferred income tax liability, a $66 million increase to equity and a $33 million increase to minority interests in equity of consolidated subsidiaries. No gain was recognized in the statement of operations and comprehensive earnings due primarily to certain contingent obligations of the Company with respect to one of the BBC Joint Ventures. Flextech accounted for $21 million and $16 million of the Company's share of its affiliates' losses during the years ended December 31, 1998 and 1997, respectively.

         Based on the (pound)6.07 ($10.07) per share closing price of the Flextech ordinary shares on the London Stock Exchange, the 58 million Flextech ordinary shares owned by the Company had an aggregate market value of (pound)351 million ($583 million) at December 31, 1998.

(e)      Cablevision

         On October 9, 1997, the Company sold a portion of its 51% interest in Cablevision to unaffiliated third parties. In connection with such sale and certain related transactions, the Company recognized a gain of $49 million. Additionally, effective October 1, 1997, the Company ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Cablevision accounted for $23 million and $3 million of the Company's share of its affiliates' losses during the years ended December 31, 1998 and 1997, respectively. See note 20.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(f)      Various Foreign Investments

         Internationally, The News Corporation Limited ("News Corp.") and the Company formed a venture ("Fox Sports International") to operate sports programming services in Latin American and Australia and a variety of new sports services throughout the world except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. The Company owns 50% of Fox Sports International with News Corp. owning the other 50%. Fox Sports International accounted for $34 million, $30 million and $21 million of the Company's share of its affiliates' losses during the years ended December 31, 1998, 1997 and 1996, respectively.

         In addition to Telewest, Flextech and Fox Sports International and Cablevision, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other foreign investments in affiliates accounted for $70 million, $70 million and $54 million of the Company's share of its affiliates losses during the years ended December 31, 1998, 1997 and 1996, respectively.

(g)      IP IV

         In July 1996, the Company completed a series of transactions that resulted in the transfer of all or part of the Company's ownership interests in certain cable television systems to InterMedia IV in exchange for a 49% limited partnership interest in InterMedia IV and assumed debt of $120 million. Simultaneously, the Company received a cable television system and cash from InterMedia IV in exchange for a cable television system that had been recently acquired by the Company. The Company recognized no gain or loss in connection with the above-described transactions. The $225 million excess of the Company's investment in InterMedia IV over the Company's share of the partners' capital of InterMedia IV is being amortized over an estimated useful life of 20 years. Including such amortization, the Company's share of InterMedia IV's losses was $53 million, $46 million and $16 million during the years ended December 31, 1998, 1997 and 1996, respectively.

         ICM IV owns a 1.12% limited partnership interest in InterMedia IV. The Company acquired its limited partnership interest in ICM IV in August 1997 pursuant to the transactions described in note 17.

(h)      PCS Ventures

         PCS Ventures accounted for $629 million, $493 million and $167 million of the Company's share of its affiliates' losses during the years ended December 31, 1998, 1997 and 1996, respectively. The 1996 amount includes $34 million related to prior periods. See notes 2 and 9.

(i)      TCG

         TCG accounted for $32 million, $66 million and $51 million of the Company's share of affiliates' losses during the years ended December 31, 1998, 1997 and 1996, respectively. See Note 8.

(j)      Other

         As of April 29, 1996, the Company and News Corp. formed two sports programming ventures. In the U.S., the Company and News Corp. formed Fox/Liberty Networks LLC ("Fox Sports") into which the Company contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. The Company received a 50% interest in Fox Sports and a distribution of $350 million in cash. No gain or loss was recognized as the cash distribution approximated the carrying amount of the assets contributed.

         Prior to the first quarter of 1998, the Company had no obligation, nor intention, to fund Fox Sports. During 1998, the Company made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, the Company's share of losses of Fox Sports of $83 million for the year ended December 31, 1998 includes previously unrecognized losses of Fox Sports of approximately $64 million. Losses for Fox Sports were not recognized in prior periods due to the fact that the Company's investment in Fox Sports was less than zero.

Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Summarized unaudited combined financial information for the Company's affiliates for the periods in which the Company used the equity method to account for such affiliates is as follows:

                                                               December 31,
                                                         -----------------------
                                                           1998           1997
                                                         --------       --------
                                                           amounts in millions
Combined Financial Position

   Property and equipment, net                           $ 11,018          8,319
   Franchise costs, net                                     7,994          3,582
   Other assets, net                                       21,109         20,849
                                                         --------       --------

     Total assets                                        $ 40,121         32,750
                                                         ========       ========

   Debt                                                  $ 23,159         18,973
   Other liabilities                                       11,361          6,836
   Redeemable securities                                    1,727          1,137
   Owners' equity                                           3,874          5,804
                                                         --------       --------

      Total liabilities and equity                       $ 40,121         32,750
                                                         ========       ========

                                                     Years ended December 31,
                                              --------------------------------------
                                                1998           1997           1996
                                              --------       --------       --------
                                                       amounts in millions
Combined Operations

Revenue                                       $ 15,528          7,811          6,088
Operating expenses                             (13,889)        (7,815)        (5,576)
Depreciation and
    amortization                                (3,152)        (1,506)        (1,070)
                                              --------       --------       --------
    Operating loss                              (1,513)        (1,510)          (558)

Interest expense                                (2,056)          (921)          (615)
Other, net                                        (141)          (360)          (354)
                                              --------       --------       --------
    Net loss                                  $ (3,710)        (2,791)        (1,527)
                                              ========       ========       ========

(7)      Investment in Time Warner

         On October 10, 1996, Time Warner and Turner Broadcasting System, Inc. ("TBS") consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 1.5 Time Warner common shares (as adjusted for a two-for-one stock split) for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received
         1.6 Time Warner common shares (as adjusted for a two-for-one stock split) for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Time Warner, TBS and TCI entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended on September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, the Company agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth (l/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.

         In connection with the TBS/Time Warner Merger, the Company received approximately 101.2 million shares (as adjusted for a two-for-one stock split) of the TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, the Company recognized a pre-tax gain of $1.5 billion in the fourth quarter of 1996. The Company accounts for its investment in Time Warner as an available-for-sale security. See note 12.

         On June 24, 1997 the Company granted Time Warner an option to acquire the business of Southern Satellite Systems, Inc. ("Southern") and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). The Company received 12.8 million shares (as adjusted for a two-for-one stock split) of TW Exchange Stock valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. The Company recognized a $515 million pre-tax gain in connection with such transactions in the first quarter of 1998.

(8)      Investment in AT&T

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T, was consummated. As a result of such merger, TCI received in exchange for all of its interest in TCG, approximately 47 million shares of AT&T Common Stock. TCI recognized a $2.3 billion gain (before deducting deferred income tax expense of $883 million) on such transaction during the third quarter of 1998 based on the difference between the carrying amount of TCI's interest in TCG and the fair value of the AT&T Common Stock received. TCI had accounted for its ownership interest in AT&T Common Stock as an available-for-sale security. Such AT&T Common Stock was transferred from TCI Ventures Group to TCI Group in connection with the AT&T Merger. Following the AT&T Merger, TCI will treat its investment in AT&T Common Stock as an investment in its parent. Accordingly, the fair value of TCI's investment in AT&T Common Stock will be reflected as a reduction of TCI's equity, and any dividends received on such AT&T Common Stock will be recorded as an increase to TCI's additional paid-in capital. During 1998, TCI recognized dividends of $31 million on its investment in AT&T Common Stock.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On April 22, 1998, TCG completed a merger transaction with ACC Corp. ("ACC") in which ACC shares were exchanged with shares of TCG in the ratio of .90909 of a share of TCG stock for each share of ACC stock. As a result of such merger transaction, TCI's interest in TCG was reduced to approximately 26%. In connection with the increase in TCG's equity, net of the dilution of TCI's interest in TCG, that resulted from such merger, TCI recorded a non-cash gain of $201 million (before deducting deferred income tax expense of $71 million).

         During the year ended December 31, 1997, TCG issued 6.6 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock was approximately $123 million. In addition, effective November 5, 1997, TCG consummated a public offering of 7.3 million shares of its Class A common stock. TCG received net proceeds from its sale of shares pursuant to such offering of $318 million. As a result of the above transactions, TCI's ownership interest in TCG was reduced to approximately 28%. Accordingly, as a result of the increase in TCG's equity, net of the dilution of TCI's ownership interest in TCG, TCI recognized non-cash gains aggregating $112 million (before deducting deferred income tax expense of $43 million).

         On July 2, 1996, TCG conducted an initial public offering (the "TCG IPO") in which it sold 27 million shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410 million. As a result of the TCG IPO, TCI's ownership interest in TCG was reduced from approximately 35% to approximately 31%. Accordingly, TCI recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).

(9)      Investment in Sprint

         Prior to November 23, 1998, the PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo were subsidiaries of Sprint, Cox and the Company. The Company had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

         On November 23, 1998, the Company, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of "Sprint PCS Group Stock" which tracks the performance of Sprint's newly created "PCS Group" (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, the Company holds shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such Sprint Securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, the Company accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the PCS Exchange and the Company's less than 1% voting interest in Sprint, the Company no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, the Company accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         As a result of the PCS Exchange, the Company recorded a non-cash gain of $1.9 billion (before deducting deferred income tax expense of $647 million) during the fourth quarter of 1998 based on the difference between the carrying amount of the Company's interest in PCS Ventures and the fair value of the Sprint Securities received. In connection with the March 9, 1999 AT&T Merger, the Company consented to divest its interest in the Sprint Securities. See note 2.

(10)     Acquisitions and Dispositions

         In addition to the CSC Transaction described in note 6, the Company completed, during 1998, eight transactions whereby the Company contributed cable television systems serving in the aggregate approximately 1,924,000 customers to eight separate joint ventures (collectively, the "1998 Joint Ventures") in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by the Company to external parties aggregating $323 million and intercompany debt owed to the Company aggregating $2,374 million. The Company has agreed to take certain steps to support compliance by certain of the 1998 Joint Ventures with their payment obligations under certain debt instruments, up to an aggregate contingent commitment of $980 million. In light of such contingent commitments, the Company has deferred any gains on the formation of such 1998 Joint Ventures. Accordingly, the Company has recorded deferred gains aggregating $163 million and recognized net gains aggregating $392 million in connection with the formation of the 1998 Joint Ventures. The deferred gains will not be recognized until such time as the Company's contingent commitments are eliminated. The Company uses the equity method of accounting to account for its investments in the 1998 Joint Ventures. The CSC Transaction (see note
         6) and the formation of the 1998 Joint Ventures are collectively referred to herein as the "1998 Contribution Transactions." During the year ended December 31, 1998, the Company's revenue and operating cash flow (defined by the Company as operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation) included $622 million and $278 million, respectively, from the cable television systems included in the 1998 Contribution Transactions.

         In addition to the 1998 Contribution Transactions, the Company, as of December 31, 1998, has signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Pending Contribution Cable Systems") serving approximately 1.2 million basic customers to joint ventures in which the Company will retain non-controlling ownership interests (the "Pending Contribution Transactions"). Following the completion of the Pending Contribution Transactions, the Company will no longer consolidate the Pending Contribution Cable Systems. Accordingly it is anticipated that the completion of the Pending Contribution Transactions, as currently contemplated, will result in aggregate estimated reductions (based on 1998 amounts) to the Company's debt, annual revenue and annual operating cash flow of $1.5 billion, $500 million and $200 million, respectively. No assurance can be given that any of the Pending Contribution Transactions will be consummated.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On March 1, 1999, TV Guide, Inc. (Formerly United Video Satellite Group, Inc. ("UVSG")) and The News Corporation Limited ("News Corp.") completed a transaction whereby News Corp.'s TV Guide properties were combined with UVSG to create a platform for offering television guide services and advertising to consumers. As part of this combination, a unit of News Corp. received consideration consisting of $800 million in cash and 60 million shares of UVSG's stock, including 22.5 million shares of its Class A common stock and 37.5 million shares of its Class B common stock. In addition, News Corp. elected to purchase approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of the Company. Prior to such transactions, UVSG was a subsidiary of the Company. As a result of these transactions, and another transaction completed on the same date, News Corp., TCI and UVSG's public stockholders own, on an economic basis, approximately 44%, 44% and 12%, respectively, of UVSG. Following such transactions, News Corp. and TCI each have approximately 49% of the voting power of UVSG's outstanding stock. Upon consummation, TCI began accounting for its interest in UVSG under the equity method of accounting.

         On November 19, 1998, TCI exchanged, in a merger transaction, 0.58 of a share of Liberty Group Series A Stock for each share of the issued and outstanding Series A common stock of its then majority-owned subsidiary, Tele-Communications International, Inc. ("TINTA"), not beneficially owned by TCI (the "TINTA Merger"). Such transaction was accounted for as an acquisition of a minority interest. The aggregate value assigned to the 10,086,594 shares of Liberty Group Series A Stock issued by TCI was based upon the market value of Liberty Group Series A Stock at the time the TINTA Merger was announced. Assuming the TINTA Merger had occurred on January 1, 1997, the Company's results of operations and comprehensive earnings would not have been materially different from the Company's historical results of operations and comprehensive earnings for the years ended December 31, 1998 and 1997.

         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of TCI, which held non-voting class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million (the "FKW Preferred Stock"). As a result of the exchange, TCI recognized a gain of approximately $304 million.

         Effective July 31, 1997, a wholly-owned subsidiary of TCI merged with and into Kearns-Tribune Corporation ("Kearns-Tribune"). The merger was valued at $808 million. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. The merger of Kearns-Tribune has been accounted for by the purchase method. Accordingly, the results of operations of Kearns-Tribune have been combined with those of the Company since the date of acquisition, and the Company recorded Kearns-Tribune's assets and liabilities at fair value.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In January 1997, the Company acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that the Company did not previously own and certain additional assets for aggregate consideration of approximately $970 million. The Company issued approximately 16 million shares of TCI Group Series A Stock, assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner common stock valued at $41 million upon consummation of such acquisition. Prior to the acquisition date, the Company accounted for its 50% interest in TKR Cable under the equity method. This acquisition has been treated as a step acquisition for accounting purposes. Accordingly, the results of operations of TKR Cable have been combined with those of TCI Group since the date of acquisition and TCI Group's aggregate cost basis in TKR Cable has been allocated to TKR Cable's assets and liabilities based on their fair values.

         On July 31, 1996, pursuant to certain agreements entered into among TCIC, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets (the "Viacom Acquisition").

         The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Viacom Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable Sub Class A Stock"). Immediately following the completion of the Viacom Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Viacom Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of Cable Sub with a stated value of $100 per share (the "Stated Value"). The Exchangeable Preferred Stock was exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of TCI Group Series A Stock at an exchange rate of 5.447 shares of TCI Group Series A Stock for each share of Exchangeable Preferred Stock exchanged. The Exchangeable Preferred Stock is subject to redemption, at the option of Cable Sub, after the fifth anniversary of the date of issuance, initially at a redemption price of $102.50 per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends. Amounts payable by Cable Sub in satisfaction of its optional or mandatory redemption obligations with respect to the Exchangeable Preferred Stock could have been made in cash or, at the election of Cable Sub, in shares of TCI Group Series A Stock, or in any combination of the foregoing. Upon completion of the Viacom Acquisition, Cable Sub was renamed TCI Pacific Communications, Inc. ("TCI Pacific"). See note 2.

         The Viacom Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of TCI Pacific have been consolidated with those of the Company since the date of acquisition, and the Company recorded TCI Pacific's assets and liabilities at fair value.

(11)     Spin-Off of TCI Satellite Entertainment, Inc.

         Through December 4, 1996, the Company had an investment in a direct broadcast satellite partnership, PRIMESTAR Partners L.P. ("Primestar L.P."), which the Company accounted for by the equity method. Primestar L.P. had provided programming and marketing support to each of its cable partners who provided satellite television service to their customers. On December 4, 1996, the Company distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar L.P., the Company's business of distributing Primestar L.P. programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations are no longer consolidated with the Company's.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Summarized financial information of Satellite as of December 4, 1996 and from January 1, 1996 through December 4, 1996 is as follows (amounts in millions):

     Financial Position

        Cash, receivables and other assets                        $   104
        Investment in Primestar L. P                                   32
        Property and equipment, net                                 1,111
                                                                  -------

                                                                  $ 1,247
                                                                  =======

        Accounts payable and accrued liabilities                  $    60
        Due to Primestar L. P                                         458
        Due to TCI                                                    324
        Equity                                                        405
                                                                  -------
                                                                  $ 1,247
                                                                  =======

     Operations

        Revenue                                                   $   377
        Operating expenses                                           (373)
        Depreciation                                                 (166)
                                                                  -------
          Loss before income tax benefit                             (162)

        Income tax benefit                                             53
                                                                  --------

          Net loss                                                $  (109)
                                                                  =======

(12)     Debt

         Debt is summarized as follows:

                                           Weighted average           December 31,
                                           interest rate at      ----------------------
                                           December 31, 1998       1998          1997
                                           -----------------     --------      --------
                                                                  amounts in millions
Debt of subsidiaries:
    Notes payable (a)                            7.7%            $  9,412         9,017
    Bank credit facilities (b)                   6.1%               3,773         5,233
    Commercial paper                             5.6%                 109           533
    Convertible notes (c)                        9.5%                  40            40
    Other debt, at varying rates                                      718           427
                                                                 --------      --------
                                                                 $ 14,052        15,250
                                                                 ========      ========

(a) During the year ended December 31, 1998, the Company purchased certain notes payable which had an aggregate principal balance of $416 million and fixed interest rates ranging from 8.67% to 10.25% (the "1998 Purchases"). In connection with the 1998 Purchases, the Company recognized a loss on early extinguishment of debt of $60 million. Such loss related to prepayment penalties amounting to $52 million and the retirement of deferred loan costs.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         During the year ended December 31, 1997, the Company purchased certain notes payable which had an aggregate principal balance of $409 million and fixed interest rates ranging from 8.75% to 10.13% (the "1997 Purchases"). In connection with the 1997 Purchases, the Company recognized a loss on early extinguishment of debt of $39 million. Such loss related to prepayment penalties amounting to $33 million and the retirement of deferred loan costs.

         During the year ended December 31, 1996, the Company purchased certain notes payable which had an aggregate principal balance of $904 million and fixed interest rates ranging from 7.88% to 10.44% (the "1996 Purchases"). In connection with the 1996 Purchases, the Company recognized a loss on early extinguishment of debt of $62 million. Such loss related to prepayment penalties amounting to $60 million and the retirement of deferred loan costs.

(b) At December 31, 1998, subsidiaries of the Company had approximately $3.7 billion in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper.

         As security for borrowings under one of the Company's credit facilities, the Company has pledged a portion of its TW Exchange Stock with an estimated market value at December 31, 1998 of $2.7 billion based upon the market value of the marketable common stock into which it is convertible. Additionally, as security for borrowings under another of its credit facilities, the Company has pledged its holdings in Discovery Communications, Inc., QVC and the FKW Preferred Stock. At December 31, 1998, the carrying value of such holdings aggregated $617 million.

         Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, certain of TCI's subsidiaries pay fees ranging to 1/2% per annum on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

         During the year ended December 31, 1996, certain subsidiaries of the Company terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, the Company recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs.

                                                                    (continued)

(c) The convertible notes, which are stated net of unamortized discount of $166 million at December 31, 1998 and 1997, mature on December 11, 2021. Such notes are held by a director of the Company, as well as several members of his family. In connection with the AT&T Merger, such director resigned. The notes require, so long as conversion of the notes has not occurred, an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the year ended December 31, 1997, certain of these notes were converted, pursuant to their existing terms, into 2,533,116 shares of TCI Group Series A Stock, 1,448,341 shares of Liberty Group Series A Stock and 256,484 shares of Series A Common Stock, $1.00 par value per share, of Satellite ("Satellite Series A Common Stock") and 63,432 shares of TCI Ventures Group Series A Stock. No such conversions occurred during 1998. At December 31, 1998, the notes were convertible, at the option of the holders, into an aggregate of 24,163,259 shares of TCI Group Series A Stock, 19,416,889 shares of Liberty Group Series A Stock, 20,711,364 shares of TCI Ventures Group Series A Stock and 3,451,897 shares of Satellite Series A Common Stock. Pursuant to the terms of the Merger Agreement and a certain stock purchase agreement, dated as of July 9, 1986, among the Company and the holders of such convertible notes, the conversion features of the convertible notes were adjusted such that as of the March 9, 1999 consummation date of the AT&T Merger, such notes were convertible into 19,088,081 shares of AT&T Common Stock, 30,186,816 shares of AT&T Liberty Class A Tracking Stock and 3,451,897 shares of Satellite Series A Common Stock.

The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

The fair value of the debt of the Company's subsidiaries is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 1998, the fair value of the Company's debt was $17,816 million (including $2,724 million attributable to the value of the common stock underlying the convertible notes) as compared to a carrying value of $14,052 million on such date.

In order to achieve the desired balance between variable and fixed rate indebtedness, the Company may enter into Interest Rate Swaps pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") and receives variable interest rates and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates. During the years ended December 31, 1998, 1997 and 1996, the Company's net payments pursuant to the Fixed Rate Agreements were less than $1 million, $7 million and $14 million, respectively; and the Company's net receipts (payments) pursuant to the Variable Rate Agreements were $10 million, (less than $1 million) and $15 million, respectively. At December 31, 1998, all of the Company's Fixed Rate Agreements had expired.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

During the year ended December 31, 1996, the Company terminated certain Variable Rate Agreements with an aggregate notional amount of $700 million. The Company received $16 million upon such terminations. The Company will amortize such termination settlement over the remainder of the original terms of the terminated Variable Rate Agreements.

Information concerning the Company's Variable Rate Agreements at December 31, 1998 is as follows (dollar amounts in millions):

                                                                                  Amount to be
           Expiration          Interest rate           Notional                  received upon
             date              to be received           amount                  termination (a)
         --------------        --------------        -----------                ---------------
         April 1999                  7.4%            $        50                  $         1
         September 1999              6.4%                    350                            3
         February 2000            5.8%-6.6%                  300                            4
         March 2000               5.8%-6.0%                  675                            7
         September 2000              5.1%                     75                           --
         March 2027                  9.7%                    300                           36
         December 2036               9.7%                    200                           12
                                                     -----------                  -----------
                                                     $     1,950                  $        63
                                                     ===========                  ===========

----------

(a) The estimated amount that the Company would receive to terminate the agreements at December 31, 1998, taking into consideration current interest rates and the current creditworthiness of the counterparties, represents the fair value of the Interest Rate Swaps.

In addition to the Variable Rate Agreements, the Company entered into Interest Rate Swaps pursuant to which it pays a variable rate based on the London Interbank Offered Rate ("LIBOR") (5.5% at December 31, 1998) and receives a variable rate based on the Constant Maturity Treasury Index ("CMT") (4.9% at December 31, 1998) on a notional amount of $400 million through September 2000; and pays a variable rate based on LIBOR (5.4% at December 31, 1998) and receives a variable rate based on CMT (5.0% at December 31, 1998) on notional amounts of $95 million through February 2000. During the years ended December 31, 1998 and 1997, the Company's net payments (receipts) pursuant to such agreements were $2 million and (less than $1 million), respectively. At December 31, 1998, the Company would be required to pay an estimated $4 million to terminate such Interest Rate Swaps.

The Company is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, the Company does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments as of December 31, 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Annual maturities of debt for each of the next five years are as follows (amounts in millions):

                 1999                     $  1,539*
                 2000                        1,574
                 2001                        1,029
                 2002                          661
                 2003                        2,298

         * Includes $109 million of commercial paper.

(13)     Redeemable Preferred Stocks

         Convertible Preferred Stock, Series C. TCI issued 70,575 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI ("Series C Preferred Stock"). All of the issued and outstanding shares of Series C Preferred Stock were retired on December 31, 1997, with the effect that such retired shares have been restored to the status of authorized and unissued shares of Series Preferred Stock, and may be reissued as shares of another series of Series Preferred Stock but may not be reissued as Series C Preferred Stock. Dividends paid on such shares aggregated $12 million and $9 million during 1997 and 1996, respectively.

         Series C-TCI Group Preferred Stock. On December 31, 1997, TCI issued 70,575 shares designated as Series C-TCI Group Preferred Stock as partial consideration for retired Series C Preferred Stock. See also Series C-Liberty Media Group Preferred Stock below. There were 43,575 shares of Series C-TCI Group Preferred Stock outstanding at December 31, 1998. No dividends on such shares were paid in 1998. In connection with the AT&T Merger, shares of Series C-TCI Group Preferred Stock were converted into shares of AT&T Common Stock. See note 2.

         Series C-Liberty Media Group Preferred Stock. On December 31, 1997, TCI issued 70,575 shares designated as Series C-Liberty Media Group Preferred Stock as remaining consideration for retired Series C Preferred Stock. There were 70,575 shares of Series C-Liberty Media Group Preferred Stock authorized and outstanding at December 31, 1998. No dividends on such shares were paid in 1998. In connection with the AT&T Merger, shares of Series C-Liberty Media Group Preferred Stock were converted into shares of AT&T Liberty Class A Tracking Stock. See note 2.

         Convertible Preferred Stock, Series D. The Company had designated and issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D", par value $.01 per share. Outstanding shares during the years ended December 31, 1998, 1997 and 1996 accrued dividends at a rate of 5-1/2% per annum of the liquidation value ($300 per share). Dividends paid on such shares aggregated $10 million, $16 million and $17 million during 1998, 1997 and 1996, respectively.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On February 20, 1998, the Company issued a Notice of Redemption which called for the redemption of all of its outstanding Convertible Preferred Stock, Series D for $304.0233 per share. Effective April 1, 1998, all of the outstanding shares of Convertible Preferred Stock, Series D were redeemed to the extent not previously converted into shares of TCI Group Series A Stock and Liberty Group Series A Stock. The shares of Convertible Preferred Stock, Series D, that were redeemed, as well as previously unissued shares of Convertible Preferred Stock, Series D, were retired, undesignated and restored to the status of authorized and unissued shares of Series Preferred Stock.

         Series F Preferred Stock. The Company is authorized to issue 500,000 shares of Series F Preferred Stock, par value $.01 per share. Prior to the March 9, 1999 consummation of the AT&T Merger and related transactions, subsidiaries of TCI held all the issued and outstanding shares (278,307 shares). See note 2.

         Series G Preferred Stock and Series H Preferred Stock. In January, 1996, TCI designated and issued 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible TCI Group Preferred Stock, Series G" and 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible Liberty Media Group Preferred Stock, Series H" as consideration for an acquisition. At December 31, 1998, there were 6,444,244 shares of Series G Preferred Stock and 6,564,794 shares of Series H Preferred Stock outstanding. The initial liquidation value for the Series G Preferred Stock and Series H Preferred Stock was $21.60 per share and $5.40 per share, respectively, subject in both cases, to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends began to accrue on the Series G and Series H Preferred Stock on the first anniversary of issuance of the Series G and Series H Preferred Stock, and were thereafter payable semi-annually commencing January 25, 1997, at a rate of 4% per annum on the liquidation value. Dividends paid on shares of Series G Preferred Stock aggregated $6 million and $3 million during 1998 and 1997, respectively. Dividends paid on shares of Series H Preferred Stock aggregated $1 million in each of 1998 and 1997. In connection with the AT&T Merger, shares of Series G and Series H Preferred Stock were converted into shares of AT&T Common Stock and AT&T Liberty Class A Tracking Stock, respectively. See note 2.

(14) Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debt Securities of TCIC

         The Company, through certain subsidiary trusts, (the "Trusts"), had preferred securities outstanding at December 31, 1998 as follows:

                 Subsidiary Trust               Interest Rate       Face Amount
                 ----------------               -------------       -----------
                                                                    in millions
         TCI Communications Financing I             8.72%           $      500
         TCI Communications Financing II           10.00%                  500
         TCI Communications Financing III           9.65%                  300
         TCI Communications Financing IV            9.72%                  200
                                                                    ----------
                                                                    $    1,500
                                                                    ==========

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Trusts exist for the exclusive purpose of issuing the Trust Preferred Securities and investing the proceeds thereof into Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") of TCIC. The Subordinated Debt Securities have interest rates equal to the interest rate of the corresponding Trust Preferred Securities and have maturity dates ranging from 30 to 49 years from the date of issuance. The Subordinated Debt Securities are unsecured obligations of TCIC and are subordinate and junior in right of payment to certain other indebtedness of the Company. Upon redemption of the Subordinated Debt Securities, the Trust Preferred Securities will be mandatorily redeemable. TCIC effectively provides a full and unconditional guarantee of the Trusts' obligations under the Trust Preferred Securities.

         The Trust Preferred Securities are presented together in a separate line item in the accompanying consolidated balance sheets captioned "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of TCI Communications, Inc." Dividends accrued and paid on the Trust Preferred Securities aggregated $142 million, $132 million and $71 million for the years ended December 31, 1998, 1997 and 1996, respectively, and are included in minority interests in earnings of consolidated subsidiaries in the accompanying consolidated financial statements.

(15)     Stockholders' Equity

         Common Stock

         The Series A Stock each had one vote per share, and the Series B Stock each had ten votes per share. Each share of Series B Stock was convertible, at the option of the holder, into one share of Series A Stock of the applicable Group. See notes 1 and 2.

         The rights of holders of the TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock upon liquidation of TCI were based upon the ratio of the aggregate market capitalization, as defined, of each of the TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock, Liberty Group Stock, and TCI Ventures Group Stock.

         Stock Repurchases

         During the year ended December 31, 1998, pursuant to a stock repurchase program, 66,041 shares of TCI Group Series A Stock, 145,450 shares of TCI Ventures Group Series A Stock, 94,000 shares of TCI Ventures Group Series B Stock and 766,783 shares of Liberty Group Series A Stock were repurchased at an aggregate cost of approximately $31 million.

         During the year ended December 31, 1997, pursuant to a stock repurchase program approved by the Board, Liberty Media Group repurchased 916,500 shares of Liberty Group Series A Stock in open market transactions and 219,937 shares of Liberty Group Series A Stock from the spouse of an officer and director of TCI at an aggregate cost of approximately $18 million. Such shares were canceled and returned to an authorized but unissued status.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In addition, pursuant to the stock repurchase program, 4,000,000 shares of TCI Group Series A Stock, 330,902 shares of TCI Group Series B Stock and 338,196 shares of TCI Ventures Group Series B Stock were repurchased at an aggregate cost of $77 million during the year ended December 31, 1997. Such shares are reflected as treasury stock in the accompanying consolidated financial statements.

         Effective July 31, 1997, TCI merged Kearns-Tribune into a wholly-owned TCI subsidiary attributed to TCI Group. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. Such shares are reflected as common stock held by subsidiaries in the accompanying consolidated financial statements. See note 2.

         During the third quarter of 1997, TCI commenced a tender offer (the "Liberty Tender Offer") to purchase up to an aggregate of 22.5 million shares of Liberty Group Stock at a price of $20 per share through October 3, 1997. During the fourth quarter of 1997, TCI repurchased
         21.7 million shares of Liberty Group Series A Stock and 82,074 shares of Liberty Group Series B Stock at an aggregate cost of approximately $435 million pursuant to the Liberty Tender Offer. Such purchases are reflected as treasury stock in the accompanying consolidated financial statements. See note 2.

         Employee Benefit Plans

         The Company had several employee stock purchase plans to provide employees an opportunity to create a retirement fund including ownership interests in TCI. The primary employee stock purchase plan provided for employees to contribute up to 10% of their compensation to a trust for investment in several diversified investment choices, including investment in Company common stock. The Company, by annual resolution of the Board, generally contributed up to 100% of the amount contributed by employees. Such TCI contribution was invested in TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock. Certain of the Company's subsidiaries had their own employee benefit plans. Contributions to all plans aggregated $43 million, $38 million and $35 million for 1998, 1997 and 1996, respectively. Subsequent to the AT&T Merger, the significant terms of the employee stock purchase plans will remain substantially unchanged and contributions on behalf of employees will continue to be made in stock.

         Preferred Stock

         Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board. The Company is authorized to issue 50,000,000 shares of Series Preferred Stock.

         All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions proving for the issue of any series of the TCI Series Preferred Stock.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. No such shares were issued and outstanding as of December 31, 1998.

         Class B Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock and 1,552,490 of such shares are issued and outstanding, net of shares held by a TCI subsidiary as of December 31, 1998. Following the AT&T Merger, the rights of holders of Class B Preferred Stock will remain unchanged, except that rights applicable to TCI Group Series A Stock will continue to apply to AT&T Common Stock. See note 2.

         Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), and, in the sole discretion of the Board, may be declared and paid in cash, in shares of TCI Group Series A Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of TCI Group Series A Stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). Dividends paid on shares of Class B Preferred Stock aggregated $10 million in each of 1998, 1997 and 1996. The Class B Preferred Stock ranks junior to the Series F Preferred Stock with respect to the declaration and payment of dividends.

         If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of TCI Group Series A Stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of TCI Group Series A Stock by the Average Market Price of the TCI Group Series A Stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of TCI Group Series A Stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.

         In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

         If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

         The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all "Senior Debt" (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Junior Exchange Notes.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

         The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock and any class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the Delaware General Corporation Law.

         Redeemable Convertible Preferred Stock, Series E. The Company is authorized to issue 400,000 shares of Redeemable Convertible Preferred Stock, Series E, par value $.01 per share. No such shares were issued and outstanding as of December 31, 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Stock-Based Compensation

         As of December 31, 1998, the Company and its subsidiaries had several stock-based compensation plans for certain employees, officers, directors and other persons. Such plans are described below.

         Tele-Communications, Inc. Stock Incentive Plans. In 1994, the Company adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "1994 Plan"). The Plan provided for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof.

         In 1995, the Company adopted the Tele-Communications, Inc. 1995 Employee Stock Incentive Plan (the "1995 Plan"). In addition, the Company has established the Tele-Communications, Inc. 1996 Stock Incentive Plan (the "1996 Plan" and the Tele-Communications, Inc. 1998 Incentive Plan (the "1998 Plan") and together with the 1994 Plan and the 1995 Plan, the "Incentive Plans"). The 1996 Plan provides (i) for stock-based awards to be made in respect of a maximum of 16 million shares of TCI Group Series A Stock and a maximum of 6 million shares of Liberty Group Series A Stock (subject to certain adjustments described below) and (ii) for cash awards in amounts determined by the TCI compensation committee. The 1998 Plan provides (i) for stock-based awards to be made in respect of a maximum of 10 million shares of any combination of TCI Group Series A Stock or TCI Group Series B Stock, a maximum of 7.5 million shares of any combination of Liberty Group Series A Stock or Liberty Group Series B Stock, and a maximum of 7.5 million shares of any combination of TCI Ventures Group Series A Stock or TCI Ventures Group Series B Stock; and (ii) for cash awards in amounts determined by the TCI compensation committee.

         Awards may be made as grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), stock units ("Stock Units"), performance awards, or any combination thereof (collectively, "Awards"). Shares in respect of which Awards are made may be either authorized but unissued shares of Series A Stock or issued shares reacquired by the Company, including shares purchased in the open market. Shares of Series A Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or, with respect to tandem SARs deemed exercised, by virtue of the exercise of a related Option), or are Restricted Shares or Stock Units that are forfeited prior to becoming vested, or are subject to Awards of SAR's that are exercised for cash, will return to the pool of such shares available for grant under the 1996 Plan or 1998 Plan.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the Liberty Distribution, each holder of an outstanding option or SAR received an additional option or stock appreciation right, as applicable, covering a number of shares of Liberty Group Series A Stock equal to 56% (as adjusted) of the number of shares of Class A common stock theretofore subject to the outstanding option or stock appreciation right, and the outstanding option or stock appreciation right would continue in effect as an option or stock appreciation right covering the same number of shares of TCI Group Series A Stock (as redesignated) that were theretofore subject to the option or stock appreciation right. The aggregate pre-adjustment strike price of the outstanding options or stock appreciation rights was allocated between the outstanding options or stock appreciation rights and the newly issued options or stock appreciation rights in a ratio determined by the Compensation Committee of TCI. The following descriptions of stock options and/or stock appreciation rights have been adjusted to reflect such change.

         As a result of the TCI Ventures Exchange, the Compensation Committee of TCI elected to adjust the options in tandem with SARs to purchase TCI Group Series A Stock to reflect the expected shift of attributable value from TCI Group to the newly created TCI Ventures Group. The options in tandem with SARs to purchase TCI Group Series A Stock outstanding immediately prior to the TCI Ventures Exchange were canceled and reissued as two separately exercisable options in tandem with SARS: (i) with 70% of the options in tandem with SARs allocated to an option in tandem with SARs to purchase TCI Group Series A Stock, and (ii) with 30% of the options in tandem with SARs allocated to an option in tandem with SARs to purchase TCI Ventures Group Series A Stock. The terms of these adjusted options in tandem with SARs, including the exercise price and the date of grant, are in all material respects the same as the terms of the original options in tandem with SARs. The following descriptions of stock options and/or stock appreciation rights have been adjusted to reflect such change.

         Awards granted subsequent to the Liberty Distribution may include Awards relating to TCI Group Series A Stock or Liberty Group Series A Stock and Awards granted subsequent to the TCI Ventures Exchange may include Awards relating to TCI Group Series A Stock, Liberty Group Series A Stock or TCI Ventures Group Series A Stock in such amounts and types as the Compensation Committee of TCI determines in accordance with the terms of the Incentive Plans.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Awards of TCI Group Series A Stock made under the Incentive Plans prior to the Satellite Spin-off were adjusted in connection with the Satellite Spin-off such that immediately prior to the Satellite Spin-off, each option was divided into two separately exercisable options: (i) an option to purchase Satellite Series A Common Stock (an "Add-on Satellite Option"), exercisable for the number of shares of Satellite Series A Common Stock that would have been issued in the Satellite Spin-off in respect of the shares of TCI Group Series A Stock subject to the applicable TCI Option, if such TCI option had been exercised in full immediately prior to the record date of the Satellite Spin-off, and containing substantially equivalent terms as the existing TCI Option, and (ii) an option to purchase TCI Group Series A Stock (an "Adjusted TCI Option"), exercisable for the same number of shares of TCI Group Series A Stock as the corresponding TCI Option had been. The aggregate exercise price of each TCI Option was allocated between the Add-on Satellite Option and the Adjusted TCI Option into which it is divided, and all other terms of the Add-on Satellite Option and Adjusted TCI Option will in all material respects be the same as such TCI Option. Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding Adjusted TCI SARs and Add-on Satellite SARs instead of TCI SARs, effective immediately prior to the Satellite Spin-off.

         As a result of the foregoing, certain persons who remain TCI employees or non-employee directors after the Satellite Spin-off and certain persons who were TCI employees prior to the Satellite Spin-off but became Satellite employees after the Satellite Spin-off hold both Adjusted TCI Options and separate Add-on Satellite Options and/or hold both Adjusted TCI SARs and separate Add-on Satellite SARs. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by TCI employees and non-employee directors following the Satellite Spin-off are obligations solely of TCI. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by persons who are Satellite employees at the time of the Satellite Spin-off and following the Satellite Spin-off are no longer TCI employees are obligations solely of Satellite. Prior to the Satellite Spin-off, TCI and Satellite entered into an agreement to sell to each other from time to time at the then current market price shares of TCI Group Series A Stock and Satellite Series A common stock, respectively, as necessary to satisfy their respective obligations under such securities.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The following table presents the number and weighted average exercise price ("WAEP") of certain options in tandem with SARs to purchase TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock pursuant to the Incentive Plans.

                                                                                        TCI
                                                             Liberty                  Ventures
                                  TCI Group                   Group                    Group
                                  Series A                  Series A                  Series A
                                    Stock        WAEP         Stock         WAEP       Stock        WAEP
                                  ---------    --------     ---------     -------     --------    --------
                                                amounts in thousands, except for WAEP

Outstanding at January 1, 1996      17,702     $  15.08      11,568       $  9.39          --
      Exercised                       (196)       12.70        (132)         7.93          --
      Canceled                        (132)       15.35         (42)         8.45          --
                                   -------                  -------                   ------
Outstanding at December 31, 1996    17,374        12.97      11,394          9.41          --
      Adjustment for TCI
         Ventures Exchange          (7,946)       14.22          --                    15,899     $  7.11
      Granted                       12,395        15.27       3,514         15.89         300        7.84
      Exercised                     (5,618)       11.95      (2,502)         8.42      (1,035)       6.76
      Canceled                         (54)       14.27         (42)        10.25          (2)       7.10
                                   -------                  -------                   -------
Outstanding at December 31, 1997    16,151        14.47      12,364         11.45      15,162        7.15
      Granted                        1,175        33.51       8,245         43.23          20       16.50
      Exercised                     (3,091)       13.50      (1,807)         8.13      (2,940)       6.69
      Canceled                        (512)       15.47         (11)         9.78        (521)       6.92
                                   -------                  -------                   -------
Outstanding at December 31, 1998    13,723        16.28      18,791         25.71      11,721        7.29
                                   =======                  =======                   =======
Exercisable at December 31, 1998     5,093        13.99       5,522         10.64       5,025        6.91
                                   =======                  =======                   =======
Vesting Period                     5 years                  5 years                   5 years
                                   =======                  =======                   =======

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On December 13, 1995, pursuant to the 1994 Plan, the Company awarded 330,000 restricted shares of TCI Group Series A Stock and 67,500 restricted shares of Liberty Group Series A Stock to certain officers and other key employees of the Company. Based on the terms at the date of grant, such restricted shares vest as to 50% in December 1999 and as to the remaining 50% in December 2000. Such restricted shares had a fair value of $20.625 and $11.67, respectively, on the date of grant. At December 31, 1998, 123,886 restricted shares of TCI Group Series A Stock (after adjustment for TCI Ventures Exchange), 102,228 restricted shares of TCI Ventures Group Series A Stock (after adjustment for TCI Ventures Exchange and a stock dividend) and 45,000 restricted shares of Liberty Group Series A Stock (after adjustment for stock dividends) were unvested.

         On July 23, 1997, pursuant to the 1996 Plan, the Company awarded 400,000 restricted shares of TCI Group Series A Stock to an officer and a director of the Company. Such restricted shares vest as to 50% in July 2001 and as to the remaining 50% in July 2002. Such restricted shares had a fair value of $15.81 on the date of grant. At December 31, 1998, 338,154 restricted shares of TCI Group Series A Stock (after adjustment for TCI Ventures Exchange) and 123,692 restricted shares of TCI Ventures Group Series A Stock (after adjustment for TCI Ventures Exchange and a stock dividend) were unvested.

         On December 16, 1997, the Company granted options in tandem with stock appreciation rights to acquire 2,800,000 shares of TCI Ventures Group Series B Stock to an officer and director of the Company. The options in tandem with stock appreciation rights have an exercise price of $10.37 and vest ratably over five years with such vesting period beginning December 16, 1997, first became exercisable on December 16, 1998 and expire on December 16, 2007.

         On June 23, 1998, pursuant to the 1998 Plan, the Company awarded 1,350,000 restricted shares of TCI Group Series A Stock to certain officers of the Company. Such restricted shares vest as to 50% in June 2002 and as to the remaining 50% in June 2003. Such restricted shares had a fair value of $38.69 on the date of grant.

         On September 3, 1998, pursuant to the 1998 Plan, the Company awarded 1,509,880 restricted shares of TCI Group Series A Stock to certain officers and other key employees of the Company. Such restricted shares vest as to 50% in September 2002 and as to the remaining 50% in September 2003. Such restricted shares had a fair value of $33.75 on the date of grant.

         On December 10, 1998, pursuant to the 1998 Plan, the Company awarded 287,500 restricted shares of TCI Group Series A Stock to an officer and a director of the Company. Such restricted shares vest as to 50% in December 2002 and as to the remaining 50% in December 2003. Such restricted shares had a fair value of $48.375 on the date of grant.

         SARs with respect to 150,000 shares of TCI Group Series A Stock, 569,553 shares of Liberty Group Series A Stock and 577,526 shares of TCI Ventures Group Series A Stock were outstanding at December 31, 1998. These rights have an adjusted strike price of $.52, $.36 and $.26 per share, respectively. All such SARs are 100% vested at December 31, 1998 and expire on March 28, 2001. The Company has the option of paying the holder in stock or cash. During the year ended December 31, 1998, SARs with respect to 358,350 shares of TCI Group Series A Stock were exercised.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Tele-Communications, Inc. Director Stock Option Plan. On August 3, 1995, stockholders of the Company approved the Director Stock Option Plan (the "DSOP") including the grant, effective as of November 16, 1994, to each person that as of that date was a member of the Board and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of TCI Class A common stock. Pursuant to the DSOP, options to purchase 300,000 shares of TCI Class A common stock were granted at an exercise price of $22.00 per share. Such options had a weighted average fair value of $16.49 on the date of grant. Options issued pursuant to the DSOP vest and become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant. During the year ended December 31, 1995, options to purchase 50,000 shares of TCI Group Series A Stock and options to purchase 28,125 shares of Liberty Group Series A Stock were canceled. During the year ended December 31, 1996, options to purchase 150,000 shares of TCI Group Series A Stock and options to purchase 84,375 shares of Liberty Group Series A Stock with a WAEP of $14.75 and $11.52, respectively, were issued pursuant to the DSOP. Such options had a weighted average fair value of $9.83 and $7.67, respectively, on the date of grant.

         At December 31, 1998, 330,000 options with respect to TCI Group Stock granted pursuant to the DSOP were outstanding, 204,000 of which were exercisable. Such options had a range of exercise prices of $12.25 to $16.99, with a WAEP of $14.08, and a weighted average remaining contractual life of 6.76 years.

         At December 31, 1998, 225,000 options with respect to Liberty Group Stock granted pursuant to the DSOP were outstanding, 146,250 of which were exercisable. Such options had a range of exercise prices of $9.78 to $11.67, with a WAEP of $10.18, and a weighted average remaining contractual life of 6.63 years.

         Tele-Communications International, Inc. Stock Incentive Plan. In 1995, TINTA adopted the Tele-Communications International, Inc. 1995 Stock Incentive Plan (the "TINTA 1995 Plan"). The TINTA 1995 Plan provides for Awards to be made in respect of a maximum of 3,000,000 shares of TINTA Series A common stock ("TINTA Series A Stock") (subject to certain anti-dilution adjustments). Shares of TINTA Series A Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related stock appreciation right), or are forfeited prior to becoming vested will return to the pool of such shares available for grant under the TINTA 1995 Plan.

         On December 13, 1995, stock options in tandem with SARs to purchase 1,352,000 shares of TINTA Series A Stock were granted pursuant to the TINTA 1995 Plan. Such options vest evenly over five years, first became exercisable August 4, 1996 and expire on August 4, 2005. During 1997, TINTA granted stock options in tandem with SARs to purchase 1,130,000 shares of TINTA Series A Stock. Such options vest evenly over five years, first become exercisable one year after date of grant, and expire ten years after date of grant.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         As a result of the TINTA Merger on November 19, 1998, each stock option and SAR to purchase TINTA Series A Stock was converted into a stock option or SAR to purchase Liberty Group Series A Stock determined by multiplying the number of TINTA stock options or SARs by
         0.58 at an exercise price per share of such stock option or SAR divided by 0.58. The following descriptions of stock options and/or SARs have been adjusted to reflect such change.

         The following table presents the number and WAEP of certain options in tandem with SARs to purchase TINTA Series A Stock and Liberty Group Series A Stock pursuant to the TINTA 1995 Plan (amounts in thousands, except for WAEP).

                                                                        Liberty
                                                TINTA                    Group
                                              Series A                  Series A
                                                Stock          WAEP      Stock       WAEP
                                              --------      ---------   --------    ------
                                                     amounts in thousands, except for WAEP
Outstanding at January 1, 1996 and 1997         1,352       $   16.00       --        --
      Granted                                   1,130           14.69       --        --
                                               ------                   --------
Outstanding at December 31, 1997                2,482           15.40       --        --

      Adjustment for TINTA Merger              (1,982)          15.31      1,150    $26.40
      Exercised                                  (500)          15.75         (1)    25.21
                                               ------                   --------
Outstanding at December 31, 1998                 --               --       1,149     26.40
                                               ======                   ========
Exercisable at December 31, 1998                 --               --         448     26.97
                                               ======                   ========
Vesting Period                                   --                      5 years
                                               ======                   ========

         On December 13, 1995, pursuant to the TINTA 1995 Plan, 40,000 restricted shares of TINTA Series A Stock were awarded to certain officers and directors of TINTA. Such restricted shares vest as to 50% in December 1999 and as to the remaining 50% in December 2000. Such restricted shares had a fair value of $25.375 on the date of grant. At December 31, 1998, 23,200 restricted shares of Liberty Group Series A Stock (after adjustment for TINTA Merger) were unvested.

         On July 23, 1997, pursuant to the TINTA 1995 Plan, 150,000 restricted shares of TINTA Series A Stock were awarded to a director of TINTA. Such restricted shares vest as to 50% in July 2001 and as to the remaining 50% in July 2002. Such restricted shares had a fair value of $14.625 on the date of grant. At December 31, 1998, 87,000 restricted shares of Liberty Group Series A Stock (after adjustment for TINTA Merger) were unvested.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Tele-Communications International, Inc. Nonemployee Director Stock Option Plan. On April 11, 1996, TINTA adopted the Tele-Communications International, Inc. 1996 Nonemployee Director Stock Option Plan (the "TINTA Director Plan"). The TINTA Director Plan provides for grants to be made to nonemployee directors of TINTA of options to purchase a maximum of 1,000,000 shares of TINTA Series A Stock (subject to certain anti-dilution adjustments). Shares that are subject to such options that expire or terminate for any reason without having been exercised will return to the pool of shares underlying options available to grant under the TINTA Director Plan. Pursuant to the TINTA Director Plan, options to purchase 200,000 shares of TINTA Series A Stock were granted in April 1996 at an exercise price of $16.00 per share. Such options had a weighted average fair value of $14.01 on the date of grant. Options issued pursuant to the TINTA Director Plan vest and become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant.

         At December 31, 1998, 116,000 options with respect to Liberty Group Series A Stock (after adjustment for TINTA Merger) granted pursuant to the TINTA Director Plan were outstanding, 46,400 of which were exercisable. Such options had an exercise price of $27.58 and a weighted average remaining contractual life of 8 years.

         Founders Options. Effective December 1, 1996, certain officers and key employees of the Company were each granted options (the "Telephony Option") representing 1.0% of the Company's common equity in TCI Telephony Services, Inc., a consolidated subsidiary of the Company, ("Telephony Services"). The aggregate exercise price for each such option was equal to 1.0% of (i) the Company's cumulative investment in Telephony Services as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise, less (ii) the sum of (x) $500 million and (y) the amount of the tax benefits generated by Telephony Services (up to $500 million) as and when used by TCI. Such options had a fair value of $1,347,700 per option on the date of grant. Each such option was replaced during 1997 with a separate SAR with respect to each of Telephony Services' two direct wholly-owned subsidiaries, TCI Teleport Holdings, Inc. ("TCI Teleport") and TCI Wireless Holdings, Inc. ("TCI Wireless"). Each of the SAR with respect to TCI Teleport (the "CLEC SAR") and the SAR with respect to TCI Wireless (the "Wireless SAR") entitles the holder to the excess of the value of the shares subject to the SAR (based on the percentage that such shares represent of the total value of the common equity of TCI Teleport or TCI Wireless, as applicable, as of the exercise date) over the "strike price" (i.e., 1% of TCI's cumulative investment in TCI Teleport or TCI Wireless, as applicable, and their respective subsidiaries at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise). The material terms of the CLEC SAR and the Wireless SAR are the same as those of the Telephony Option, except that the strike price for each such SAR is an allocated portion of the exercise price under the Telephony Option based on TCI's cumulative investment in TCI Teleport and TCI Wireless. All such SARs will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006. Any exercise by one of such executive officers of all or part of the CLEC SAR would need to be accompanied by the exercise by such executive officer of a pro rata portion of Wireline Option described below.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Each such officer and key employee was also granted a similar option (the "Wireline Option") representing 1.0% of the Company's common equity in TCI Wireline, Inc., another consolidated subsidiary of the Company, ("Wireline"). The aggregate exercise price for each such Wireline Option is equal to 1.0% of the Company's cumulative investment in Wireline as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. All of such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006. Such options had a fair value of $4,400 per option on the date of grant. Such options must be exercised on a pro rata basis with the CLEC SARs discussed above. On February 19, 1999 the Company repurchased from the holders of the Wireline Options all shares of the common stock of Wireline acquired by such holders pursuant to the Wireline Options. At such time the Company canceled the Wireline Options and deleted the requirement in the CLEC SARs that holders thereof exercise their Wireline Option in order to exercise their CLEC SAR.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Effective December 1, 1996, certain officers and key employees of the Company were each granted options (the "Internet Option") representing 1% of the Company's common equity in TCI Internet Services, Inc. ("TCI Internet"), a consolidated subsidiary of the Company. The aggregate exercise price for each Internet Option was equal to 1.0% of the Company's cumulative investment in TCI Internet as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise price. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006. Such options had a fair value of $346,800 on the date of grant. In anticipation of the transfer to TCI.NET, Inc. ("TCI.NET") of the Internet services distribution business conducted through subsidiaries of TCI Internet, each such option was replaced during 1997 with an option to acquire a number of shares equal to 1.0% of TCI's common equity in TCI.NET at December 1, 1996 and a SAR with respect to a number of shares equal to 1.0% of TCI's common equity in TCI Internet at December 1, 1996. The material terms of the option to acquire shares of TCI.NET are the same as those of the Internet Option, except that the exercise price, which will be payable to TCI. NET, is an allocated portion of the exercise price under the Internet Option based on TCI's cumulative investment in the Internet services distribution business relative to the balance of its cumulative investment in TCI Internet at December 1, 1996. The SAR entitles the holder to the excess of the value of the shares subject to the SAR (based on the percentage that such shares represent of the total value of the common equity of TCI Internet as of the exercise date) over 1% of TCI's cumulative investment in TCI Internet at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise. Any exercise by the holder of all or part of the TCI.NET option must be accompanied by the exercise by such holder of a pro rata portion of the TCI Internet SAR, and vice versa. On February 19, 1999 the Company repurchased from the holders of the TCI.NET options all shares of the common stock of TCI.NET acquired by such holders pursuant to the TCI.NET option. At such time the Company canceled the TCI.NET options and deleted the requirement in the TCI Internet SARs that holders thereof exercise their TCI.NET option in order to exercise their TCI Internet SAR. In connection with the AT&T Merger, the TCI Ventures Group's equity interest in @Home, which constituted substantially all of the value of the assets of TCI Internet, was transferred to the TCI Group. As a result, on March 8, 1999 each Internet SAR was amended to provide, among other things, that following the AT&T Merger the amounts payable upon exercise of the Internet SARs would not be determined by reference to the fair market value of TCI Internet, but would instead be based upon the fair market value (determined as of the date of exercise of an Internet SAR) of the investment securities held by TCI Internet prior to the AT&T Merger, subject to certain adjustments. Such amendment also provided that the cash settlement value of the Internet SAR would be paid, at the grantor's election, in cash, AT&T stock or other stock owned by the grantor. In connection with such amendment, TCI or Liberty Media Corporation ("Liberty") (depending upon which entity employed the holder of the Internet SAR) was substituted for TCI Internet as the obligor under the Internet SARs.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         At December 31, 1998, 20 Wireless SARs were outstanding, all of which were exercisable. Such SARs had an exercise price of $1,040,968 and an average remaining contractual life of 8 years.

         At December 31, 1998, 12 TCI Internet SARs were outstanding, none of which were exercisable. Such SARs and options had an exercise price of $37,023 and an average remaining contractual life of 8 years.

         At December 31, 1998, all of the CLEC SARs had been exercised.

         United Video Satellite Group, Inc. Equity Incentive Plan and United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors. UVSG sponsors the United Video Satellite Group, Inc. Equity Incentive Plan under which 8.0 million shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of awards of stock options, stock appreciation rights and restricted stock granted under the plan. UVSG's Equity Incentive Plan provides that the price at which each share of stock covered by an option may be acquired shall in no event be less than 100% of the fair market value of the stock on the date the option is granted, except in certain limited circumstances. Additionally, UVSG sponsors the United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors under which 500,000 shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of stock options granted thereunder.

         At December 31, 1998, 6.3 million shares of UVSG's Class A Common Stock were reserved for issuance under the stock option plans. The options granted under the stock option plans expire ten years from the date of grant. Options outstanding are as follows (amounts in thousands, except for WAEP):

                                                     UVSG
                                                 Class A Common
                                                    Stock (1)      WAEP (1)
                                                 --------------    --------
         At January 1, 1996                         $ 4,121          4.25
              Granted                                 1,276         11.11
              Exercised                                (815)         4.04
              Canceled                                 (805)         9.21
                                                    -------

         At December 31, 1996                         3,777          5.56
              Granted                                   916          8.54
              Exercised                              (2,089)         4.04
              Canceled                                 (252)         5.88
                                                    -------

         At December 31, 1997                         2,352          8.03
              Granted                                   709         16.61
              Exercised                                (254)         6.84
              Canceled                                  (36)         9.41
                                                    -------

         Exercisable at December 31, 1998             2,771         10.32
                                                    =======

----------
(1)      Adjusted for two-for-one stock split.

         Exercise prices for options outstanding as of December 31, 1998 ranged from $4 to $17. The weighted-average remaining contractual life of such options is 7.8 years.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On March 1, 1999, the Company's voting interest in UVSG was reduced to 49% and the Company ceased to include UVSG in its consolidated financial results and began to account for UVSG using the equity method of accounting. See note 10.

         At Home Corporation Stock Option Plans. @Home adopted certain stock option plans (the "@Home Plans") during 1996, 1997 and 1998. The @Home Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses to employees, directors and consultants of @Home. Options under the @Home Plans generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter.

         Options outstanding are as follows (amounts in thousands, except for WAEP):

                                                          @Home
                                                     Series A Common
                                                          Stock          WAEP
                                                     ---------------    ------
         At January 1, 1996                                    --       $   --
              Granted                                       5,296          .06
              Exercised                                    (4,875)         .06
              Canceled                                       (198)         .05
                                                          -------

         At December 31, 1996                                 223          .06
              Granted                                       5,158         6.30
              Exercised                                    (2,170)         .25
              Canceled                                       (153)        3.78
                                                          -------

         At December 31, 1997                               3,058        10.26
              Granted                                       7,648        40.73
              Exercised                                      (425)        7.01
              Canceled                                       (268)       18.83
                                                          -------

         At December 31, 1998                              10,013        33.44
                                                          =======

         Exercisable at December 31, 1998                   1,616         6.69
                                                          =======

         Exercise prices for options outstanding as of December 31, 1998 ranged from $.05 to $71.50. The weighted-average remaining contractual life of such options is 8.31 to 9.97 years.

         TCI Music, Inc. Stock Incentive Plan. During 1997 and 1998, TCI Music, Inc., a subsidiary of the Company, ("TCI Music") granted stock options with tandem SARs to employees under the TCI Music, Inc. 1997 Stock Incentive Plan (the "TCI Music Stock Plan") which is authorized to issue up to 4,000,000 shares. Options granted under the TCI Music Stock Plan expire ten years from the date of grant. In addition TCI Music granted stock options with tandem SARs to the board of directors and employees in connection with certain mergers. Options issued under the TCI Music Stock Plan and in connection with certain mergers generally vest annually in 20% cumulative increments.

         On December 21, 1998, TCI Music re-priced the stock options with tandem SARs pursuant to the TCI Music Stock Plan at $4.00 for all grants to executive officers and employees of TCI Music and its subsidiaries.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The following table presents the number and WAEP of options in tandem with SARs to purchase TCI Music Series A Common Stock, after giving effect to the re-pricing at $4.00 for certain options and tandem SARs (amounts in thousands, except for WAEP):

                                                          TCI Music
                                                          Series A
                                                         Common Stock    WAEP
                                                         ------------    ----
         At January 1, 1997                                     --         --
               Granted                                       3,609       5.75
                                                            ------

         At December 31, 1997                                3,609       5.75
               Granted                                       1,771       4.00
               Exercised                                       (21)      4.00
               Canceled                                       (311)      4.00
                                                            ------

         At December 31, 1998                                5,048       5.25
                                                            ======

         Exercisable at December 31, 1998                    1,373       5.84
                                                            ======


         Exercise prices for options outstanding as of December 31, 1998 ranged from $4.00 to $6.25. The weighted average remaining contractual life of such options is 8.7 years. The weighted average fair value of options granted during 1998, after giving effect to the re-pricing at $4.00 for certain options and tandem SARs, and 1997 was $3.51 and $3.31, respectively.

         The estimated fair values of the Options noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations generally include the following: (a) a discount rate equal to the 10-year Treasury rate on the date of grant; (b) a 35% volatility factor, (c) the 10-year option term; (d) the closing price of the respective common stock on the date of grant; and (e) an expected dividend rate of zero.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Estimated compensation relating to restricted stock awards, options with tandem SARs and SARs has been recorded through December 31, 1998 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested. Compensation recognized for options with tandem SARs and SARs for the years ended December 31, 1998, 1997 and 1996 was $858 million, $485 million and $(14 million), respectively. Compensation recognized for restricted stock awards for the years ended December 31, 1998, 1997 and 1996 was $8 million, $3 million and $1 million, respectively. Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in SFAS 123, the Company's net earnings (loss) and net earnings
         (loss) per share would have changed to the pro forma amounts indicated below (amounts in millions, except per share amounts):

                                                                         1998        1997      1996
                                                                         ----        ----      ----
         Pro forma net earnings (loss) attributable to common
             stockholders                                               $ 1,902      (608)      256

         Pro forma basic net earnings (loss) attributable to common stockholders per common share

               TCI Group Series A and Series B                          $  (.46)     (.86)    (1.20)
               Liberty Media Group Series A and Series B                $   .43       .34      2.82
               TCI Ventures Group Series A and Series B                 $  4.71      (.47)       --

         Pro forma diluted net earnings (loss) attributable to common stockholders per common and potential common share

               TCI Group Series A and Series B                          $  (.49)     (.86)    (1.20)
               Liberty Media Group Series A and Series B                $   .39       .31      2.58
               TCI Ventures Group Series A and Series B                 $  4.41      (.47)       --


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          Treasury Stock and Common Stock Held by Subsidiaries, at Cost

                                                           December 31, 1998            December 31, 1997
                                                     ---------------------------    -------------------------
                                                       Number of                    Number of
                                                        shares      Cost basis       shares       Cost basis
                                                     ------------  ------------     ----------   ------------
                                                                  (dollar amounts in millions)

         Treasury stock is summarized as follows:
               TCI Group Series A Stock               11,362,365   $        182     11,296,324   $        180
               TCI Group Series B Stock                  330,902              7     30,876,766            518
               Liberty Group Series A Stock           25,561,455            505     25,082,172            489
               Liberty Group Series B Stock               82,074              2         82,074              2
               TCI Ventures Group Series A Stock          61,450              1             --             --
               TCI Ventures Group Series B Stock         432,196              5        338,196              4
         Common stock held by subsidiaries is
           summarized as follows:
               TCI Group Series A Stock              125,728,816            466    125,645,656            464
               TCI Group Series B Stock                9,154,134            161      9,112,500            160
               Liberty Group Series A Stock            6,654,367            113      6,654,367            113
               Liberty Group Series B Stock            3,417,187             61      3,417,187             61
                                                                   ------------                  ------------
                                                                   $      1,503                  $      1,991
                                                                   ============                  ============

         In conjunction with the AT&T Merger, such shares held in treasury and such shares held by subsidiaries were canceled. See note 2.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         General

         During the fourth quarter of 1997, the Company entered into a total return equity swap facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, the Company would have the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. The Company would have the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, the Company would settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares should exceed the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost would be segregated from the other Equity Swap Shares. If the market value of Equity Swap Shares should be less than the Counterparty's cost, the Company, at its option, would settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company would be required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to the Company's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of December 31, 1998, the Equity Swap Facility had acquired 4,935,780 shares of TCI Group Series A Stock and 1,171,800 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $135 million less than the fair value of such Equity Swap Shares at December 31, 1998. From February 10, 1999 to March 5, 1999, the Company terminated all transactions under the Equity Swap Facility and the related swap agreement. In connection with the termination of such transactions the Company received an aggregate cash payment of $170 million.

         At December 31, 1998, there were 99,890,031 shares of TCI Group Series A Stock, 55,828,238 shares of Liberty Group Series A Stock, 33,009,606 shares of TCI Ventures Group Series A Stock and 2,800,000 shares of TCI Ventures Group Series B Stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock. Also, one share of Series A Stock is reserved for each share of Series B Stock. Additionally, at December 31, 1998, subsidiaries of TCI owned an aggregate of 278,307 shares of Series F Preferred Stock. In connection with a restructuring, 123,896 shares of Series F Preferred Stock were converted into 185,428,946 shares of TCI Group Series A Stock and the remaining 154,411 shares of Series F Preferred Stock were canceled. See note 2.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(16)     Other Comprehensive Earnings

         Accumulated other comprehensive earnings included in the Company's consolidated balance sheets and consolidated statements of stockholders' equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings, net of taxes, is summarized as follows:

                                                          Foreign             Unrealized           Accumulated
                                                          currency               gains                other
                                                         translation          (losses) on         comprehensive
                                                         adjustments          securities            earnings
                                                       ---------------       --------------     -----------------
                                                                          amounts in millions
         Balance at January 1, 1996                      $          (9)                 338                   329
         Other comprehensive earnings (loss)                        35                 (323)                 (288)
                                                         -------------       --------------     -----------------

         Balance at December 31, 1996                               26                   15                    41
         Other comprehensive earnings (loss)                       (22)                 753                   731
                                                         -------------       --------------     -----------------

         Balance at December 31, 1997                                4                  768                   772
         Other comprehensive earnings                                2                2,975                 2,977
                                                         -------------       --------------     -----------------

         Balance at December 31, 1998                    $           6                3,743                 3,749
                                                         =============       ==============     =================


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The components of other comprehensive earnings are reflected in the Company's consolidated statements of operations and comprehensive earnings, net of taxes and reclassifications adjustments for gains realized in net earnings (loss). The following table summarizes the tax effects and reclassification adjustments related to each component of other comprehensive earnings.

                                                                                       Tax
                                                                 Before-tax          (expense)            Net-of-tax
                                                                   amount             benefit               amount
                                                                -------------      --------------      ---------------
                                                                                  amounts in millions
         Year ended December 31, 1998:
         Foreign currency translation adjustments               $           3                  (1)                   2
                                                                -------------      --------------      ---------------
         Unrealized gains on securities:
             Unrealized holding gains arising during period             4,889              (1,912)               2,977
             Less: reclassification adjustment for gains
                realized in net earnings                                   (4)                  2                   (2)
                                                                -------------      --------------      ---------------
             Net unrealized gains                                       4,885              (1,910)               2,975
                                                                -------------      --------------      ---------------
         Other comprehensive earnings                           $       4,888              (1,911)               2,977
                                                                =============      ==============      ===============
         Year ended December 31, 1997:
         Foreign currency translation adjustments               $         (34)                 12                  (22)
                                                                -------------      --------------      ---------------
         Unrealized gains on securities:
             Unrealized holding gains arising during period             1,236                (483)                 753
             Less: reclassification adjustment for gains
                realized in net earnings                                   --                  --                   --
                                                                -------------      --------------      ---------------
             Net unrealized gains                                       1,236                (483)                 753
                                                                -------------      --------------      ---------------
         Other comprehensive earnings                           $       1,202                (471)                 731
                                                                =============      ==============      ===============
         Year ended December 31, 1996:
         Foreign currency translation adjustments               $          54                 (19)                  35
                                                                -------------      --------------      ---------------
         Unrealized gains on securities:
             Unrealized holding gains arising during period                67                 (26)                  41
             Less: reclassification adjustment for gains
                realized in net earnings                                 (598)                234                 (364)
                                                                -------------      --------------      ---------------
             Net unrealized gains                                        (531)                208                 (323)
                                                                -------------      --------------      ---------------
         Other comprehensive earnings                           $        (477)                189                 (288)
                                                                =============      ==============      ===============



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(17)     Transactions with Officers and Directors

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI would have the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers would settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares should exceed the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost would be segregated from the other Option Shares in an account at the Investment Bankers. If the market value of the Option Shares should be less than the Investment Bankers' cost, the Company, at its option, would settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company would be required to pay the Investment Bankers a quarterly fee equal to LIBOR plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4 million shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the Exchange Offers and certain open market transactions that were completed to obtain the desired weighting of TCI Group Series A Stock and TCI Ventures Group Series A Stock, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares of TCI Ventures Group Series A Stock during the last half of 1997. As a result of the foregoing transactions and certain transactions related to the January 5, 1998 settlement of litigation involving the Magness Estate, as described below, the Option Shares were comprised of 6,201,042 shares of TCI Group Series A Stock and 11,740,610 shares of TCI Ventures Group Series A Stock at December 31, 1998. At December 31, 1998, the market value of the Option Shares exceeded the Investment Bankers' cost by $421 million.

         Pursuant to a certain letter agreement, dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of TCI Group Series B Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the TCI Group Series B Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of TCI Group Series A Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the TCI Group Series B Stock for the five trading days preceding the acquisition.

         In connection with certain legal proceedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested rescission of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998, TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").

         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that (i) 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, (ii) the Magness Estate returned to the Investment Bankers the portion of the Sale Price attributable to such returned shares and (iii) the Magness Estate paid $11 million to TCI representing a reimbursement of the Exchange fees incurred by TCI from June 16, 1997 through February 9, 1998 with respect to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares of TCI Ventures Group Series B Stock. In addition, as part of the Magness Settlement, TCI issued 1,339,415 shares of TCI Group Series B Stock to the Estate of Betsy Magness in exchange for an equal number of shares of TCI Group Series A Stock and issued 1,531,834 shares of TCI Ventures Group Series B Stock for an equal number of shares of TCI Ventures Group Series A Stock.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which at December 31, 1998 consisted of an aggregate of approximately 69 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of their entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's, which at December 31, 1998 consisted of an aggregate of approximately 55 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of their entering into the Magness Call Agreement.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Additionally, on February 9, 1998, the Magness Family entered into a Shareholders' Agreement (the "Shareholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agree to consult with each other in connection with matters to be brought to the vote of TCI's stockholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High-Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock was reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Shareholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right. On June 24, 1998, Dr. Malone delivered notice to TCI exercising his right to purchase (subject to the Magness Family proportionate right) up to 14,511,570 shares of TCI Group Series B Stock at a per share price of $35.5875 pursuant to the Malone Right. In addition, a representative of the Magness Family advised Dr. Malone that the Magness Family would participate in such purchase up to the Magness Family's proportionate right. On October 14, 1998, 8,718,770 shares of TCI Group Series B Stock were issued to Dr. Malone upon payment of cash consideration totaling $310 million. On October 16, 1998, 5,792,800 shares of TCI Group Series B Stock were issued to the Magness Family upon payment of cash consideration totaling $206 million. In connection with the acquisition of the TCI Group Series B Stock by Dr. Malone, TCI executed certain waivers to the Malone Call Agreement and TCI and the Magness Family executed a waiver to the Shareholders' Agreement to, among other things, permit (subject to certain limitations) the pledge of TCI Group Series B Stock owned by Dr. Malone as collateral to the lenders who provided the funds for his purchase of shares of TCI Group Series B Stock. In connection with the AT&T Merger, Liberty became entitled to exercise TCI's rights under each Call Agreement and the Shareholders' Agreement with respect to the AT&T Liberty Class B Tracking Stock acquired by the Malones and the Magness Family as a result of the AT&T Merger and the Malones and the Magness Family agreed that the Shareholders' Agreement would continue to apply to the AT&T Liberty Class B Tracking Stock.

         On February 1, 1999, the Company began to terminate the transactions under the agreements with the Investment Bankers described above, and as of March 5, 1999, such transactions were terminated. In connection with the termination of such transactions the Company received an aggregate cash payment of $509 million.

         After the Company's stockholders voted to approve the terms of the AT&T Merger, on February 17, 1999, the Board approved the payment by Liberty/Ventures Group of $1 million to each of two directors of the Company for their services on the Special Committee of the Company's Board in evaluating the AT&T Merger and the consideration to be received by the stockholders of the Company.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Prior to the AT&T Merger, a limited liability company owned by Dr. Malone acquired, from certain subsidiaries of the Company, for $17 million working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company was in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note is payable at any time without penalty and is personally guaranteed by Dr. Malone.

         On April 30, 1998, TCI ICM VI, Inc., a subsidiary of the Company, acquired a 99.999% limited partnership interest in InterMedia Capital Management VI, L.P. ("ICM VI") from an individual who is an executive officer and a director of the Company, in exchange for (i) 153,183 shares of Liberty Group Series B Stock (the "Liberty Shares") valued at $5 million and (ii) a .495% limited partnership interest in InterMedia Capital Partners VI, L.P. ("ICP VI") having a capital account of $1 million (the "InterMedia VI Transaction"). Such individual acquired his partnership interest in ICM VI in July 1996 for $10,000. On the InterMedia VI Transaction closing date, the .001% general partnership interest in ICM VI was held by InterMedia Management, Inc. ("IMI"), a corporation all of the stock of which is owned by a former officer of the Company. The other partnership interests in ICP VI are held by TCI IP-VI, LLC, a wholly owned subsidiary of the Company (49.005% limited partnership interest), Blackstone Cable Acquisition Company, LLC or its affiliates (49.500% limited partnership interest), ICM VI (.999% limited partnership interest), and InterMedia Capital Management VI, LLC, an entity of which IMI is the sole member (.001% general partnership interest).

         On August 5, 1998, a then director of the Company paid $1.8 million to purchase, at fair value, the Company's interest in General Communication, Inc.

         On December 10, 1998, the Board approved the grant to a director of the Company of 250,000 restricted shares of TCI Group Series A Stock contingent upon the consummation of the AT&T Merger. In addition, Liberty paid such director $10 million immediately prior to the AT&T Merger for his services in negotiating the merger agreement with AT&T and completing the AT&T Merger.

         On September 25, 1997, certain subsidiaries of the Company entered into an Asset Contribution Agreement with, among others, Fisher Communications Associates, L.L.C. ("Fisher Communications"), a Colorado limited liability company, controlled by a then director of the Company. On January 15, 1998, pursuant to the agreement, the cable television assets of the applicable cable systems of the Company were contributed to Peak Cablevision in exchange for a 66.7% partnership interest in Peak Cablevision. Additionally, cable television assets of Fisher Communications were contributed in 1998 in exchange of a 33.3% interest in Peak Cablevision. In connection with the formation of Peak Cablevision, the Company contributed approximately 87,000 customers passing 136,500 homes and Fisher Communications contributed approximately 27,000 customers passing 42,100 homes. The Company contributed debt amounting to $93 million and Fisher Communications contributed debt amounting to $19 million.

         On July 23, 1997, Dr. Malone acquired from the Company an aggregate of 7,296,324 shares of TCI Group Series B Stock and 3,417,187 shares of Liberty Group Series B Stock, in exchange for a like number of shares of TCI Group Series A Stock and Liberty Group Series A Stock, respectively, held by such executive officer and director.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On July 24, 1997, the Company repurchased 219,937 shares of Liberty Group Series A Stock from the spouse of Dr. Malone at an aggregate cost of approximately $4 million.

         On June 10, 1997 (the "IP Phase I Closing Date"), the Company issued 139,513 shares of TCI Group Series B Stock (the "IP I Shares") to the IP Series B Trust I ("Trust"). An executive officer who is also a director of the Company is the trustee of the Trust. The IP I Shares were issued in connection with a partial closing under two Partnership Interest Purchase Agreements both dated as of June 10, 1997 (the "IP-I and IP-III Purchase Agreements"), pursuant to which the Company acquired on the IP Phase I Closing Date (a) a 99.998% limited partnership interest in InterMedia Capital Management III, L.P., (b) a 75% limited partnership interest in InterMedia CM - LP, and (c) a 99.998% limited partnership interest in InterMedia Capital Management, L.P. in exchange for total consideration of the IP I Shares and cash and assumption of current liabilities in an aggregate amount of $6 million. As a result of such transactions the Company increased its direct and indirect ownership of the limited partnership interests of InterMedia Partners, a California limited partnership, from approximately 53.6% to 54.7% and obtained the right to receive an administrative fee from InterMedia Partners and the right to receive a 20% overriding interest on any distributions in excess of the partners' capital contributions. In light of such increased ownership interests and rights and the January 1, 1998 consummation of a transaction in which InterMedia Partners acquired substantially all of the equity interests held by partners other than TCI, the Company retroactively adopted the equity method of accounting for its investment in InterMedia Partners for all periods ended prior to January 1, 1998. On January 1, 1998, the Company began consolidating its investment in InterMedia Partners. InterMedia Partners, InterMedia IV and ICM IV are all managed by the same management group. See note 6.

         On August 5, 1997 (the "IP Phase II Closing Date"), the Company issued 2,405,942 shares of TCI Group Series B Stock (the "IP II Shares") to the IP Series B Trust II ("Trust II"). An executive officer who is also a director of the Company is the trustee of the Trust II. The IP II Shares were issued in connection with the closing under the Partnership Interest Purchase Agreement dated as of August 5, 1997, and a partial and final closing under the IP-I and IP-III Purchase Agreements, pursuant to which the Company acquired on the IP Phase II Closing Date a 99.997% limited partnership interest in ICM IV and an additional .001% limited partnership interest in InterMedia Capital Management, L.P. in exchange for total consideration of the IP II Shares and $4.8 million in cash and TCI's assumption of liabilities in an aggregate amount of $18 million. See note 6.

         In connection with the three Partnership Interest Purchase Agreements, a director of the Company received a consulting fee in the amount of $400,000 in cash and 31,030 shares of TCI Group Series B Stock and the son of a director of the Company received an advisory fee in the amount of 36,364 shares of TCI Group Series B Stock.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On January 27, 1999, the Company announced the planned acquisition by Charter Communications ("Charter") and TCI of certain cable television systems owned by InterMedia IV and InterMedia Partners. Charter will pay consideration consisting of cash and cable television systems for the systems its acquires from InterMedia IV. TCI will acquire certain other cable systems in a non-cash transaction. Upon the consummation of the transactions described above, TCI will own all of the partnership interests in InterMedia IV and InterMedia Partners. The transactions are subject to the negotiation and signing of definitive documents and various closing conditions.

         An individual who is a director and executive officer of TCI, currently has a .001% special limited partnership interest in ICM IV, which in turn has a 1.19% limited partnership interest in InterMedia IV. Such individual's special limited partnership interest in ICM IV was created in August 1997 in connection with TCI's acquisition of all of the partnership interests (other than a .002% general partnership interest and a .001% special limited partnership interest) in ICM IV. Such individual also indirectly owns a minimal interest in InterMedia Partners. In connection with the proposed transaction described above, it is anticipated that such individual, by virtue of his .001% special limited partnership interest in ICM IV, will participate in a profit sharing mechanism of InterMedia IV and receive cash consideration based on the valuation of InterMedia IV in the transaction described above. Although the amount of such consideration is uncertain at this time, its is expected that such consideration will be approximately $10 million. In the transaction described above, it is expected that such individual will receive less than $50,000 for his indirect interest in InterMedia Partners.

         In connection with the July 1997 Kearns-Tribune merger (see note 10), the former Chairman of the Board of Kearns-Tribune who was also a director of TCI (the "Former Kearns-Tribune Chairman") received (i) a cash payment of $1.6 million and (ii) an assignment of all of Kearns-Tribune right, title and interest in and to all patented mining claims owned by Kearns-Tribune, including but not limited to royalties, buildings, fixtures, surface rights, licenses and contracts related thereto, which patented mining claims are valued at $438,000. With respect to the assignment of the mining claims, the Former Kearns-Tribune Chairman agreed to assume all liabilities with respect thereto and agreed to indemnify Kearns-Tribune for any and all liabilities of Kearns-Tribune, if any, relating to the mining claims, including those arising from past operations. As of December 31, 1997, Kearns-Tribune had made the cash payment to the Former Kearns-Tribune Chairman. As of November 11, 1998, Kearns-Tribune completed the transfers of the mining claims to a corporation designated by the Former Kearns-Tribune Chairman.

         Also in connection with the Kearns-Tribune Merger, Silver King Group L.L.C. ("SKG"), which is owned and controlled by a director of TCI, entered into an agreement with Kearns-Tribune to purchase assets consisting primarily of land, oil and gas royalties and patents for $10.87 million. On November 30, 1997 such purchase was consummated and SKG paid Kearns-Tribune $9.5 million of the $10.87 million purchase price in cash and the remainder of such purchase price in the form of a non-interest bearing promissory note. As of March 10, 1999, $1,318,000 of such note remains outstanding.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On March 4, 1997, Dr. Malone received an advance from a wholly-owned subsidiary of the Company in the amount of $6 million. On March 5, 1997, Dr. Malone received a second advance from a wholly-owned subsidiary of the Company in the amount of $6 million. The terms of the advances were memorialized by a promissory note. The interest rate on such loans is 1% over the one-month LIBOR rate compounded annually. Dr. Malone used the proceeds of the advance to purchase shares of Satellite Series A Common Stock. On February 9, 1998, Dr. Malone repaid the $12 million promissory note balance and accrued interest in the amount of $723,000.

         On the date of the Satellite Spin-off, the Company granted options to two of its then executive officers and a key employee of TCIC to acquire an aggregate of 1,660,190 shares of Satellite Series A Common Stock. The exercise price for each such option is equal to $8.86 per share. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006.

         Effective January 31, 1996, a then director of the Company purchased one-third of the Company's interest in two limited partnerships and obtained two ten-year options to purchase the Company's remaining partnership interests. The purchase price for the one-third partnership interests was 37.209 shares of WestMarc Communications, Inc. ("WestMarc", a wholly-owned subsidiary of the Company) 12% Series C Cumulative Compounding Preferred Stock owned by such director, and the purchase price for the ten-year options was $100 for each option. All options were exercised during the first quarter of 1998. The aggregate exercise price of $3 million was satisfied with five non-interest bearing promissory notes that are due and payable to the Company in 2006.

         On July 1, 1996, pursuant to a Restricted Stock Award Agreement, a then executive officer of TCI was transferred all of TCI's right title and interest in and to 62 shares of the 12% Series C Cumulative Compounding Preferred Stock of WestMarc owned by TCI. Such preferred stock has a liquidation value of $1,999,500 and is subject to forfeiture by such former officer in the event of certain circumstances from the date of grant through December 13, 2005.

(18)     At Home Corporation

         On January 19, 1999, @Home entered into a merger agreement with Excite, Inc. ("Excite"), a global internet media company that offers consumers and advertisers comprehensive internet navigation services with extensive personalization capabilities. Under the terms of the merger agreement, @Home will issue approximately 55 million shares of its common stock for all of the outstanding common stock of Excite based on an exchange ratio of 1.041902 shares of @Home's common stock for each share of Excite's common stock. @Home may issue up to approximately 15 million additional shares of common stock in connection with the assumption of obligations under Excite's stock option and employer stock purchase plans and outstanding warrants. @Home will account for the transaction as a purchase. @Home's preliminary estimate of the total purchase consideration is approximately $7 billion, based on the fair value at the time of announcement of the merger, of common stock to be issued and stock option, stock purchase plan and warrant obligations assumed, plus estimated transaction costs. As a result of the proposed merger, TCI's economic interest in @Home would decrease from 38.8% to 26.5%, which economic interest would represent an approximate 58% voting interest. The merger is subject to several conditions, including approval by both companies' stockholders and the expiration of applicable waiting periods under certain antitrust laws.




                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         During 1998, @Home completed a public offering (the "@Home Offering") in which 2.9 million shares of @Home common stock were sold for net cash proceeds of approximately $125 million. In connection with the @Home Offering, TCI paid $37 million to purchase 800,000 shares of @Home common stock. Additionally, @Home issued 1.2 million shares of common stock in certain acquisitions, along with the assumption of options to purchase @Home's common stock. As a result of these stock issuances, TCI's economic interest in @Home decreased to 38.8%, which then represented an approximate 70.88% voting interest. As a result of the increase in @Home's equity in connection with such stock issuances, net of the dilution of TCI's ownership interest in @Home, TCI recognized a gain of $51 million.

         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10.4 million shares of @Home common stock were sold for net cash proceeds of approximately $100 million. As a result of the @Home IPO, TCI's economic interest in @Home decreased from 43% to 39%, which economic interest then represented an approximate 72% voting interest. In connection with the increase in @Home's equity, net of the dilution of TCI's ownership interest in @Home, TCI recognized a gain of $60 million during the third quarter of 1997.

         In 1997, @Home entered into an exclusive distribution agreement with CSC. In connection with such agreement, CSC was issued a warrant to purchase up to 7.9 million shares of @Home's Series A common stock at an exercise price of $0.50 per share (the "Warrant"), which was immediately exercisable. In 1997, @Home recorded the $173 million fair value of the Warrant as an intangible asset which is being amortized ratably over 56 months. The agreement with CSC also provided for the issuance of an additional warrant to CSC to purchase up to 3.1 million shares of @Home's Series A common stock at an exercise price of $0.50 per share under certain circumstances (the "Contingent Warrant"). During 1998, the Contingent Warrant became exercisable for 2.4 million shares of @Home's Series A common stock and @Home recorded the $74 million fair value of the exercisable portion of the Contingent Warrant as an intangible asset which is being amortized ratably over 51 months.

         During 1998, @Home issued performance-based warrants to certain cable operators to purchase up to 10.3 million shares of @Home Series A common stock at an exercise price of $10.50 per share. Warrants to purchase approximately 920,000 shares of @Home's Series A common stock became exercisable in 1998. @Home recorded non-cash charges to operations of $50 million for the fair value of these warrants. Such charges are included in cost of distribution agreements in the accompanying consolidated statements of operations and comprehensive earnings. In the event the performance milestones are met with respect to the remaining unexercisable performance-based warrants, @Home will record non-cash charges to operations in future periods based on the difference between the then fair market value of @Home's Series A common stock and the exercise price of $10.50 per share.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(19)     Income Taxes

         TCI files a consolidated federal income tax return with all of its 80%-or-more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

         Income tax benefit (expense) for the years ended December 31, 1998, 1997 and 1996 consists of:

                                                Current         Deferred          Total
                                               ----------      ----------      ----------
                                                            amounts in millions
             Year ended December 31, 1998:
               Federal                         $     (115)         (1,244)         (1,359)
               State and local                        (19)           (217)           (236)
                                               ----------      ----------      ----------

                                               $     (134)         (1,461)         (1,595)
                                               ==========      ==========      ==========
             Year ended December 31, 1997:
               Federal                         $      (10)            264             254
               State and local                        (31)             11             (20)
                                               ----------      ----------      ----------

                                               $      (41)            275             234
                                               ==========      ==========      ==========
             Year ended December 31, 1996:
               Federal                         $      (25)           (184)           (209)
               State and local                        (13)            (49)            (62)
                                               ----------      ----------      ----------

                                               $      (38)           (233)           (271)
                                               ==========      ==========      ==========


         Income tax benefit (expense) differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                                       Years ended December 31,
                                                              ------------------------------------------
                                                                 1998            1997            1996
                                                              ----------      ----------      ----------
                                                                               amounts in millions
             Computed "expected" tax benefit (expense)        $   (1,238)            278            (197)
             Amortization not deductible for tax purposes            (37)            (27)            (22)
             Minority interest in losses (earnings)of
                 consolidated subsidiaries                            32              27              (3)
             Gain on sale of subsidiary stock                         31              21              --
             State and local income taxes, net of federal
                 income tax benefit                                 (153)             (5)            (50)
             Increase in valuation allowance                         (43)            (26)            (24)
             Settlement of tax contingencies                         (99)             --              --
             Effect of deconsolidations on deferred taxes            (34)             --              --
             Other                                                   (54)            (34)             25
                                                              ----------      ----------      ----------

                                                              $   (1,595)            234            (271)
                                                              ==========      ==========      ==========


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                                  December 31,
                                                                           --------------------------
                                                                             1998             1997
                                                                           ----------      ----------
                                                                              amounts in millions
             Deferred tax assets:
                 Net operating loss carryforwards                          $      853             920
                   Less - valuation allowance                                    (227)           (183)
                 Investment tax credit carryforwards                               74             117
                   Less - valuation allowance                                     (40)            (41)
                 Alternative minimum tax credit carryforwards                     153              95
                 Gains deferred for financial statement purposes                  210              --
                 Future deductible amount attributable to accrued
                   stock appreciation rights and deferred compensation            387             132
                 Future deductible amounts principally due to
                   non-deductible accruals                                        133             150
                 Other                                                             20               5
                                                                           ----------      ----------

                      Net deferred tax assets                                   1,563           1,195
                                                                           ----------      ----------

             Deferred tax liabilities:
                 Property and equipment, principally due to
                   differences in depreciation                                  1,099           1,295
                 Franchise costs, principally due to differences in
                   amortization                                                 3,429           4,354
                 Investment in affiliates, due principally to
                   undistributed earnings of affiliates                         6,455           1,277
                 Deferred intercompany gains                                      151             181
                 Other                                                            178             192
                                                                           ----------      ----------
                      Total gross deferred tax liabilities                     11,312           7,299
                                                                           ----------      ----------

                      Net deferred tax liability                           $    9,749           6,104
                                                                           ==========      ==========

         The valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was $267 million and $224 million, respectively.

         At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes aggregating approximately $1,555 million of which, if not utilized to reduce taxable income in future periods, $3 million expires in 2001, $69 million in 2002, $82 million in 2003, $66 million in 2004, $332 million in 2005, $221 million in 2006, $267 million in 2010, $226 million in 2011, $210 million in 2012 and $79 million in 2013. Certain subsidiaries of the Company had additional net operating loss carryforwards for income tax purposes aggregating approximately $488 million and these net operating losses are subject to certain rules limiting their usage. In addition, certain subsidiaries of the Company file their own separate federal and state tax returns. These subsidiaries had additional net operating loss carryforwards aggregating approximately $94 million. These net operating losses are subject to certain rules limiting their usage.



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Upon consummation of the AT&T Merger, Liberty/Ventures Group became entitled to the benefit of net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T Merger. See note 2.

         At December 31, 1998, the Company had remaining available investment tax credits of approximately $63 million which, if not utilized to offset future federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of the Company had additional investment tax credit carryforwards aggregating approximately $63 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

         During 1998, TCI settled examinations by the IRS of certain federal income tax returns for the years 1983 through 1992. Certain of the federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the Internal Revenue Service (the "IRS") for the years 1993 through 1995 (the "IRS Examinations"). In the opinion of management, any additional tax liability, not previously provided for, resulting from the IRS Examinations ultimately determined to be payable, should not have a material adverse effect on the consolidated financial position of the Company.

(20)     Commitments and Contingencies

         On October 5, 1992, the United States Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

         The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1998, these agreements require minimum payments aggregating approximately $808 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         The Company is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, the Company is committed to carry such suppliers' programming on its cable systems. Additionally, certain of such agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specified number of customers.

         The Company is committed to purchase billing services from an unaffiliated third party pursuant to three successive five year agreements. Pursuant to such arrangement, the Company is obligated at December 31, 1998 to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $415 million at December 31, 1998. As described in note 10, the Company also has provided certain credit enhancements with respect to obligations of the 1998 Joint Ventures. The Company also has guaranteed the performance of certain affiliates and other parties with respect to such parties' contractual and other obligations. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

         Subsequent to December 31, 1998, a subsidiary of the Company agreed to enter into a contribution agreement ("Contribution Agreement") with certain shareholders of Primestar, Inc. ("Primestar") pursuant to which the Company would, to the extent it is relieved of $166.3 million of contingent liabilities currently owed to certain creditors of Primestar and its subsidiaries, contribute $166.3 million to Primestar to the extent necessary to satisfy liabilities of Primestar. During the fourth quarter of 1998, the Company recorded a $90 million charge to provide for the estimated losses that are expected to result from the Contribution Agreement. The Company's obligation under the Contribution Agreement will expire in 2001.

         TINTA has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, TINTA believes that the aggregate payments pursuant to such obligations could be significant. If TINTA were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from TINTA of approximately $26 million. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         The Company leases business offices, has entered into converter lease agreements, pole rental agreements, transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $230 million, $212 million and $187 million in 1998, 1997 and 1996, respectively.

         Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):

                                      Years ending
                                      December 31,
                                 ----------------------
                                 1999           $   153
                                 2000               130
                                 2001               111
                                 2002                97
                                 2003                83
                                 Thereafter         309

         It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

         Effective as of December 16, 1997, NDTC, a subsidiary of TCI, on behalf of TCIC and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation ("GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices are designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. Through December 31, 1998, approximately 1.6 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. On December 31, 1998, the Company vested in 4,928,000 warrants pursuant to such arrangements. Such warrants were recorded at their fair value of $64 million on such date resulting in a reduction in the basis of the set-top devices. Vested warrants are accounted for as available-for-sale securities in the Company's consolidated financial statements. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On July 17, 1998, the Company acquired 21.4 million shares of common stock of GI in exchange for (i) certain of the assets of NDTC's set-top authorization business, (ii) the license of certain related software to GI, (iii) a $50 million promissory note from the Company to GI, and
         (iv) a nine-year revenue guarantee from the Company in favor of GI. In connection therewith, NDTC also entered into a services agreement pursuant to which it will provide certain postcontract services to GI's set-top authorization business. The 21.4 million shares of GI common stock are, in addition to other transfer restrictions, restricted as to their sale by NDTC for a three year period, and represent approximately 13% of the outstanding common stock of GI at December 31, 1998. The Company recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. The Company carries its investment in such shares at the lower of cost or net realizable value. The $346 million excess of the fair value of GI common stock received over (i) the book value of certain assets transferred from NDTC to GI, and (ii) the $42 million present value of the promissory note due from the Company to GI, has been deferred by the Company in the accompanying consolidated financial statements. A portion of such excess equal to the $160 million present value of the annual amounts specified by the revenue guarantee will be amortized to revenue over nine years in proportion to such annual guaranteed amounts. The remaining $186 million excess will be amortized to revenue on a straight-line basis over the nine-year period that NDTC is required to perform postcontract services.

         Certain key employees of the Company and members of the Board hold restricted stock awards, options and options with tandem SARs to acquire shares of certain subsidiaries' common stock. Estimates of the compensation related to SARs have been recorded in the accompanying consolidated financial statements pursuant to APB Opinion No. 25. Such estimates are subject to future adjustment based upon the market value of the respective common stock and, ultimately, on the final market value when the rights are exercised.

         Estimates of compensation relating to phantom stock appreciation rights granted to employees of a subsidiary of TCI have been recorded in the accompanying consolidated financial statements, but are subject to future adjustment based upon a valuation model derived from such subsidiary's cash flow, working capital and debt.

         The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(21)     Year 2000

         During 1998, the Company continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. The Company's year 2000 remediation efforts include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant systems that support the Company's programming services, business support operations, and other equipment and facilities. The Company also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         The Company has a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on the Company's year 2000 remediation efforts.

         During 1998, the Company continued its survey of significant third-party vendors and suppliers whose systems, services or products are important to the Company's operations (e.g., suppliers of addressable controllers and set-top devices, and the provider of the Company's billing services). The year 2000 readiness of such providers is critical to continued provision of the Company's cable service.

         In addition to the survey process described above, management of the Company has identified its most critical supplier/vendor relationships and has instituted a verification process to determine the vendor's year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. The Company is also requiring testing to validate the year 2000 compliance of certain critical products and services.

         Significant market value is associated with the Company's investments in certain public and private corporations, partnerships and other businesses. Accordingly, the Company is monitoring the public disclosure of such publicly-held business entities to determine their year 2000 readiness. In addition, the Company has surveyed and monitored the year 2000 status of certain privately-held business entities in which the Company has significant investments.

         Year 2000 expenses and capital expenditures incurred during the year ended December 31, 1998 were $11 million and $2 million, respectively. Management of the Company currently estimates the remaining costs to be not less than $113 million, bringing the total estimated cost associated with the Company's year 2000 remediation efforts to be not less than $126 million (including $33 million for replacement of noncompliant information technology systems). Also included in this estimate is $14 million in future payments to be made pursuant to unfulfilled executory contracts or commitments with vendors for year 2000 remediation services.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the Company's systems or the systems of other companies on which the Company relies will be converted in time or that any such failure to convert by the Company or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.

(22)     Information about the Company's Operating Segments

         The Company has two reportable operating segments: domestic cable and communications services and domestic programming services. Domestic cable and communications services receives video, audio and data signals from various sources, and amplify and distribute the signals by coaxial cable and optical fiber to the premises of customers who pay a fee for the service. Domestic programming services are produced, acquired, and distributed, through all available formats and media, branded entertainment and informational programming and software, including multimedia products, delivered in both analog and digital form. The Company's domestic cable and communications services business and assets were included in TCI Group, and the Company's domestic programming business and assets were included in Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets were included in TCI Ventures Group.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on a measure of operating cash flow (operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation). Operating cash flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flow provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

         The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology and marketing strategies.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         The Company utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:


                                                  Domestic cable             Domestic
                                                 & communications           programming             All
                                                     services                services               other        Total
                                                 ------------------        -------------           -------       -----
                                                                      amounts in millions
         Year ended December 31, 1998:
         Revenues from external customers
             including intersegment revenue        $        6,022                    680              947        7,649
         Intersegment revenue                                  --                    232               66          298
         Segment operating cash flow                        2,469                    100              143        2,712

         Year ended December 31, 1997:
         Revenues from external customers
             including intersegment revenue        $       6,429                     374              969        7,772
         Intersegment revenue                                 --                     173               29          202
         Segment operating cash flow                       2,766                      55              154        2,975

         Year ended December 31, 1996:
         Revenues from external customers
             including intersegment revenue        $        5,881                  1,339              926        8,146
         Intersegment revenue                                  --                    107               17          124
         Segment operating cash flow                        2,016                    164               96        2,276

         As of December 31, 1998
         Segment assets                            $       21,476                 10,181           10,630       42,287
         Investment in equity method
             investees                                      1,686                  1,979            1,708        5,373
         Expenditures for segment assets                    1,773                     19              125        1,917

         As of December 31, 1997
         Segment assets                            $       23,578                  5,039            3,934       32,551
         Investment in equity method
             investees                                        414                    524            2,113        3,051
         Expenditures for segment assets                      538                      4              167          709


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

                                                                         Year ended December 31,
                                                               ---------------------------------------------
                                                                  1998             1997              1996
                                                               -----------      -----------      -----------
                                                                               amounts in millions
         Revenue

         Total revenue for reportable segments                 $     6,702            6,803            7,220
         Other revenue                                                 947              969              926
         Elimination of intersegment revenue                          (298)            (202)            (124)
                                                               -----------      -----------      -----------
                  Total consolidated revenue                   $     7,351            7,570            8,022
                                                               ===========      ===========      ===========

         Reconciliation of Operating Cash Flow to Earnings
              (Loss) Before Income Tax

         Total operating cash flow for reportable segments     $     2,569            2,821            2,180
         Other operating cash flow                                     143              154               96
         Other items excluded from operating cash flow:
                  Year 2000 costs                                      (11)              --               --
                  AT&T merger costs                                    (14)              --               --
                  Stock compensation                                  (866)            (488)              13
                  Reserve for loss arising from contingent
                     obligation                                        (90)              --               --
                  Cost of distribution agreements                      (50)              --               --
                  Impairment of assets                                  (5)             (15)              --
                  Restructuring charges                                 --               --              (41)
                  Depreciation                                      (1,121)          (1,077)          (1,093)
                  Amortization                                        (614)            (546)            (523)
                  Interest expense                                  (1,061)          (1,160)          (1,096)
                  Interest and dividend income                         122               88               64
                  Share of losses of affiliates, net                (1,384)            (930)            (450)
                  Loss on early extinguishment of debt                 (60)             (39)             (71)
                  Minority interest in earnings of
                     consolidated subsidiaries, net                    (88)            (154)             (56)
                  Gains on issuance of equity interests by
                     subsidiaries                                       89               60               --
                  Gains on issuance of stock by equity
                     investees                                         268              112               12
                  Gains on disposition of assets, net                5,760              401            1,593
                  Other, net                                           (49)             (22)             (65)
                                                               -----------      -----------      -----------
                     Earnings (loss) before income taxes       $     3,538             (795)             563
                                                               ===========      ===========      ===========



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                                                   As of December 31,
                                                               ----------------------------
                                                                  1998             1997
                                                               -----------      -----------
                                                                    amounts in millions
         Assets

         Total assets for reportable segments                  $    31,657           28,617
         Other segment assets                                       10,630            3,934
         Consolidating and eliminating adjustments                    (436)             (74)
                                                               -----------      -----------
                  Consolidated total                           $    41,851           32,477
                                                               ===========      ===========

         Other Significant Items

         Equity method investments for reportable segments     $     3,665              938
         Other equity method investments                             1,708            2,113
         Consolidating and eliminating adjustments                    (608)              12
                                                               -----------      -----------
                  Consolidated equity method investments       $     4,765            3,063
                                                               ===========      ===========

         Expenditures for reportable segment assets            $     1,792              542
         Other asset expenditures                                      125              167
                                                               -----------      -----------
                  Consolidated total asset expenditures        $     1,917              709
                                                               ===========      ===========

         Substantially all revenue and assets of TCI's reportable segments are attributed to or located in the United States.

         The Company does not have a single external customer which represents 10 percent or more of its consolidated revenues.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(23)     Quarterly Financial Information (Unaudited)

                                                                             1st            2nd           3rd           4th
                                                                           Quarter        Quarter       Quarter       Quarter
                                                                           ---------     ---------     ---------     ---------
                                                                                           amounts in millions,
                                                                                          except per share data
          1998:

               Revenue                                                     $   1,872         1,813         1,825         1,841
                                                                           =========     =========     =========     =========
               Operating income (loss)                                     $      43            39           241          (382)
                                                                           =========     =========     =========     =========
               Net earnings (loss)                                         $     346          (299)        1,340           556
                                                                           =========     =========     =========     =========

               Basic earnings (loss) attributable to common
                   stockholders per common share:

                     TCI Group Stock                                       $     .44          (.28)          .09          (.69)
                                                                           =========     =========     =========     =========
                     Liberty Group Stock                                   $     .85          (.18)         (.03)         (.20)
                                                                           =========     =========     =========     =========
                     TCI Ventures Group Stock                              $    (.46)         (.22)         3.07          2.35
                                                                           =========     =========     =========     =========

               Diluted earnings (loss) attributable to common
                   stockholders per common and potential common share:

                     TCI Group Stock                                       $     .38          (.28)          .08          (.70)
                                                                           =========     =========     =========     =========
                     Liberty Group Stock                                   $     .78          (.18)         (.03)         (.20)
                                                                           =========     =========     =========     =========
                     TCI Ventures Group Stock                              $    (.46)         (.22)         2.88          2.19
                                                                           =========     =========     =========     =========

          1997:

               Revenue                                                     $   1,821         1,882         1,934         1,933
                                                                           =========     =========     =========     =========
               Operating income                                            $     349           253           222            25
                                                                           =========     =========     =========     =========
               Net loss                                                    $     (58)         (154)          (22)         (327)
                                                                           =========     =========     =========     =========

               Basic earnings (loss) attributable to common
                   stockholders per common share:

                     TCI Group Stock                                       $    (.12)         (.25)         (.34)         (.11)
                                                                           =========     =========     =========     =========
                     Liberty Group Stock                                   $     .04           .02           .44          (.17)
                                                                           =========     =========     =========     =========
                     TCI Ventures Group Stock                              $      --            --           .07          (.54)
                                                                           =========     =========     =========     =========

               Diluted earnings (loss) attributable to common
                   stockholders per common and potential common share:

                     TCI Group Stock                                       $    (.12)         (.25)         (.34)         (.11)
                                                                           =========     =========     =========     =========
                     Liberty Group Stock                                   $     .04           .02           .40          (.17)
                                                                           =========     =========     =========     =========
                     TCI Ventures Group Stock                              $      --            --           .07          (.54)
                                                                           =========     =========     =========     =========





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